As filed with the Securities and Exchange Commission on January 16, 2007
Registration No. 333-129493

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Chartwell International Inc.
(Exact name of registrant as specified in its charter)

Nevada	4953	95-3979080

(State or Other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)
177 Madison Avenue,
Morristown, NJ 07960
(973) 400-7010
(Address and telephone number of principal executive offices)
Paul Biberkraut
Chartwell International Inc.
177 Madison Avenue,
Morristown, NJ 07960
(973) 400-7010
(Name, address and telephone number of agent for service)
Copies to:
David C. Adams, Esq.
Mark C Lee, Esq.
Sarah L. Ham, Esq.
Bullivant Houser Bailey, PC
1415 L Street, Suite 1000
Sacramento, California 95814
(916) 930-2500
Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each class of	Amount of	maximum offering	maximum	Amount of
securities to be Registered	shares to be Registered	price per share	aggregate offering price	Registration Fee
Common Stock	12,078,987	$4.30 (1)	$51,939,644	$6,113.30 (2)

(1)	Calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended (“Securities Act”). Estimated for the sole purpose of calculating the registration fee and based upon the average of the bid and ask price per share of our common stock on November 1, 2005, as quoted on the over-the-counter Bulletin Board.

(2)	Filing fee previously paid.
     Chartwell International, Inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
EXPLANATORY NOTE
We are filing this Post-Effective Amendment No. 3 to amend and restate certain sections in response to a comment letter we received from the Securities and Exchange Commission regarding our Post Effective Amendment No. 2 to Form SB-2. The following sections are amended and restated to provide further clarity: “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation,” “Description of Property,” and “Financial Statements.”

Subject to Completion dated January 16, 2007
11,110,622 Shares
CHARTWELL INTERNATIONAL, INC.
Common Stock

     This Prospectus relates to the sale of 11,110,622 shares of common stock, $.001 par value, by the Selling Stockholders listed under “Selling Stockholders” on page 39. We will not receive any of the proceeds from any sale of shares by the Selling Stockholders.
     Our common stock is traded on the Over the Counter Bulletin Board under the symbol CHWN. On January 9, 2007, the last quoted sale price for our common stock was $1.18.
     The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this Prospectus is not complete and may be changed. Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.
The date of this Prospectus is            ,          .

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front cover page of this Prospectus.

PROSPECTUS SUMMARY
   You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus.
Company Overview
     Chartwell International, Inc. (the “Company,” “we,” “us,” “our”) is a multi-industry holding company. We, through our wholly-owned subsidiaries, are providers of rail-based transportation primarily focused on the transportation and disposal of non-hazardous solid waste as well as the transportation of other commodities. We are pursuing a growth strategy through successful acquisitions of assets, properties and access rights that can be synergistically combined and strategic relationships with those companies that focus on waste by rail services, rail transportation logistics, and disposal options, including landfill management. Additionally, we are in the preliminary stages of evaluating the optimal business strategy to monetizing some mineral and mineral rights assets that we acquired.
     We have begun to execute on our strategy of providing waste by rail services with the commencement of operations in September 2006 of our construction and demolition debris rail-served transload facility located in Passaic, New Jersey. We are in the process of making infrastructure improvements to this facility and obtaining additional railcars to maximize the capacity at our Passaic facility. Our business strategy is to pursue additional acquisitions of other transload facilities that can be rail-served for both solid waste and other commodities.
     Additionally, we are currently focused on increasing commercial rail transportation activities on our Middletown and New Jersey Railway Company short line railroad located in Orange County, New York. We have been approved for and we are seeking additional New York Department of Transportation grants for infrastructure improvements. We believe that the infrastructure improvements will allow us to significantly increase the volume of commodities that we can transport on our short line railroad. We currently transport limited volume for two customers.
     Finally, we are in the preliminary stages of developing our submission for permitting and evaluating the infrastructure needs for a rail-served solid waste landfill on a portion of land we own in southern Ohio. We are also exploring our options relating to the extraction and monetization of our coal, limestone and clay mineral reserves in our southern Ohio mine.
Corporate History
     Until early 2005 our principal activity consisted of the oversight of investments, principally in College Partnership, Inc. On January 31, 2005, we transferred all assets and liabilities to our then wholly-owned subsidiary, Kingsley Capital, Inc. and subsequently transferred all of our Kingsley stock to our then existing shareholders as a dividend effective March 3, 2005 effecting a spin-off of Kingsley Capital. On March 23, 2005, in two separate but concurrent transactions, we issued 25,838,433 pre-split shares of our common stock to Imre Eszenyi in a private transaction for $200,000, which proceeds were used to pay off the promissory note issued previously to Kingsley Capital, and we issued an additional 19,161,567 pre-split shares of our common stock to Imre Eszenyi in a private transaction for $250,000.
     Since March 3, 2005 and following the discontinuation of our former operations and business, we changed our focus and strategic direction and pursued operations as a development stage company in the rail-based transportation and the solid waste management industries. Most of our activities during the period from March 3, 2005 to September 30, 2006 were dedicated to seeking acquisition targets with viable on-going operations, or acquisition of assets, properties and access rights that could be most synergistically combined and allow us to begin operations.
Company Information
     We are a Nevada corporation that was formed in 1984. Our principal executive offices are located at 177 Madison Avenue, 2nd Floor, Morristown, NJ 07960-6000. Our telephone number is (973) 400-7010. Our website is www.chartwellinternational.com. Our common stock trades through the OTC Bulletin Board under the symbol “CHWN.”

The Offering
     This prospectus covers the resale of a total of 11,110,622 shares of our common stock by the selling security holder. The following table provides a brief summary of this offering:

Shares offered by the Selling Stockholders:	11,110,622 shares
Common stock outstanding:	14,041,361
Common stock to be outstanding after the offering:	14,041,361
Use of proceeds:	The Selling Stockholders will receive the net proceeds from the sale of shares. For more information, please see “Use of Proceeds” beginning on page 13.
Risk Factors:	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 5.
Selected Financial and Operating Data
     In the table below, we provide you with our historical summary financial data for the six month period ended September 30, 2006 and for the period from March 3, 2005 (inception) to September 30, 2006 from our unaudited consolidated financial statements included elsewhere in this prospectus. We also are providing you with our financial data for the eleven months ended June 30, 2006 and for the period from March 3, 2005 (inception) to July 31, 2005 derived from our audited financial statement included else where in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis or Plan of Operation” included elsewhere in this prospectus.

				Cumulative
	For the three			from March 3,
	months ended	For the eleven	From Inception,	2005, Inception
	September 30,	months end	March 3, 2005	to September
	2006	June 30,	to July 31,	30, 2006
	(Unaudited)	2006	2005	(Unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Revenue	$1,549	$51	$—	$1,600
Loss from operations	$(721)	$(3,002)	$(159)	$(3,882)
Net loss	$(785)	$(3,298)	$(973)	$(5,057)
Ner loss per common share	$(0.06)	$(0.23)	$(0.16)	$(0.41)
     The table below sets forth a summary of our consolidated balance sheets as at September 30, 2006 from our unaudited consolidated financial statements included elsewhere in this prospectus. We also are providing you with a summary of our consolidated balance sheets as at June 30, 2006 and July 31, 2005 derived from our audited financial statement included else where in this prospectus. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “ Management’s Discussion and Analysis or Plan of Operation” included elsewhere in this prospectus.

	As of
	September 30,	As of	As of
	2006	June 30,	to July 31,
	(Unaudited)	2006	2005
	(in thousands)
Balance Sheet Data:
Current assets	$2,129	$3,614	$9,120
Long-term assets	$13,365	$11,774	$—
Current liabilities	$1,387	$522	$61
Long-term liabilities	$5,550	$5,557	$—
Stockholders’ equity	$8,557	$9,309	$9,059

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
     Except for statements of historical facts, this Prospectus contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including “believes,” “considers,” “intends,” “expects,” “may,” “will,” “should,” “forecast,” or “anticipates,” or the equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of our future performance or results, and our actual results could differ materially from those anticipated in these forward-looking statements. We wish to caution readers to consider the important factors, among others, that in some cases have affected and in the future could affect our actual results and could cause actual consolidated results for future fiscal years, to differ materially from those expressed in any forward-looking statements made by or on behalf of us. These factors include without limitation, the ability to obtain capital and other financing in the amounts and times needed, identification and completion of suitable acquisition candidates and businesses in our intended industry focus and the realization of forecasted income and expenses by those businesses, initiatives by competitors, price pressures, changes in the political climate for waste disposal business in different municipalities, and other risk factors listed from time to time in our SEC reports including in particular, the factors and discussions below under the heading “Risk Factors”.
RISK FACTORS
     The risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. If events anticipated by any of the following risks actually occur, our business, operating results or financial condition could suffer and the trading price of our common stock could decline.
Risks Related to Our Acquisition Strategy and Operations
     Recent change of control and discontinued prior operations do not give a historical basis upon which to evaluate our current efforts, and the change in strategic direction has certain inherent risks. We recently experienced a change of control and discontinued all prior activities. As of March 2005, we had no assets and no operations. In addition, our periodic and current reports filed prior to March 2005 will contain information, which will no longer be applicable or relevant to our current and future business operations.
     Our short financial history contributes to the risk inherent of an investment in our capital stock. In addition, we are still in the process of implementing certain systems and controls. Failure to do so on a timely basis could have adverse results on our operations.
     We have changed our business focus and we intend to acquire operations unrelated to past activities, and there are no assurances that management will be successful in acquiring a business or integrating the operations successfully, which would impair our value further. In connection with the recent change of control, we have shifted our focus towards acquisitions. On September 8, 2005, we entered into an Agreement and Plan of Merger with E-Rail Logistics, Inc. (“E-Rail”), pursuant to which we acquired E-Rail, a development stage company. Additionally, on April 26, 2006, we completed the acquisition of Cranberry Creek Railroad, Inc. whose principal asset is Middletown and New Jersey Railway Company, Inc. (“MNJ”), a regional railroad. Although the acquisition of these assets is part of our strategic business plan, there can be no assurance that we will be successful in integrating the assets of E-Rail and MNJ as part of us.
     We may be unable to execute our acquisition growth strategy. Our ability to execute our growth strategy depends in part on our ability to identify and acquire desirable acquisition candidates as well as our ability to successfully consolidate acquired operations into our business. The consolidation of our operations with the operations of acquired companies, including the consolidation of systems, procedures, personnel and facilities, the relocation of staff, and the achievement of anticipated cost savings, economies of scale and other business efficiencies, presents significant challenges to our management, particularly if several acquisitions occur at the same time. In short, we cannot assure you that: desirable acquisition candidates exist or will be identified, we will be able to acquire any of the candidates identified, we will effectively consolidate companies which are acquired and fully or timely realize the expected cost savings, economies of scale or business efficiencies, or any acquisitions will be profitable or accretive to our earnings.
     We face challenges in attracting and retaining a qualified and experienced management team. Our success will depend largely on our ability to hire and retain qualified individuals to operate our business including, our directors, senior management and other key personnel. The loss of the services of any of these key personnel could have a material adverse effect on our business and financial results. Although we are actively pursuing additional personnel to manage MNJ and to replace former executives of E-Rail to utilize its assets following the acquisition and subsequent transfer to our Hudson subsidiary, there is no assurance that we will be successful in attracting qualified individuals. Our failure to attract and retain qualified personnel could have a material adverse effect on our business and financial condition.
     Integration of proposed acquisitions poses certain risks, and we do not currently have historical experience upon which to base an evaluation of the future prospects of success. We have only a limited operating history upon which to base an evaluation of our business and our prospects. There can be no assurance that our recently assembled senior management team will be able to manage the business successfully and implement our operating and growth strategies effectively. Our effective integration of acquired businesses into our organization and operations is and will continue to be important to our growth and future financial performance. A part of our strategy is to achieve economies of scale and operating efficiencies by increasing our size through acquisitions. These goals may not be achieved even if we effectively combine the operations of acquired businesses with our existing operations due to factors beyond our control, such as market position or customer base. Because of our limited operating history, there can be no assurance that our recently assembled senior management team will succeed in integrating our future acquisitions. Any difficulties we encounter in the integration process could have a material adverse effect on our business, financial condition and results of operations.
     Additional factors may negatively impact our acquisition growth strategy. Our acquisition strategy may require spending significant amounts of capital. If we are unable to obtain additional needed financing on acceptable terms, we may need to reduce the scope of our acquisition growth strategy, which could have a material adverse effect on our growth prospects. The intense competition among our competitors pursuing the same acquisition candidates may increase purchase prices for solid waste businesses or short-line railroads and increase our capital requirements and/or prevent us from acquiring certain acquisition candidates. If any of the aforementioned factors force us to alter our growth strategy, our financial condition, results of operations and growth prospects could be adversely affected.
     We may not be able to attract the required capital, through either debt or equity financings, in order to complete strategic acquisitions or make required purchases of capital equipment needed to conduct our operations efficiently, either of which could adversely effect our financial condition and ability to execute on our business plan. We anticipate that any future business acquisitions will be financed through cash from potential operations, borrowings, the issuance of shares of our common stock and/or seller financing. If acquisition candidates are unwilling to accept, or we are unwilling to issue, shares of our common stock as part of the consideration for such acquisitions, we may be required to use more of our available cash resources or debt, to the extent it is available, to fund such acquisitions. To the extent that cash from potential operations and debt are insufficient to fund acquisitions, we will require additional equity and/or debt financing, the terms of which may be unfavorable or unavailable. Additionally, growth through the development or acquisition of new landfills, railroads, transfer stations and other facilities, as well as the ongoing maintenance of such landfills, railroads, transfer stations or other facilities, may require substantial capital expenditures. There can be no assurance that we will have sufficient existing capital resources or be able to raise sufficient additional capital resources on terms satisfactory to us to meet any or all of the foregoing capital requirements. For example, our wholly-owned subsidiary, Middletown and New Jersey Railroad has been approved for a federal railroad improvement grant; however, there are no assurances that we will be successful in receiving such funding if we do not meet certain state and local regulatory requirements.
     There may be undisclosed liabilities in the businesses that we acquire which we fail or are unable to discover which could have a material adverse effect on our operations and business conditions. As a successor owner to entities we acquire, we often assume prior liabilities incurred and there can be no assurances that these liabilities are properly disclosed to us. Even if we obtain legally enforceable representations, warranties, covenants and indemnities from the sellers of such businesses, we may not be successful in fully covering the liabilities. Certain environmental liabilities, even if we do not expressly assume them, may be imposed upon us under various regulatory schemes and legal theories, and as such may materially affect our ability to operate and grow our business.
     Larger competitors may compete with us for acquisition targets, making it more difficult for us to acquire businesses that fit within our business strategy, or increasing the cost of making such acquisitions, either of which could negatively affect our performance. We compete for acquisition candidates with other entities, some of which have greater financial resources than us. Increased competition for acquisition candidates may result in fewer acquisition opportunities being available to us, as well as less attractive acquisition terms, including increased purchase prices. These circumstances may increase acquisition costs to levels that are beyond our financial capability or pricing parameters or that may have an adverse effect on our results of operations and financial condition. The ability to utilize our securities as consideration for potential acquisitions may depend in large part on the relative market price and capital appreciation prospects of the common stock compared to the equity securities of our competitors. If the market price of our common stock were to decline materially over a prolonged period of time, our acquisition program could be materially adversely affected.
     The success of our railroad operations is dependant on our continuing relationships with Class I carriers. The railroad industry in the United States is dominated by a small number of Class I carriers that have substantial market control and negotiating leverage. Our ability to provide rail service to our customers in North America depends in large part upon our ability to maintain cooperative relationships with Class I carriers with respect to, among other matters, freight rates, car supply, reciprocal switching, and interchange and trackage rights. In addition, loss of customers or service interruptions or delays by our Class I interchange partners relating to customers who ship over our track, may decrease our revenue. Because we depend on a Class I railroad, Norfolk Southern Corp. and other connecting carriers for our operations, our operating results, financial condition and liquidity may be adversely affected if our relationships with these carriers deteriorate.
     Much of the freight transported by railroads moves on railcars supplied by other independent providers. If the number of railcars supplied by such other rail providers is insufficient, or if the cost of obtaining these railcars increases, we might not be able to obtain replacement railcars on favorable terms or at all and shippers may seek alternate forms of transportation.
     We may be partially depending on government funding for our existing and future capital projects and track rehabilitation. Government funding for our projects is limited, and there is no guarantee that budget pressure at the federal, state and local level or changing governmental priorities will not eliminate future funding availability. In addition, competition for government funding from other short line railroads, Class I railroads, infrastructure and other companies is significant and the receipt of government funds is often contingent on the acceptance of contractual obligations that may not be strictly profit maximizing. In certain jurisdictions, the acceptance of government funds may impose additional legal obligations on our operations. We look to utilize the grant funds as a supplement to our normal capital programs. In return for the grants, the railroads pledge to maintain various levels of service and maintenance on the rail lines that have been rehabilitated or constructed. We believe that the levels of service and maintenance required under the grants are not materially different from those we would otherwise provide. However, we can offer no assurance that government grants will continue to be available or that even if available, our railroads will be able to obtain them.
     Our mining operations are inherently subject to conditions that could affect levels of production and production costs at particular mines for varying lengths of time and could reduce our profitability. Our planned coal mining operations are subject to conditions or events beyond our control that could disrupt operations, affect production and increase the cost of mining for varying lengths of time and negatively affect our profitability. These conditions or events include, (i) unplanned equipment failures, which could interrupt production and require us to expend significant sums to repair our capital equipment that we would use to remove the soil that overlies coal deposits; (ii) geological conditions, such as variations in the quality of the coal produced from a particular seam, variations in the thickness of coal seams and variations in the amounts of rock and other natural materials that overlie the coal that we are mining; (iii) unexpected delays and difficulties in acquiring, maintaining or renewing necessary permits or mining or surface rights; (iv) unavailability of mining equipment and supplies and increases in the price of mining equipment and supplies; (v) shortage of qualified labor and a significant rise in labor costs; (vi) fluctuations in the cost of industrial supplies, including steel-based supplies, natural gas, diesel fuel and oil; (vii) unexpected or accidental surface subsidence from underground mining; (viii) accidental mine water discharges, fires, explosions or similar mining accidents; (ix) regulatory issues involving the plugging of and mining through oil and gas wells that penetrate the coal seams we mine; and (x) adverse weather conditions and natural disasters, such as heavy rains and flooding. If any of these conditions or events occur in the future at any of our mining complexes, our cost of mining and any delay or halt of production either permanently or for varying lengths of time could adversely affect our operating results.
     We have reclamation obligations and if we are required to honor reclamation obligations that have been assumed by previous mine operators, we could be required to expend greater amounts than we currently anticipate, which could affect our profitability in future periods. We are responsible under federal and state regulations for the ultimate reclamation of the mines we operate. In some cases, the previous mine operators have assumed these liabilities by contract and have posted bonds or have funded escrows to secure their obligations. We estimate our future liabilities for reclamation and other mine-closing costs from time to time based on a variety of assumptions. If our assumptions are incorrect, we could be required in future periods to spend more on reclamation and mine-closing activities than we currently estimate, which could harm our profitability. Likewise, if previous mine operators default on the unfunded portion of their contractual obligations to pay for reclamation, we could be forced to make these expenditures ourselves and the cost of reclamation could exceed any amount we might recover in litigation, which would also increase our costs and reduce our profitability.
     Defects in title or loss of any leasehold interests in our properties could limit our ability to mine these properties or result in significant unanticipated costs. We conduct some of our mining operations on properties that we lease. A title defect or the loss of any lease could adversely affect our ability to mine the associated reserves. Because title to most of our leased properties and mineral rights is not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property, our right to mine some of our reserves may, in the future, be adversely affected if defects in title or boundaries exist. In order to obtain leases or mining contracts to conduct our mining operations on property where these defects exist, we may in the future have to, incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases or mining contracts for properties containing additional reserves, or maintain our leasehold interests in properties where we have not commenced mining operations during the term of the lease.
     Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other sampling techniques. We use feasibility studies to derive estimates of capital and operating costs based upon anticipated tonnage and grades of minerals to be mined and processed, the costs of comparable facilities, the costs of operating and processing equipment and other factors. Actual operating costs and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phase of exploration before production is possible and, during that time, the economic feasibility of exploiting a discovery may change.
     We may not be able to raise sufficient capital or generate sufficient cash flow to meet our debt service requirements. As of September 30, 2006, we had indebtedness of $5,884,000 of which $334,000 is due in less than one year. We cannot assure you that our future working capital or cash flows will be sufficient to meet our debt obligations and commitments. Any insufficiency would have a negative impact on our business. Our ability to generate cash flow from operations sufficient to make scheduled payments on our debt as they become due will depend on our future performance and our ability to implement our business strategy successfully. Failure to pay our interest expense or make our principal payments would result in a default. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may be forced to reduce or delay capital expenditures and implementation of our business strategy, sell assets, obtain additional equity capital or refinance or restructure all or a portion of our outstanding debt on terms that may be less favorable to us. In the event that we are unable to do so, we may be left without sufficient liquidity and we may not be able to repay our debt and the lenders will be able to foreclose on our assets.
     Regulatory approval to develop or expand our landfills and transfer stations may be delayed or denied. Our plans include developing new landfills and transfer stations, as well as expanding the disposal and transfer capacities of certain landfills and transfer stations, respectively. Various parties, including citizens’ groups and local politicians, sometimes challenge these projects. Responding to these challenges has, at times, increased our costs and extended the time associated with establishing new facilities and expanding existing facilities. In addition, failure to receive regulatory and zoning approval may prohibit us from establishing new facilities and expanding existing facilities.
     Seasonal changes may adversely affect our businesses and operations. Our operations may be adversely affected by periods of inclement weather which could increase or decrease the volume of waste collected, delay the transportation and disposal of waste, reduce the volume of waste delivered to our disposal sites, or delay the construction or expansion of our landfill sites and other facilities.
Risks Related to our Industry
     Strategic growth through acquisitions is dependent on our ability to internally grow our logistics infrastructure, and there is no historical perspective to validate our belief that we can attain certain gross margins competitively, the failure of which would adversely affect our financial condition. Our growth strategy includes (i) expanding through acquisitions, and (ii) generating internal growth of its infrastructure and logistics capabilities. Our ability to execute our growth strategy will depend on a number of factors, including the success of existing and emerging competition, the availability of acquisition targets, the ability to maintain profit margins in the face of competitive pressures, the ability to continue to recruit, train and retain qualified employees, the strength of demand for our services and the availability of capital to support our growth.
     Rapid growth could create risks of over leverage or undercapitalization to meet our obligations, which could materially impact our financial condition and strategy. If we are able to execute our growth strategy, we may experience periods of rapid growth. Such growth, if it occurs, could place a significant strain on our management, operational, financial and other resources. Our ability to maintain and manage our growth effectively will require us to expand our management information systems capabilities and our operational and financial systems and controls. Moreover, we will need to attract, train, motivate, retain and manage additional senior managers, technical professionals and other employees, as well as integrate accounting and reporting for disclosure controls and compliance with Section 404 of the Sarbanes-Oxley Act. Any failure to expand our operational and financial systems and controls or to recruit and integrate appropriate personnel at a pace consistent with our revenue growth could have a material adverse effect on our business, financial condition and results of operations.
     The rail-based transportation, transloading and intermodal logistics businesses are highly competitive, and we will face competition from companies that may be better financed than we are, which could impact our ability to compete for customers and employees. Certain of the markets in which we compete or will likely compete are served by one or more large, national companies, as well as by numerous regional and local companies of varying sizes and resources, some of which have accumulated substantial goodwill. Certain of our competitors may also be better capitalized, have greater name recognition or be able to provide services at a lower cost than us. Our inability to compete with governmental service providers and larger and better capitalized companies could have a material adverse effect on our business, financial condition and results of operations.
     We compete directly with other modes of transportation, including motor carriers, ships and barges. Competition is based primarily upon the rate charged and the transit time required, as well as the quality and reliability of the service provided. While we must build or acquire and maintain our rail system, trucks are able to use public roadways. Any future improvements or expenditures materially increasing the quality of these alternative modes of transportation in the locations in which we operate, or legislation granting materially greater latitude for motor carriers and barges with respect to size, weight limitations, or other operating restrictions could have a material adverse effect on our results of operations and financial condition.
     Our railroad and real estate ownership are subject to significant governmental regulation and our failure to comply with such regulations could have a material adverse effect on our operating results, financial condition and liquidity. We are subject to governmental regulation by a significant number of federal, state and local regulatory authorities, including the Surface Transportation Board, the Federal Railroad Administration and state departments of transportation, with respect to our railroad operations and a variety of health, safety, labor, environmental and other matters. Some of the regulations require us to obtain and maintain various licenses, permits and other authorizations, which we may not continue to be able to do so.
     Rising fuel costs could adversely affect our business. Fuel prices and supplies are influenced significantly by international, political and economic circumstances. If fuel supply shortages or unusual price volatility were to arise for any reason, the resulting higher fuel prices could significantly increase our operating costs. During 2006, we offset a portion of higher fuel costs through our participation in Class I carriers’ fuel surcharge programs. However, to the extent that we are unable to maintain and expand the existing fuel surcharge program, increases in fuel prices could have an adverse effect on our operating results, financial condition or liquidity.
     As part of our railroad operations, we may transport hazardous materials. We are required to transport hazardous materials to the extent of our common carrier obligation. An accidental release of hazardous materials could result in significant loss of life and extensive property damage. The associated costs could have an adverse effect on our operating results, financial condition or liquidity.
     Increased consolidation and competition within the coal industry may adversely affect our ability to sell coal, and excess production capacity in the industry could put downward pressure on coal prices. During the last several years, the U.S. coal industry has experienced increased consolidation, which has contributed to the industry becoming more competitive. According to the National Mining Association (“NMA”), in 1994, the top ten coal producers accounted for approximately 45% of total domestic coal production. By 2004, however, the top ten coal producers’ share had increased to approximately 69% of total domestic coal production, according to the NMA. Consequently, some of our competitors in the domestic coal industry are major coal producers who have greater financial resources than we do. The intense competition among coal producers may impact our ability to retain or attract customers and may, therefore, adversely affect our future revenue and profitability. Recent increases in coal prices could encourage the development of expanded coal producing capacity in the United States. Any resulting overcapacity from existing or new competitors could reduce coal prices and, therefore, our revenue.
     We may be unable to obtain and renew permits necessary for our operations, which would reduce our production, cash flow and profitability. Mining companies must obtain numerous permits that strictly regulate environmental and health and safety matters in connection with mining, including permits issued by various federal and state agencies and regulatory bodies. We believe that we are in the process of obtaining the necessary permits to mine our developed reserves at our mining complexes. However, as we commence mining our undeveloped reserves, we will need to apply for and obtain the required permits. The permitting rules are complex and change frequently, making our ability to comply with the applicable requirements more difficult or even impossible, thereby precluding continuing or future mining operations. Private individuals and the public at large have certain rights to comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need for our mining operations may not be issued, or, if issued, may not be issued in a timely fashion, or may involve requirements that may be changed or interpreted in a manner which restricts our ability to conduct our mining operations or to do so profitably. An inability to conduct our mining operations pursuant to applicable permits would reduce our production, cash flow and profitability.
     Our operations may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could result in material liabilities to us. Our operations will potentially use hazardous materials and generate limited quantities of hazardous wastes from time to time. We could become subject to claims for toxic torts, natural resource damages and other damages as well as for the investigation and clean up of soil, surface water, groundwater, and other media. Such claims may arise, for example, out of conditions at sites that we currently own or operate, or may acquire. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire share. We are not subject to material claims arising out of contamination at our facilities or other locations, but may incur such liabilities in the future. Unforeseen impacts that our operations may have on the environment, as well as exposures to hazardous substances or wastes associated with our operations, could result in costs and liabilities that could materially and adversely affect us.
     Our inability to maintain landfill permits and licenses could adversely affect financial resources or require significant expenditures to comply with the regulations, either of which could materially affect gross margins and cash flow from operations. If we implement our strategy for landfill ownership and operation, it will be necessary to obtain and maintain in effect one or more licenses or permits, as well as zoning, environmental and/or other land use approvals. These licenses or permits and approvals are difficult and time-consuming to obtain and renew and are frequently subject to opposition by various elected officials or citizens’ groups, whose positions may change in the future in ways that may adversely effect continuing operations or materially affect the cost of operations. The design, operation and closure of landfills are extensively regulated. These regulations include, among others, the Resource Conservation and Recovery Ad (“RCRA”), Subtitle D (“Subtitle Regulations”). Failure to comply with these regulations could require us to undertake investigatory or remedial activities, to curtail operations or to close a landfill temporarily or permanently. Future changes to these regulations may require us to modify, supplement or replace equipment or facilities at costs that may be substantial. The failure of regulatory agencies to enforce these regulations vigorously or consistently may give an advantage to our competitors whose facilities do not comply with the Subtitle D Regulations or their state counterparts. Our financial obligations arising from any failure to comply with these regulations could have a material adverse effect on our business, financial condition and results of operations.
     Judicial and administrative proceedings related to our business are routine, and penalties, fines, or remediation orders could materially impact our cash flow or working capital from time-to-time, which could impair our business plan objectives. Companies in the short-line and regional rail are frequently subject in the normal course of business to judicial and administrative proceedings involving federal, state or local agencies or citizens’ groups. Governmental agencies may seek to impose fines or penalties on us or to revoke or deny renewal of our operating permits, franchises or licenses for violations or alleged violations of environmental laws or regulations or require us to make expenditures to remediate potential environmental problems relating to waste disposed of or stored by us or our predecessors, or resulting from us or our predecessors’ transportation and collection operations. We may also be subject to actions brought by individuals or community groups in connection with the permitting, franchising or licensing of our operations, any alleged violation of such permits, franchises or licenses or other matters. Any adverse outcome in these proceedings could have a material adverse effect on our business, financial condition and results of operations and may subject us to adverse publicity.

     We may be subject to liability for any environmental damage that our solid waste facilities may cause, including damage to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water, which could materially impact our cash flow in any given period. Our potential liability includes damage resulting from conditions existing prior to the acquisition of such facilities by us. We may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by us or our predecessors. Any substantial liability for environmental damage incurred by us could have a material adverse effect on our business, financial condition and results of operations. Further, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) imposes joint and several strict liabilities on the present owners and operators of facilities from which a release of hazardous substances into the environment has occurred, as well as any party that owned or operated the facility at the time of disposal of the hazardous substances, regardless of when the hazardous substance was first detected. CERCLA defines the term “hazardous substances” very broadly to include more than 700 substances that are specified under RCRA, have specific hazardous characteristics defined under RCRA or are regulated under any of several other statutes. Similar liability is imposed on the generators of waste that contains hazardous substances and on hazardous substance transporters that select the treatment, storage or disposal site. All such persons, who are referred to as potentially responsible parties, generally are jointly and severally strictly liable for the expense of waste site investigation, waste site cleanup costs and natural resource damages, regardless of whether they exercised due care and complied with all relevant laws and regulations. These costs can be very substantial. Furthermore, such liability can be based on the existence of even very small amounts of hazardous substances; unlike most of the other statutes that regulate hazardous substances, CERCLA does not require any minimum volume or concentration of a hazardous substance to be present before imposing liability. It is likely that hazardous substances have in the past come to be located in landfills with which we are or will become associated. If any of our sites or operations ever experiences environmental problems, we could be subject to substantial liability, which could have a material adverse effect on our business, financial condition and results of operations. As such we carry a broad range of insurance coverage, including, general liability, real and personal property, directors’ and officers’ liability and other coverages we believe are customary in the industries we operate. However, there is no assurance that the level of insurance coverage we have procured is sufficient to protect us against all liabilities.
     Various states have enacted, or are considering enacting, laws that restrict the disposal, within the state, of solid waste generated outside the state. While laws that overtly discriminate against out-of-state waste have been found to be unconstitutional, some laws that are less overtly discriminatory have been upheld in court. Additionally, certain state and local governments have enacted “flow control” regulations, which attempt to require that all waste generated within the state or local jurisdiction be deposited at specific sites. In 1994, the United States Supreme Court ruled that a flow control ordinance was unconstitutional. However, other courts have refused to apply the Supreme Court precedent in various circumstances. In addition, from time to time, the United States Congress has considered legislation authorizing states to adopt regulations, restrictions, or taxes on the importation of out-of-state or out-of-jurisdiction waste. These congressional efforts have to date been unsuccessful. The United States Congress’ adoption of legislation allowing restrictions on interstate transportation of out-of-state or out-of-jurisdiction waste or certain types of flow control, the adoption of legislation affecting interstate transportation of waste at the state level, or the courts’ interpretation or validation of flow control legislation could adversely affect our solid waste management services.
     Downturns in the U.S. economy have had and may have an adverse impact on our industries and hence our operating results. A weak economy generally results in decreases in the volumes of waste generated, energy consumed, goods transported. In the past, weakness in the U.S. economy has had a negative effect on operating results in our industries, including decreases in revenues and operating cash flows. Additionally, in a down-cycle economic environment, we may experience the negative effects of increased competitive pricing pressure and customer turnover. There can be no assurance that worsening economic conditions or a prolonged or recurring recession will not have a significant adverse impact on our operating results. Additionally, there can be no assurance that an improvement in economic conditions will result in an immediate, if at all positive, improvement in our operating results.
Risks Relating To Our Company and the Market for Our Common Stock
     Any future financings and subsequent registration of common stock for resale will result in a significant number of shares of our common stock available for sale, and such sales could depress our common stock price. Further, no assurances can be given that we will not issue additional shares which will have the effect of diluting the equity interest of current stockholders. Moreover, sales of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock and make it more difficult for us to sell shares of our common stock at times and prices that we determine to be appropriate.

     There is a limited public market for our common stock, and there are no assurances that a market will fully develop or provide liquidity for investors when needed. There is a limited public market for our common stock, and trading prices of our common stock may be volatile. Our common stock is currently traded on the NASDAQ OTC Bulletin Board and trading volume has been low and sporadic. We can give no assurance that an active trading market for our common stock will develop, or if one develops, that trading will continue. Accordingly, investors in our common stock may not have immediate liquidity at any given time.
     Our stock is governed by the “penny stock rules”, which imposes additional requirements on broker-dealers who make transactions in our stock. SEC rules require a broker-dealer to provide certain information to purchasers of securities traded at less than $5.00, which are not traded on a national securities exchange or quoted on the NASDAQ Stock Market. Since the NASDAQ OTC Bulletin Board is not considered an “exchange,” if the trading price of our common stock remains less than $5.00 per share, our common stock will be considered a “penny stock,” and trading in our common stock will be subject to the requirements of Rules 15g-9015g-9 under the Securities Exchange Act of 1934 (the “Penny Stock Rules”). The Penny Stock Rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also give bid and offer quotations and broker and salesperson compensation information to the prospective investor orally or in writing before or with the confirmation of the transaction. In addition, the Penny Stock Rules require a broker-dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before a transaction in a penny stock. These requirements may severely limit the liquidity of securities in the secondary market because few broker-dealers may be likely to undertake these compliance activities. Therefore, unless an exemption is available from the Penny Stock Rules, the disclosure requirements under the Penny Stock Rules may have the effect of reducing trading activity in our common stock, which may make it more difficult for investors to sell.
     Our Board of Directors may designate and authorize issuance of preferred shares which could have rights, preferences or privileges in priority to our common stock holders, and which may further dilute common stock holders. Our authorized capital stock includes 25,000,000 shares of “blank check” Preferred Stock, of which no shares have been issued. Our Board of Directors has the authority to issue shares of Preferred Stock and to determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of these shares of Preferred Stock without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of our outstanding voting stock. At this time, we have no present plans to issue any additional Preferred Stock.
     We have never paid any cash dividends on our common stock and may not pay cash dividends in the future. Instead, we intend to apply earnings, if any, to the expansion, development and growth of our business. Thus, the liquidity of your investment is dependent upon your ability to sell stock at an acceptable price. The price may go down as well as up and may limit your ability to realize any value from your investment, including the initial purchase price.
     We have only a limited public market for our common stock, which has historically been subject to sporadic fluctuations and inherent stock price volatility. There has been a limited public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained in the future. We believe that period-to-period comparisons of our operating results should not be relied upon as an indication of future performance. Due to a variety of factors, including general economic conditions, government regulatory action, acquisitions, capital expenditures and other costs related to the expansion of operations and services, pricing changes and adverse weather conditions, it is possible that in some future quarter, our operating results may be below the expectations of securities analysts and investors. In such event, the price of our common stock would likely be materially adversely affected. The price of our common stock may be highly volatile and is likely to be affected by the foregoing and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies whose securities are publicly traded. These broad market fluctuations, however, may adversely affect the market price of the publicly traded securities of such companies, including our common stock. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been commenced against such company. There can be no assurance that such litigation will not occur in the future with respect to us. Litigation could result in substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations. Any adverse determination in any such litigation could also subject us to significant liabilities.

USE OF PROCEEDS
     The Company is registering up to 11,110,662 Shares of Common Stock pursuant to contractual obligations for selling stockholders. The Company will receive no proceeds from the sale of shares by the selling stockholders.
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information
     Our common stock is traded on the Over the Counter Bulletin Board under the symbol CHWN.
     The following is the range of high and low bid prices for our common stock for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Fiscal 2004	High	Low
First Quarter (October 31, 2003)	$.08	$.04
Second Quarter (January 31, 2004)	$.09	$.03
Third Quarter (April 30, 2004)	$.09	$.04
Fourth Quarter (July 31, 2004)	$.11	$.05

Fiscal 2005	High	Low
First Quarter (October 31, 2004)	$.05	$.03
Second Quarter (January 31)	$.05	$.03
Third Quarter (April 30)	$.38	$.03
Fourth Quarter (July 31)*	$4.50	$1.90

11 months ended 2006g	High	Low
First Quarter (October 31, 2005)	$5.95	$3.50
Second Quarter (January 31, 2006	$4.50	$2.75
Third Quarter (April 30, 2006)	$4.00	$2.08
Last Two Months (June 30, 2006)	$3.00	$2.00

Fiscal 2007	High	Low
First Quarter (September 30, 2006)	$2.70	$.75

*	Reflects 10 for 1 reverse stock split effective June 27, 2005.
     The closing price for our common stock on January 9, 2007 was $1.18.
Stockholders
     As of January 9, 2007, there were 14,041,361 shares of common stock issued and outstanding held by 536 stockholders of record (not including street name holders).
Dividends
     We have not, and currently do not intend to, pay dividends. Any change in this current intention is in the discretion of the Board of Directors.
Equity Incentive Plan Information
     Our stockholders approved an equity incentive plan at our Annual Meeting held on February 8, 2006 (the “2006 Plan”). Under the 2006 Plan, options to acquire up to 9% of the outstanding shares of our common stock and common stock that is issuable from convertible securities (or 1,389,769) may be granted to our directors, officers, employees and consultants. As of January 9, 2007, there were 350,000 shares issued under the 2006 Plan.
     The following table provides aggregate information as of January 9, 2007 with respect to all compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

Number of securities
remaining available for
	Number of securities to be		future issuance under equity
	issued upon exercise of	Weighted-average exercise	compensation plans
	outstanding options,	price of outstanding options,	(excluding securities
Plan Category	warrants and rights(1)	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders(2)	350,000	$2.83	1,039,769
Equity compensation plans not approved by security holders	—	$—	N/A
Total	350,000	$2.83	1,039,769

(1)	Number of shares is subject to adjustment in the future for changes in capitalization resulting from stock splits, stock dividends and similar events.

(2)	Consists of our 2006 Equity Incentive Plan. This Plan authorizes us to grant options to purchase up to 9% of the sum of the number of outstanding shares of our common stock and the number shares attributed to convertible securities during the term of our Plan.
Our 2006 Equity Incentive Plan was approved by our shareholders at our annual shareholders’ meeting on February 8, 2006. This plan permits us to grant nonqualified stock options. Options under this plan generally vest over one to four years, though the vesting periods may vary from person to person, and are exercisable subject to continued employment and other conditions.
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
     The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements
Overview
     We are a multi-industry holding company that is currently in the development stage. We, through our wholly-owned subsidiaries, are providers of rail-based transportation primarily focused on the transportation and disposal of non-hazardous solid waste as well as the transportation of other commodities. We are pursuing a growth strategy through successful acquisitions of assets, properties and access rights that can be synergistically combined and strategic relationships with those companies that focus on waste by rail services, rail transportation logistics, and disposal options, including landfill management. Additionally, we are in the preliminary stages of evaluating the optimal business strategy to monetizing some mineral and mineral rights assets that we acquired.
     During the quarter ended September 30, 2006, we began limited operations through our Hudson and HLL units that included providing rail-based solid waste transportation and disposal services from our Passaic, New Jersey transload facility and contract services for solid waste transportation and disposal for a national corporation.
Background and Corporate History
     We are a multi-industry holding company that was formed as a Nevada corporation in 1984. We, through our wholly-owned subsidiaries are developing natural resources, rail-based transportation industries and related infrastructures. We are pursuing a growth strategy through successful acquisitions of assets, properties and access rights that can be synergistically combined and strategic relationships with those companies that focus on waste by rail services, rail transportation logistics, and disposal options, including landfill management.
     Until early 2005 our principal activity consisted of the oversight of investments, principally in College Partnership, Inc. On January 31, 2005, we transferred all assets and liabilities to our then wholly-owned subsidiary, Kingsley Capital, Inc. and subsequently transferred all of our Kingsley stock to our then existing shareholders as a dividend effective March 3, 2005 effecting a spin-off of Kingsley Capital. On March 23, 2005, in two separate but concurrent transactions, we sold 25,838,433 pre-split shares of our common stock to Imre Eszenyi in a private transaction for $200,000, which proceeds were used to pay off the promissory note issued previously to Kingsley Capital, and our controlling affiliates sold an additional 19,161,567 pre-split shares of our common stock to Imre Eszenyi in a private transaction for $250,000.
     Since March 3, 2005 and following the discontinuation of our former operations and business, we changed our focus and strategic direction and pursued operations as a development stage company in the natural resources and rail-based transportation industries. Most of our activities during the period from March 3, 2005 to September 30, 2006 were dedicated to seeking acquisition targets with viable on-going operations, or acquisition of assets, properties and access rights that could be most synergistically combined and allow us to begin operations.
     On September 8, 2005, we acquired E-Rail, a development stage company with assets and minimal operations in the solid waste transportation and disposal industry. Because E-Rail was not deemed a business, the acquisition was treated as an acquisition of assets. The acquisition included E-Rail’s wholly-owned subsidiary, Belville based in Ohio which has significant interests and rights to over 9,600 acres of land and minerals in South-Central Ohio, a portion of which land we intend to permit for certain industrial uses. The property principally contains coal, clay and limestone. We are only beginning the permitting process, and cannot estimate when operational use of the property will begin at this time. In addition to permits, the site will require significant infrastructure improvements, which we are evaluating. Subsequent to the acquisition, E-Rail assigned the Belville shares to Chartwell so that it is functioning as one of our direct subsidiaries.
     On April 1, 2006, in an effort to better streamline operations, E-Rail assigned all of its assets and liabilities to Hudson. We surrendered the corporate charter of E-Rail on August 2, 2006.
     On April 26, 2006, we completed the acquisition of Cranberry Creek Railroad, Inc., a New Jersey corporation including its wholly-owned subsidiary, MNJ. that owns and operates a regional short-line railroad in Middletown, New York . MNJ owns and operates a regional short-line railroad headquartered and based in Middletown, New York. MNJ’s current operations are limited and we have begun capital improvements and are considering operational infrastructure alternatives to both increase the volume of activity on the railroad as well as integrating the railroad with our other developing operations.
     On May 12, 2006, in an effort to further simplify our corporate structure, we assigned all the assets and liabilities of Cranberry Creek to MNJ and began the process to surrender the corporate charter of Cranberry Creek.
     Founded in 1947, MNJ, headquartered in Middletown, New York has historically been an integral part of the growth of Orange County, New York. MNJ and its predecessors transported milk, milk products, livestock, feed and coal. As recently as in the mid 1980s, MNJ serviced a chemical and a fertilizer plant on its short-line. The business is currently serving Genpak, a national plastic packaging company and Orange & Rockland Utilities.
     On August 29, 2006, our wholly-owned subsidiaries, Hudson and HLL completed the acquisition of certain agreements from Steel Wheels Transport, LLC and Team G Loading, LLC, that they respectively held with New York and Greenwood Lake Railway Company, Inc. (“Greenwood”). One agreement is a Facility Capacity Agreement, which grants Hudson the right to utilize a guaranteed amount of capacity at Greenwood’s railroad at Dundee Yard in Passaic, New Jersey. The other agreement is a Railroad Car Loading Agreement, which grants HLL the exclusive right to perform loading of bulk materials to railcars at Greenwood’s railroad at Dundee Yard. As consideration for the assignment and assumption of these agreements Hudson and HLL paid an aggregate of $1,475,000. Additionally, we incurred approximately $29,000 in legal fees bring our capitalized cost of these agreements to $1,504,000. We further agreed to either payoff or assume certain equipment loans and leases.
     We acquired the Capacity and Loading agreements as part of our strategy to offer rail-based solid waste transportation and disposal services. Our initial plans for this location are to operate as a transload facility to attract truckers hauling construction and demolition debris to our site, where we will load the debris onto railway cars and ship the debris to landfill sites in Ohio owned and operated by third party providers. We began transload activities on this site on September 11, 2006.
Recent Developments
Hudson Logistics, Inc.
     In addition to our recently opened transload facility in Passaic, New Jersey, we are focusing our business development efforts in intermodal services. Intermodal transportation is the movement of freight via trailer or container using two or more modes of transportation, which typically includes a rail and truck segment.
     We have purchased rail cars and containers, and through Hudson, we have agreements with intermodal and maintenance facilities to support our operations. We anticipate that we will continue to enter into similar arrangements to facilitate the transportation of commodities and bulk materials.

Greater Ohio Resources, Inc.
     We have begun and will continue to apply for all necessary permits to utilize portions of our Ohio properties for certain commercial and industrial uses. This application process could take up to one year for approval. While we intend to aggressively pursue such applications, there are no guarantees we will be successful.
Middletown and New Jersey Railroad Company, Inc.
     We have begun and are planning to make significant infrastructure improvements to increase traffic on MNJ’s railroad. We anticipate that the infrastructure improvements will allow us to attract new customers and expand the level of service that we provide to existing customers. We plan to partner with local, state and federal government agencies to attract rail-served commerce to the Orange County, New York region where MNJ is located.
Critical Accounting Policies and Estimates
          Our Financial Statements are based on the selection and application of significant accounting policies, which require our management to make estimates and assumptions that affect the amounts reported in the Balance Sheets and the Statements of Operations. We believe that the following are the most critical areas that may affect our financial condition and results of operations.
          Revenue Recognition. We generate revenue from solid waste transportation and disposal services and from rail transportation. The timing of our revenue recognition for solid waste transportation and disposal services depends on the type of service that we provide to our customers. We recognize revenue at our transload facility upon delivery by our customers of waste to our facilities. We recognize revenue for waste management services when we complete the delivery of waste to the site designated as part of our contract with the customer. Our credit terms for our transload facility are generally prepayment, cash on delivery or weekly payment. Our credit terms for waste management services are generally 15 to 30 days. We generate limited revenue from rail transportation and we recognize revenue on the completion of transportation across our short line railroad. Our credit terms are generally 15 to 30 days. We do not maintain reserves for potential credit losses in either solid waste disposal services or rail transportation as we have limited historical experience of credit losses and we have not incurred any losses since we began generating revenue in February 2006.
          Stock Based Compensation. Our 2006 Equity Incentive Plan (“2006 Plan”) was approved by our shareholders on February 8, 2006 and permits the granting of up to 9% of our outstanding shares of common stock and the number of shares of common stock issuable from convertible securities, or 1,428,534 shares to employees and directors. Stock option awards are granted with an exercise price that is generally equal to or greater than the market price of our common stock on the date of the grant. The options vest generally over a range of two to four years and expire five years after the grant date. Stock options under the 2006 Plan provide for accelerated vesting if there is a change in control (as defined by the 2006 Plan).
          The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and factors in an estimated forfeiture based on management assessment of historical employee termination experience as well as estimates of future terminations where historical information is limited. The Black-Scholes option pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based the U.S. Treasury Bill rate with a maturity based on the expected life of the options and on the closest day to an individual stock option grant. Dividend rates are based on our dividend history. The stock volatility factor is based on up to the past three years of market prices of our common stock. The expected life of an option grant is based on its vesting period. The fair value of each option grant is recognized as compensation expense over the expected life of the option on a straight line basis.
          Impairment of Long-Term Assets. In the event that facts and circumstances indicate that the carrying value of long-term assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow value is required. The write-down, if any, would be charged to operations in the period that impairment was identified. As of September 30, 2006, our management has not identified any impaired assets.

Results of Operations
Comparison of the Three Months Ended September 30, 2006 and October 31, 2005
     We reported a net loss for the three months ended September 30, 2006 of $785,000 or $0.06 per share on a basic and diluted basis as compared to a loss of $1,112,000 or $0.08 per share on a basic and diluted basis for the three months ended October 31, 2005. As a result of the change in our fiscal year end from July 31 to June 30 effective with our fiscal year beginning July 1, 2006, we are making comparisons to previous periods that are off by one month.
Revenues
     Revenues for the three months ended September 30, 2006 of $1,549,000 consisted primarily of solid waste disposal fees from our transload facility in Passaic, New Jersey of $279,000, solid waste disposal fees from a waste management contract servicing a national corporation in New Jersey of $1,238,000 and rail transportation income from MNJ of $32,000. The waste management contract was for the transportation of a certain type of solid waste from the customer’s site to a landfill. We received disposal fees and revenue was recognized upon performance of the services. We did not record any revenue during the three month period ended October 31, 2005 as we had no active operations at that time.
Cost of Revenues
     Cost of revenues for the three months ended September 30, 2006 of $1,468,000 or 94.8% of revenues consisted primarily of truck and rail transportation costs, landfill tipping fees and other waste disposal equipment operational costs. Our cost of revenues will vary from period to period as percentage of revenue depending on such factors as the volume of waste disposal services, the cost of fuel, our ability to negotiate favorable contracts with transportation companies and landfills, the type and cost of railway cars and other equipment used and the leveraging of operational efficiencies. We did not record any revenues during the three month period ended October 31, 2005 and therefore we did not have any cost of revenues.
Gross Profit
     Gross profit for the three months ended September 30, 2006 of $81,000 or 5.2% of revenues. Our gross profit as a percentage of revenue will vary from period to period due to variations in factors discussed above in ‘Cost of Revenues’. We did not record any revenues during the three month period ended October 31, 2005 and therefore did not have any gross profit.
General and Administrative Expenses
     General and administrative expenses decreased by $265,000 to $802,000 for the three month period ended September 30, 2006 from $1,067,000 for the three month period ended October 31, 2005. General and administrative expenses during the current period consisted primarily of the following:
•	salaries and employee expenses of $249,000

•	engineering and other consulting services of $109,000

•	rents, utilities, telephone and office related expenses of $64,000

•	professional fees of $164,000

•	investment and management consulting fees of $30,000

•	travel expenses of $57,000

•	depreciation and amortization expense of $39,000.
     General and administrative expenses during the three-month period ended October 31, 2005 consisted primarily of the following:
•	salaries and employee expenses of $110,000

•	rents, utilities, telephone and office related expenses of $31,000

•	professional fees of $900,000

•	travel expenses of $23,000
     With exception of the reduction of professional fees, general and administrative expenses increased due to commencement of our operations in waste disposal and management services during the three month period ended September 30, 2006 and as a result of on-going short line rail operations at MNJ that did not exist in the comparable three month period ended October 31, 2005. Professional fees for the three month period ending October 31, 2005 included approximately $705,000 of expenses from the issuance of shares of common stock to our board members for their services and to financial advisors in connection with raising capital and advice on the acquisition of our subsidiaries.
Other Income and Expenses
Other expenses increased by $14,000 to $59,000 for the three month period ended September 30, 2006 from $45,000 for the three month period ended October 31, 2005. Other expenses incurred during the current period consisted of net interest expense of $118,000 that was partially offset by gains on sales of scrap equipment from our Belville unit of $59,000. Other expenses for the three month period ended October 31, 2005 included net interest expense of $13,000 and finance placement fees of $32,000. Net interest expense increased $105,000 in current period over the comparable period last year due to the combination of increased debt financing during the latter part of fiscal 2006 and the reduction of cash balances earning interest.
Annual Results of Operation for the eleven months ended June 30, 2006 (Fiscal Year 2006)
     We reported a net loss for the eleven months ended June 30, 2006 of $3,298,000. The net loss includes approximately nine months of net losses of our subsidiaries, E-Rail, Hudson and Belville, totaling $1,241,000, and the net loss of MNJ, with operations from February 10, 2006 to June 30, 2006, of $166,000.
     Revenue for the eleven months ended June 30, 2006 of $51,000 consisted primarily of rail transportation income from MNJ.
     General and administrative expenses of $3,053,000 for the eleven months ended June 30, 2006 consisted primarily of the following:
•	salaries and employee expenses of $560,000

•	engineering and other consulting services of $229,000

•	equipment freight, storage and maintenance of $168,000

•	rents, utilities and office related expenses of $149,000

•	repairs and maintenance of $56,000

•	professional fees of $1,198,000

•	investment and management consulting fees of $376,000

•	travel and entertainment expenses of $118,000

•	depreciation and amortization expense of $49,000.
     Professional fees and investment and management consulting fees include $775,000 from the issuance of 516,875 shares of common stock in the aggregate to our board members for their service on the board, and to advisors in connection with assistance and advice on financing and acquisitions.

     We incurred net interest expense of $148,000, finance placement fees of $222,000, and we recorded gains totaling $74,000 on the settlements of a note receivable and note payable.
Liquidity and Capital Resources
     At September 30, 2006, we had working capital of $742,000. We recorded a loss for the three month period ended September 30, 2006 of $785,000 and we have accumulated losses from inception on March 3, 2005 of $5,057,000. Given our September 30, 2006 cash balance of $551,000 and our projected operating cash requirements, we anticipate that our existing capital resources may be adequate to satisfy our cash flow requirements through June 30, 2007 provided that we do not expand current operations. However, to execute our acquisition strategy and business plan we anticipate that we will have to raise additional capital through asset based lines of credit and term loans or additional debt or equity financings to fund additional operations and acquisitions during the next six to twelve months.
     During the three months ended September 30, 2006, we acquired capacity and loading rights for and began operations of our transload facility in Passaic, New Jersey, and other revenue generating activities in waste management. These events had the most significant impact on our cash flow in this period. We used approximately $1,603,000 to acquire the rights and related property and equipment for our transload facility. Prior to the period ended September 30, 2006, our accounts receivable balances were not material. During the period ended September 30, 2006, we began significant revenue generating activities including the granting of credit to our customers that impacted our cash flow by approximately $915,000. The following is a summary discussion of our cash flow.
     Cash decreased by $2,467,000 for the three months ended September 30, 2006 from $3,018,000 to $551,000.
     We reported cash flow used in operations of $885,000 consisting primarily of our net loss of $785,000 and an increase in accounts receivable of $915,000 partially offset by an increase of $869,000 in accounts payable and accrued liabilities including amounts due to related parties.
     Cash used in investing activities totaled $1,570,000 consisting primarily of our purchases of property and equipment of $135,000 and capacity and loading rights for our transload facility of $1,504,000.
     Cash used by financing activities totaled $12,000 consisted of principal payments on notes payable of $59,000 partially offset by the proceeds from a secured note payable of $47,000.
     Our long-term debt includes approximately $334,000 of principal payments and $406,000 in accrued interest expenses that are due within the next year. The potential impact of servicing our long-term debt on short-term liquidity may be a reduction in cash available for contemplated infrastructure improvements and potential acquisitions. We cannot be sure that our future working capital or cash flows will be sufficient to meet our debt obligations and commitments. Any insufficiency would have a negative impact on our business. Our ability to generate cash flow from operations sufficient to make scheduled payments on our debt as they become due will depend on our future performance and our ability to implement our business strategy successfully. Failure to pay our interest expense or make our principal payments would result in a default. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may be forced to reduce or delay capital expenditures and implementation of our business strategy, sell assets, obtain additional equity capital or refinance or restructure all or a portion of our outstanding debt on terms that may be less favorable to us. In the event that we are unable to do so, we may be left without sufficient liquidity and we may not be able to repay our debt and the lenders will be able to foreclose on our assets.
     Although we have recently begun transload and other waste management activities through our Hudson and HLL subsidiaries, and, we intend to obtain all the necessary permits to operate a landfill on our recently acquired Ohio properties, there are no guarantees that we will be successful. If we are not successful, that may have a material adverse effect on how soon we will be able to generate significant revenue and cash flow from on-going operations. Additionally, we intend to make infrastructure improvements to MNJ to facilitate the expansion of our rail transportation operations. We have been approved for grants from the New York State Department of Transportation and we are currently requesting additional grants. The level of infrastructure spending is dependent on our success at receiving grants and there is no guarantee as to the level of approved grants that we may ultimately receive. Any such shortfall in projected revenues or limitations of grants may cause us to seek additional financing at an earlier date. There are no assurances that such financing will be available, or be available on terms acceptable to us.

Capital Expenditures
     During the eleven month period ending June 30, 2006, we acquired $2,963,000 of property and equipment primarily consisting of rail cars and railway equipment in support of our plan of operation for rail-based logistic activities. We anticipate further material capital expenditures during fiscal 2007 that may include rail cars, containers, railway equipment and other equipment in support of developing our rail-based logistics business.
     Pursuant to our acquisition of E-Rail on September 8, 2006, we assumed a lease for land, a building and rail spurs and siding sin Louisville, Ohio that will serve as a trans-load facility for us. The monthly rental is $5,000 and the lease expires on November 30, 2009.
     Pursuant to a lease agreement executed on June 12, 2006, we entered into a lease for office space in Morristown, New Jersey that serves as our corporate headquarters and administrative offices. The monthly rental is $4,647 and the lease expires of August 26, 2009.
     The following table outlines payments due under our significant contractual obligations over the periods shown, exclusive of interest:

	Payments Due by Period
Contract Obligations		Less than 1			More than
At June 30, 2006	Total	Year	1-3 years	3-5 years	5 years
Long Term Debt	$5,869,000	$311,000	$2,267,000	$291,000	$3,000,000
Lease Obligations	372,000	106,000	232,000	34,000	—
Interest on Long-Term Debt	2,102,000	473,000	779,000	600,000	250,000
Management and Financial Advisory Services	180,000	120,000	60,000	—	—

Total Contractual Obligations	$8,523,000	$1,010,000	3,338,000	$925,000	$3,250,000

     The above table outlines our obligations as of June 30, 2006 and does not reflect any changes in our obligations that have occurred after that date.
Off-Balance Sheet Transactions
There are no off balance sheet items, and all transactions are in U.S. dollars, and we are not subject to currency fluctuations or similar market risks.
DESCRIPTION OF BUSINESS
Overview of Business
     Chartwell International, Inc. (the “Company,” “we,” “us,” “our”) is a multi-industry holding company. We, through our wholly-owned subsidiaries, are providers of rail-based transportation primarily focused on the transportation and disposal of non-hazardous solid waste as well as the transportation of other commodities. We are pursuing a growth strategy through successful acquisitions of assets, properties and access rights that can be synergistically combined and strategic relationships with those companies that focus on waste by rail services, rail transportation logistics, and disposal options, including landfill management. Additionally, we are in the preliminary stages of evaluating the optimal business strategy to monetizing some mineral and mineral rights assets that we acquired.
     Until early 2005 our principal activity consisted of the oversight of investments, principally in College Partnership, Inc. On January 31, 2005, we transferred all assets and liabilities to our then wholly-owned subsidiary, Kingsley Capital, Inc. and subsequently transferred all of our Kingsley stock to our then existing shareholders as a dividend effective March 3, 2005 effecting a spin-off of Kingsley Capital. On March 23, 2005, in two separate but concurrent transactions, we sold 25,838,433 pre-split shares of our common stock to Imre Eszenyi in a private transaction for $200,000, which proceeds were used to pay off the promissory note issued previously to Kingsley Capital, and our controlling affiliates sold an additional 19,161,567 pre-split shares of our common stock to Imre Eszenyi in a private transaction for $250,000.

     Since March 3, 2005 and following the discontinuation of our former operations and business, we changed our focus and strategic direction and pursued operations as a development stage company in the natural resources and rail-based transportation industries. Most of our activities during the period from March 3, 2005 to September 30, 2006 were dedicated to seeking acquisition targets with viable on-going operations, or acquisition of assets, properties and access rights that could be most synergistically combined and allow us to begin operations.
     On September 8, 2005, we acquired E-Rail, a development stage company with assets and minimal operations in the solid waste transportation and disposal industry. Because E-Rail was not deemed a business, the acquisition was treated as an acquisition of assets. The acquisition included E-Rail’s wholly-owned subsidiary, Belville based in Ohio which has significant interests and rights to over 9,600 acres of land and minerals in South-Central Ohio, a portion of which land we intend to permit for certain industrial uses. The property principally contains coal, clay and limestone. We are only beginning the permitting process, and cannot estimate when operational use of the property will begin at this time. In addition to permits, the site will require significant infrastructure improvements, which we are evaluating. Subsequent to the acquisition, E-Rail assigned the Belville shares to Chartwell so that it is functioning as one of our direct subsidiaries.
     On April 1, 2006, in an effort to better streamline operations, E-Rail assigned all of its assets and liabilities to Hudson. We surrendered the corporate charter of E-Rail on August 2, 2006.
     On April 26, 2006, we completed the acquisition of Cranberry Creek Railroad, Inc., a New Jersey corporation including its wholly-owned subsidiary, MNJ. that owns and operates a regional short-line railroad in Middletown, New York . MNJ owns and operates a regional short-line railroad headquartered and based in Middletown, New York. MNJ’s current operations are limited and we have begun capital improvements and are considering operational infrastructure alternatives to both increase the volume of activity on the railroad as well as integrating the railroad with our other developing operations.
     On May 12, 2006, in an effort to further simplify our corporate structure, we assigned all the assets and liabilities of Cranberry Creek to MNJ and began the process to surrender the corporate charter of Cranberry Creek.
     Founded in 1947, MNJ, headquartered in Middletown, New York has historically been an integral part of the growth of Orange County, New York. MNJ and its predecessors transported milk, milk products, livestock, feed and coal. As recently as in the mid 1980s, MNJ serviced a chemical and a fertilizer plant on its short-line. The business is currently serving Genpak, a national plastic packaging company and Orange & Rockland Utilities.
     On August 29, 2006, our wholly-owned subsidiaries, Hudson and HLL completed the acquisition of certain agreements from Steel Wheels Transport, LLC and Team G Loading, LLC, that they respectively held with New York and Greenwood Lake Railway Company, Inc. (“Greenwood”). One agreement is a Facility Capacity Agreement, which grants Hudson the right to utilize a guaranteed amount of capacity at Greenwood’s railroad at Dundee Yard in Passaic, New Jersey. The other agreement is a Railroad Car Loading Agreement, which grants HLL the exclusive right to perform loading of bulk materials to railcars at Greenwood’s railroad at Dundee Yard. As consideration for the assignment and assumption of these agreements Hudson and HLL paid an aggregate of $1,475,000. Additionally, we incurred approximately $29,000 in legal fees bring our capitalized cost of these agreements to $1,504,000. We further agreed to either payoff or assume certain equipment loans and leases.
     We acquired the Capacity and Loading agreements as part of our strategy to offer rail-based solid waste transportation and disposal services. Our initial plans for this location are to operate as a transload facility to attract truckers hauling construction and demolition debris to our site, where we will load the debris onto railway cars and ship the debris to landfill sites in Ohio owned and operated by third party providers. We began transload activities on this site on September 11, 2006.
Dividend and Change of Control
     On March 18, 2005, we issued all the shares of Kingsley Capital, one of our wholly-owned subsidiaries, to our stockholders at that time as a dividend, and transferred certain of its assets and liabilities to Kingsley Capital prior to the dividend, affecting a spin-off of Kingsley Capital as a private corporation (the “Spin-Off”). In consideration for assuming our liabilities, we issued a note payable for $200,000 to Kingsley Capital.
     On March 23, 2005, in two separate but concurrent transactions, Mr. Imre Eszenyi acquired 45,000,000 shares of our common stock in the aggregate pursuant to a Share Purchase Agreement and Subscription Agreement. In the transaction pursuant to the Share Purchase Agreement, Mr. Eszenyi purchased from controlling affiliates of Chartwell 19,161,567 shares of our common stock for $250,000. In addition, pursuant to the Subscription Agreement, Mr. Eszenyi purchased from us 25,838,433 shares of our common stock for $200,000. The $200,000 was used to pay off the note payable granted by us to Kingsley Capital, Inc. as a result of the Spin-Off. On June 27, 2005, we affected a 1 for 10 revenue stock split.
     Following the distribution and change in control, we filed a new Form 10-SB and began reporting with the Securities and Exchange Commission under a new SEC filer number.
Group Structure and Subsidiaries’ Activities
Hudson Logistics, Inc. is engaged in rail and truck based logistics for industrial products including solid waste.
Hudson Logistics Loading, Inc. conducts rail transloading services.
Belville Mining Company, Inc. is engaged in land and mineral rights holdings for natural resource and landfill development.
Greater Ohio Resources, Inc. is engaged in mining and landfill development in the Ohio region.
Greater Hudson Resources, Inc. conducts rail based logistics and land development in the Hudson Valley region in New York.
Middletown and New Jersey Railway Company, Inc. is involved in short-line railroad and land development.
Our Industries
Railroads, Line-Haul Operating
     According to the Association of American Railroads (AAR), there are 556 railroads in the United States operating over 140,246 miles of track. The AAR segments U.S. railroads into one of three categories based on the amount of revenues and track miles. Class I railroads, those with over $289.4 million in revenues, represent over 92% of total rail revenues. Regional and local railroads operate approximately 42,000 miles of track in the United States. The primary function of these smaller railroads is to provide feeder traffic to the Class I carriers. Regional and local railroads combined account for approximately 8% of total rail revenues.
     MNJ is defined as Local or Class III railroad and currently carries mostly plastic resins.
     The following table shows the breakdown of U.S. railroads by classification.

		Aggregate Miles
Classification of Railroads	Number	Operated	Revenues and Track Miles Operated
Class I (1)	7	97,496	Over $289.4 million
Regional (2)	31	15,641	$40.0 to $289.4 million and/or 350 or more miles operated
Local	518	27,109	Less than $40.0 million and less than 350 miles operated
Total	556	140,246

(1)	Class 1 railroads include Canadian National Railway (CN), CSX, BNSF, Norfolk Southern (NS), Kansas City Southern Railway Company (KCS), Union Pacific (UP) and Canadian Pacific Railway (CP)

(2)	Includes groups of non-contiguous smaller railroads Source: Association of American Railroads, Railroad Facts, 2005 Edition.
     The railroad industry in the United States has undergone significant change since the passage of the Staggers Rail Act of 1980, which deregulated the pricing and types of services provided by railroads. Following the passage of the Staggers Act, Class I railroads in the United States took steps to improve profitability and recapture market share lost to other modes of transportation, primarily trucks. In furtherance of that goal, Class I railroads focused their management and capital resources on their long-haul core systems, and some of them sold branch lines to smaller and more cost-efficient rail operators willing to commit the resources necessary to meet the needs of the customers located on these lines, such as MNJ. Divestiture of branch lines enabled Class I carriers to minimize incremental capital expenditures, concentrate traffic density, improve operating efficiency, and avoid traffic losses associated with rail line abandonment.
     These changes in Class I Railroads and increasing negative impacts on truck transportation are providing significant opportunities for short-line railroads, like the MNJ, to take a rapidly increasing role in moving the many commodities across the country. Railroads are at least three times more fuel efficient than truck, and rail fuel efficiency is continually on the rise. In 1980 U.S. railroads moved a ton of freight an average of 235 miles per gallon of fuel; in 2004 the comparable figure was 410 miles, a 72% increase. If just 10 percent of the freight that moves by highway were to be moved by rail instead, fuel savings would approach one billion gallons per year.
     Movement of commodities by truck is also being adversely affected by two important trends. There currently is a substantial shortage of truck drivers in the U.S., which is expected to continue to increase in the future. Additionally, the high cost of fuel has made trucking more expensive and a less attractive alternative. Also, truck transport is becoming longer as highway congestion continues to steadily increase, especially in high growth areas.
     The role of short line railroads has also become increasingly important as a result of these trends. For example a Transload Industry is developing rapidly in many areas. Similar to an intermodal, a transload facility provides for commodities to be transferred from truck to rail near the origin, and then from rail to truck near the end use. This arrangement makes best use of both modes of transport.
     We have begun and are planning to make significant infrastructure improvements to increase traffic on MNJ’s railroad. We anticipate that the infrastructure improvements will allow us to attract new customers and expand the level of service that we provide to existing customers. We plan to partner with local, state and federal government agencies to attract rail-served commerce to the Orange County, New York region where MNJ is located.
     We are focusing our business development efforts in intermodal services. Intermodal transportation is the movement of freight via trailer or container using two or more modes of transportation, which nearly always include a rail and truck segment.
     MNJ is the only rail carrier directly serving customers from their Middletown, New York locations; however, MNJ may compete directly with other modes of transportation, principally truck carriers. Competition is based primarily upon the rate charged and the transit time required, as well as the quality and reliability of the service provided. Most of the freight railroads handle is transferred either to or from other railroads prior to reaching its final destination. As a result, to the extent other rail carriers are involved in transporting shipment; we cannot necessarily control the cost and quality of such service. To the extent highway competition is involved, the effectiveness of that competition is affected by government policy with respect to fuel and other taxes, highway tolls, and permissible truck sizes and weights.
     The railroad industry in the U.S. is dominated by seven Class I carriers that have substantial market control and negotiating leverage. 100% of our total carloads from Middletown were interchanged with Norfolk Southern Corp. A decision by Norfolk Southern Corp. to cease certain freight movements from Middletown could have a material adverse effect on our operating results, financial condition and liquidity.
     Our ability to generate revenue from on-going operations depends significantly on being able to develop properties we own, and properties we may lease. Development of the property and infrastructure for rail transportation will require significant capital expenditures, and effective execution on these developments, and corresponding development of customers with volume, will be essential to our success. Delays in permitting owned or leased properties, delays in infrastructure development, or delays in our ability to create a customer base with volumes needed will significantly impact our working capital and intermediate financing needs.

     We purchased rail cars and containers, and through our wholly owned subsidiary, Hudson, we have agreements with intermodal and maintenance facilities to support our operations. We anticipate that we will continue to enter into similar arrangements to facilitate the transportation of commodities and bulk materials.
     Although the acquisition market is competitive in the railroad industry, we believe we will continue to find opportunities to acquire rail properties from Class I railroads, industrial companies, and independent local and regional railroads.
Railroads, Line-Haul Operating — Regulatory Issues
     We are subject to various safety and other laws and regulations administered by numerous government agencies, including (1) regulation by the Surface Transportation Board (“STB”), successor to the Interstate Commerce Commission, and the Federal Railroad Administration (“FRA”), (2) labor related statutes including the Railway Labor Act, the Railroad Retirement Act, the Railroad Unemployment Insurance Act, and the Federal Employer’s Liability Act, and (3) some limited regulation by agencies in the states in which we do business.
     The STB, established by the ICC Termination Act of 1995, has jurisdiction over, among other matters, the construction, acquisition, or abandonment of rail lines, the consolidation or merger of railroads, the assumption of control of one railroad by another railroad, the use by one railroad of another railroad’s tracks through lease, joint use or trackage rights, the rates charged for their transportation services, and the service provided by rail carriers.
     As a result of the 1980 Staggers Rail Act, railroads have received considerable rate and market flexibility including the ability to obtain wholesale exemptions from numerous provisions of the Interstate Commerce Act. The Staggers Rail Act allowed the deregulation of all containerized and truck trailer traffic handled by railroads. Requirements for the creation of new short line railroads or the expansion of existing short line railroads were substantially expedited and simplified under the exemption process. On regulated traffic, railroads and shippers are permitted to enter into contracts for rates and provision of transportation services without the need to file tariffs. Moreover, on regulated traffic, the Staggers Rail Act allows railroads considerable freedom to raise or lower rates without objection from captive shippers. While the ICC Termination Act retained maximum rate regulation on traffic over which railroads have exclusive control, the new law relieved railroads from the requirements of filing tariffs and rate contracts with the STB on all traffic other than agricultural products.
     The FRA regulates railroad safety and equipment standards, including track maintenance, handling of hazardous shipments, locomotive and rail car inspection and repair requirements, and operating practices and crew qualifications.
Coal Mining
     Coal is a major contributor to the global energy supply, representing more than 24% of international primary energy consumption, according to the World Coal Institute. The United States produces more than one-fifth of the world’s coal and is the second largest coal producer in the world, exceeded only by China. Coal in the United States represents approximately 95% of the domestic fossil energy reserves with over 250 billion tons of recoverable coal, according to the United States Geological Survey.
     Coal is primarily used to fuel electric power generation in the United States. Based on data from the Energy Information Administration (EIA), coal-based power plants generated approximately 50% of the electricity produced in the United States in 2005. Coal also represents the lowest cost fossil fuel used for electric power generation making it critical to the United States economy.
     Several events occurring in the last couple of years highlighted coal’s relative importance in the United States. Compared to other fuels used for electric power generation, coal is domestically-available, reliable, and can be used in an environmentally-friendly manner. Prices for oil and natural gas in the United States reached record levels in 2006. High oil prices have resulted in renewed interest, not only in adding new coal-based electric power generation, but also in “refining coal” into transportation fuels, such as low-sulfur diesel. According to data from Platts, over 80,000 megawatts of new coal-based generation is now planned in the United States. The majority of the new facilities, as well as retrofits of existing units, are being equipped with emission scrubbing equipment to greatly reduce undesirable emissions. Additionally, government and private sector interest in coal-gasification and coal-to-liquids technologies, which provide environmental improvements, has increased.

     The US coal mining industry includes about 1,000 companies that operate 1,500 mines, with combined annual revenue of $25 billion. Large producers include Peabody Energy, Arch Coal, and Massey Energy. After strong consolidation during the last decade, the ten largest companies hold about 65 percent of the market. The typical company operates a single mine. The size of mines varies considerably, but a large operation produces more than 1 million tons of coal per year.
     Coal is expected to remain the fuel of choice for domestic power generation through 2030, according to the EIA. New technologies intended to lower emissions of sulfur dioxide, nitrous oxides, mercury, and particulates will be introduced into the power generation industry. These advancements will help coal retain its role as a key fuel for electric power generation well into the future.
Coal Mining — Competition
     The coal industry is intensely competitive. We are currently determining the best approach to generate profitable revenue from our coal and other mineral reserves. Substantially all of our potential competitors in coal production are larger, have greater financial resources, have fully developed infrastructures, established customer bases and larger reserve bases than we do. Among the most important competitive factors are coal quality, transportation costs from the mines to the customer and the reliability of supply. The large-scale industry dominators include Alpha Natural Resources, Inc., Arch Coal, Inc., CONSOL Energy Inc., Foundation Coal Holdings, Inc., International Coal Group, Inc., James River Coal Company, Kennecott Energy Company, Massey Energy Company, Magnum Coal Company and Peabody Energy Corp. There are also a number of smaller producers in the Central Appalachian region with whom we would compete. As the price of domestic coal increases, our competitive landscape may include companies that produce coal from one or more foreign countries, such as Columbia and Venezuela. Additionally, coal competes with other fuels such as petroleum, natural gas, hydropower and nuclear energy for steam and electrical power generation. Over time, costs and other factors, such as safety and environmental consideration, relating to these alternative fuels may affect the overall demand for coal as a fuel.
Coal Mining — Regulatory Issues and Environmental Matters
     Our operations, like operations of other companies engaged in similar businesses, are subject to regulation by federal, state and local authorities on matters such as the discharge of materials into the environment, employee health and safety, mine permits and other licensing requirements, reclamation and restoration activities involving our mining properties, management of materials generated by mining operations, surface subsidence from underground mining, water pollution, air quality standards, protection of wetlands, endangered plant and wildlife protection, limitations on land use, storage of petroleum products and substances that are regarded as hazardous under applicable laws and management of electrical equipment containing polychlorinated biphenyls.
     Additionally, the electric generation industry is subject to extensive regulation regarding the environmental impact of its power generation activities, which could affect demand for our coal. The possibility exists that new legislation or regulations may be adopted or that the enforcement of existing laws could become more stringent, either of which may have a significant impact on our mining operations or our customers’ ability to use coal and may require us or our customers to significantly change operations or to incur substantial costs.
     While it is not possible to quantify the expenditures we incur to maintain compliance with all applicable federal and state laws, those costs have been and are expected to continue to be significant. Federal and state mining laws and regulations require us to obtain surety bonds to guarantee performance or payment of certain long-term obligations including mine closure and reclamation costs, federal and state workers’ compensation benefits, coal leases and other miscellaneous obligations. Compliance with these laws has substantially increased the cost of coal mining for all domestic coal producers.
     The following is a summary of the various federal and state environmental and similar regulations that may have a material impact on our operations:
     Clean Air Act. The federal Clean Air Act and similar state and local laws, which regulate emissions into the air, affect coal mining and processing operations primarily through permitting and emissions control requirements. The Clean Air Act also indirectly affects coal mining operations by extensively regulating the emissions from coal-fired industrial boilers and power plants, which are the largest end-users of our coal. These regulations can take a variety of forms.

     Other proposed initiatives may have an effect upon coal operations. One such proposal is the Bush Administration’s Clear Skies legislation. As proposed, this legislation is designed to reduce emissions of sulfur dioxide, nitrogen oxides, and mercury from power plants. Other so-called mutli-pollutant bills, which would regulate additional air pollutants, have been proposed by various members of Congress. While the details of all of these proposed initiatives vary, there appears to be a movement towards increased regulation of emissions, including carbon dioxide and mercury. If such initiatives were to become law, power plants could choose to shift away from coal as a fuel source to meet these requirements.
     Mine Health and Safety Laws. Stringent safety and health standards have been imposed by federal legislation since the adoption of the Mine Safety and Health Act of 1969. The Mine Safety and Health Act of 1977, which significantly expanded the enforcement of health and safety standards of the Mine Safety and Health Act of 1969, impose comprehensive safety and health standards on all mining operations. In addition, as part of the Mine Safety and Health Acts of 1969 and 1977, the Black Lung Act requires payments of benefits by all businesses conducting current mining operations to coal miners with black lung and to some survivors of a miner who dies from this disease. The states in which we operate also have mine safety and health laws. In January 2006, the West Virginia legislature amended its mine safety and health laws to require mine operators to notify emergency response coordinators promptly after serious accidents and provide miners with wireless tracking and communications devices and self-contained self-rescue breathing equipment. Federal legislation has been proposed along the same lines but has not been yet passed, and other states are considering similar laws.
     Surface Mining Control and Reclamation Act. The Surface Mining Control and Reclamation Act, which we refer to as SMCRA, establishes operational, reclamation and closure standards for all aspects of surface mining as well as many aspects of deep mining. SMCRA requires that comprehensive environmental protection and reclamation standards be met during the course of and upon completion of mining activities. In conjunction with mining the property, we are contractually obligated under the terms of our leases to comply with all laws, including SMCRA and equivalent state and local laws. These obligations include reclaiming and restoring the mined areas by grading, shaping, preparing the soil for seeding and by seeding with grasses or planting trees for use as pasture or timberland, as specified in the approved reclamation plan.
     We may also lease some of our coal reserves to third party operators. Under SMCRA, responsibility for unabated violations, unpaid civil penalties and unpaid reclamation fees of independent mine lessees and other third parties could potentially be imputed to other companies that are deemed, according to the regulations, to have “owned” or “controlled” the mine operator. Sanctions against the “owner” or “controller” are quite severe and can include civil penalties, reclamation fees and reclamation costs.
     Comprehensive Environmental Response, Compensation and Liability Act. The Comprehensive Environmental Response, Compensation and Liability Act, which we refer to as CERCLA, and similar state laws affect coal mining operations by, among other things, imposing cleanup requirements for threatened or actual releases of hazardous substances that may endanger public health or welfare or the environment. Under CERCLA and similar state laws, joint and several liabilities may be imposed on waste generators, site owners and lessees and others regardless of fault or the legality of the original disposal activity. Although the EPA excludes most wastes generated by coal mining and processing operations from the hazardous waste laws, such wastes can, in certain circumstances, constitute hazardous substances for the purposes of CERCLA. In addition, the disposal, release or spilling of some products used by coal companies in operations, such as chemicals, could implicate the liability provisions of the statute. Thus, coal mines that we currently own or have previously owned or operated, and sites to which we sent waste materials, may be subject to liability under CERCLA and similar state laws. In particular, we may be liable under CERCLA or similar state laws for the cleanup of hazardous substance contamination at sites where we own surface rights.
     Mining Permits and Approvals. Mining companies must obtain numerous permits that strictly regulate environmental and health and safety matters in connection with coal mining, some of which have significant bonding requirements. In connection with obtaining these permits and approvals, we may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed production of coal may have upon the environment. The requirements imposed by any of these authorities may be costly and time consuming and may delay commencement or continuation of mining operations. Regulations also provide that a mining permit can be refused or revoked if an officer, director or a shareholder with a 10% or greater interest in the entity is affiliated with another entity that has outstanding permit violations. Thus, past or ongoing violations of federal and state mining laws could provide a basis to revoke existing permits and to deny the issuance of additional permits. We have applied for an industrial mining permit through our subsidiary, Greater Ohio Resources, Inc. The State of Ohio initially indicated that they would not begin the review process for the approval of such permit until legacy reclamation issues related to Belville were satisfactorily resolved. However, we have had additional discussions with the State and they have indicated that they may begin the review process if we transferred Belville’s mining rights to another entity, which we have done with Greater Ohio Resources. Despite that, there are no assurances that the State will actually begin the review process or if they do begin, that they will approve our permit.
     Regulatory authorities exercise considerable discretion in the timing of permit issuance. Also, private individuals and the public at large possess rights to comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need for our mining operations may not be issued, or, if issued, may not be issued in a timely fashion, or may involve requirements that may be changed or interpreted in a manner which restricts our ability to conduct our mining operations or to do so profitably.
     In order to obtain mining permits and approvals from state regulatory authorities, mine operators, including us, must submit a reclamation plan for restoring, upon the completion of mining operations, the mined property to its prior condition, productive use or other permitted condition. We intend to submit the necessary permit applications several months before we plan to begin mining a new area.
     Future legislation and administrative regulations may emphasize the protection of the environment and, as a consequence, the activities of mine operators, including us, may be more closely regulated. Legislation and regulations, as well as future interpretations of existing laws, may also require substantial increases in equipment expenditures and operating costs, as well as delays, interruptions or the termination of operations. We cannot predict the possible effect of such regulatory changes.
     Under some circumstances, substantial fines and penalties, including revocation or suspension of mining permits, may be imposed under the laws described above. Monetary sanctions and, in severe circumstances, criminal sanctions may be imposed for failure to comply with these laws.
     Endangered Species. The federal Endangered Species Act and counterpart state legislation protects species threatened with possible extinction. Protection of endangered species may have the effect of prohibiting or delaying us from obtaining mining permits and may include restrictions on timber harvesting, road building and other mining or agricultural activities in areas containing the affected species. We do not believe there are any species protected under the Endangered Species Act that would materially and adversely affect our ability to mine coal from our properties in accordance with current mining plans.
     Other Environmental Laws. We may be required to comply with numerous other federal, state and local environmental laws in addition to those previously discussed. These additional laws may include, for example, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substance Control Act and the Emergency Planning and Community Right-to-Know Act. We believe that we are in substantial compliance with all applicable environmental laws.
Solid Waste Management
     Based on analysts’ reports and industry trade publications, the non-hazardous solid waste services industry generates annual revenue of approximately $46.5 billion, of which approximately 48% is generated by publicly-owned waste companies, 23% is generated by privately-held waste companies, and 29% is generated by municipal and other local governmental authorities. Three companies generate the substantial majority of the publicly-owned companies’ total revenue. However, according to industry data, the domestic non-hazardous waste industry remains highly fragmented as privately-held companies and municipal and other local governmental authorities generate approximately 52% of total industry revenue. In general, growth in the solid waste industry is linked to growth in the overall economy, including the level of new household and business formation.
     The solid waste industry can be divided among collection, transfer and disposal services. The collection and transfer operations of solid waste companies typically have lower margins than disposal service operations. By vertically integrating collection, transfer and disposal operations, operators seek to capture significant waste volumes and improve operating margins.
     There persists an ongoing trend towards consolidation in the solid waste industry that began during the 1990’s that appears to be more economically and geographically focused. One of the primary factors influencing consolidation is increased regulations which caused operating and capital costs to increase significantly. This has resulted in smaller operators being forced out of the industry either through shutting down operations or being acquired by larger, better capitalized companies. In addition, following the amendments to Subtitle D of the regulations of the Resource Conservation and Recovery Act of 1976, industry participants faced more stringent standards for engineering solid waste landfills, requirements for liner systems, leachate collection, treatment and monitoring systems, and gas collection.
     In certain markets, competitive pressures are also forcing operators to become more efficient by establishing an integrated network of solid waste collection operations and transfer stations, through which they can secure solid waste streams for disposal. Strategies include owning landfills, establishing strategic relationships to secure access to landfills, and negotiating lower fees by securing long-term contracts with higher volumes. In other markets, competitors control regions through franchises and municipal contracts that are often sole-sourced.
     With increased regulatory scrutiny and associated costs, smaller landfill and collection operators in certain regional markets will continue to have little alternative but to consolidate or be acquired. These smaller operators lack the capital resources, management skills and technical expertise required to comply with the stringent regulations and to compete with larger, more efficient and better capitalized, integrated operators. In the Northeast, local disposal operators have been closed or are at capacity. These local disposal facilities have been replaced by large regional landfills in Western Pennsylvania, Ohio, Michigan and West Virginia. As a result, generators and disposers have to haul waste hundreds of miles at considerable costs given the high price of fuel, labor, insurance and shortage of equipment. These elevated costs for road-based hauling have made rail-based waste disposal more economical and efficient.
     Landfills are the main depositories for solid waste in North America. Solid waste landfills are built and operated on land with geological and hydrological properties that limit the possibility of water pollution, and are operated under prescribed procedures. A landfill must be maintained to meet federal, state or provincial, and local regulations. The operation and closure of a solid waste landfill includes excavation, construction of liners, continuous spreading and compacting of waste, covering of waste with earth or other inert material and constructing final capping of the landfill. These operations are carefully planned to maintain sanitary conditions, to maximize the use of the airspace and to prepare the site so it can ultimately be used for other purposes.
     In order to construct, expand and operate a landfill, one or more construction or operating permits, as well as zoning and land use approvals, must be obtained. These are difficult and time-consuming to obtain, are often opposed by neighboring landowners and citizens’ groups, may be subject to periodic renewal and are subject to modification and revocation by the issuing agency. In connection with our development of a landfill or acquisition of existing landfills, it may be necessary for us to expand considerable time, effort and money to bring the acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity.
     All solid waste management companies must have access to a disposal facility, such as a solid waste landfill. We believe, over time it would be preferable to develop and use disposal facilities that we own or operate rather than using third party disposal facilities. It would allow us to realize higher consolidated margins and stronger operating cash flows on the long run. The fees charged at disposal facilities, which are referred to as tipping fees, are based on several factors, including competition and the type and weight or volume of solid waste deposited.
     Transfer stations: A transfer station is a facility where solid waste: municipal solid waste and construction and demolition debris, collected by third-party vehicles is consolidated and then transferred to and compacted in large, specially constructed railcars for transportation to disposal facilities. As increased regulations and public pressure restrict the development of landfills in urban and suburban areas, transfer stations will continue to be used as an efficient means to transport waste over longer distances to available landfills. Access to transfer stations is often critical to third party haulers who do not operate their own disposal facilities in close proximity to their collection operations. Fees charged to third parties at transfer stations are usually based on the type and volume or weight of the waste transferred, the distance to the disposal site and general market factors.
Solid Waste Management — Competition
     The solid waste services industry is highly competitive and with recent consolidation in the industry, several large companies have emerged as the leaders, including Allied Waste Industries, Inc., Republic Services, Inc., Waste Connections, Inc. and Waste Management, Inc. On a regional basis, there are several publicly-held and privately-owned companies and thousands of small operators. In addition, we would compete directly with companies that transport waste via truck, barge, and any other method of transportation outside of rail, alternative disposal facilities like incinerators, and municipalities, districts and counties that have their own waste disposal sites and transportation network.

     The solid waste industry has and continues to experience consolidation. We will have to compete with both small and large companies when seeking to vertically integrate and acquire quality companies in the industry. Our competitors have to be aggressive in cost reduction and therefore vertical acquisitions and attaining more capacity remains a high priority, and in most instances, greater access to financing and capital is a significant advantage. Many of our established competitors will be better financed, and as such it may become uneconomical for us to make further acquisitions or to locate suitable and valued acquisition targets.
     We operate in a highly competitive industry. Entry into our business and the ability to operate profitably in the industry requires substantial amounts of capital and managerial experience.
     Competition in the non-hazardous solid waste industry comes from a few large, national publicly-owned companies, including Waste Management and Allied Waste Industries, several regional publicly- and privately-owned solid waste companies, and thousands of small privately-owned companies. Some of our competitors have significantly larger operations, and may have significantly greater financial resources, than we do.
     In the market in which we intend to own or operate a landfill, we compete for landfill business on the basis of disposal costs, geographical location and quality of operations. Our ability to obtain landfill business may be limited by the fact that some major collection companies also own or operate landfills nearby. There also has been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of waste, such as yard waste, at landfills. This may result in the volume of waste going to landfills being reduced in certain areas, which may affect our ability to operate our landfills at their full capacity and/or affect the prices that we can charge for landfill disposal services. In addition, most of the states in which we intend to originate waste from have adopted plans or requirements that set goals for specified percentages of certain solid waste items to be recycled.
Solid Waste Management — Regulatory Issues and Environmental Matters
     The solid waste industry, including landfills, waste transportation, transfer stations, vehicle maintenance facilities, loading and unloading facilities and fueling facilities are subject to extensive regulatory control at the federal, state and county levels.
     Clean Air Act.
     Comprehensive Environmental Response, Compensation, and Liability Act.
     Federal Water Pollution Control Act. The Federal Water Pollution Control Act of 1972 or the Clean Water Act regulates the discharge of pollutants from a variety of sources, including solid waste disposal sites and transfer stations, into the waters of the United States. Any violations of the Clean Water Act would require applying for and obtaining a discharge permit, conducting sampling and monitoring, and under certain circumstances, to reduce the level of pollutants.
     Resource Conservation and Recovery Act. The Resource Conservation and Recovery Act of 1976, or the RCRA regulates the generation, treatment, storage, handling, transportation and disposal of solid waste and requires states to enact programs to ensure the safe handling and disposal of solid waste. Waste classified as hazardous are subject to much more stringent regulations than waste classified as non- hazardous. RCRA requires registration, compliance, reporting and corrective action, amongst others. In 1991, the Environmental Protection Agency adopted the Subtitle D Regulations governing solid waste landfills. These include location restrictions, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards and corrective action requirements. Each state is responsible for enacting regulations and standards promulgated by the EPA, which may be more stringent than that required under the Subtitle D Regulations.
Our Strategy
     Our focus is primarily on regional short-line rail transportation of commodities, aggregates and other materials including non-hazardous solid waste. At the same time, we are in the early stages of assessing alternatives to utilize our existing coal, quarry limestone and clay resources. We also anticipate acquiring additional natural resources and expanding our operations through various entitlements for mining activities and industrial commercial uses.
     In the near term our efforts will center on the Northeast and South Central Ohio. Medium to longer term activities are expected to also focus on what we believe are high growth areas of the U.S.

     During our first year of planned operations, we acquired non-income producing assets and properties at what we believe to be reasonable prices that are substantially below their intrinsic values and replacement costs, with a view toward developing and monetizing these assets for future revenue and profitability.
     We are now focused on identifying synergistic acquisition opportunities that are revenue and cash flow-based. These potential acquisitions may include another short-line railroad, other rail-based logistics businesses or additional natural resources.
     In the medium and long-term, we plan to own or lease permitted landfill disposal facilities in the Northeast and Mid-West to process solid waste transported via rail from the Northeast. Our fees will be based on the volume and type of waste that is processed. While we will work diligently to obtain all necessary permits to operate a waste disposal landfill, there are no assurances that we will be successful and any such shortcoming could have a material adverse effect on our operations and the value of assets acquired. During the past three decades, the waste management industry has experienced periods of substantial consolidation activity, however it remains extremely fragmented, which, we believe, create opportunities for our acquisition based growth strategy.
     We are committed to the growth of our businesses through investment in existing operations and acquisition of additional companies that complement our overall transportation services offering, such as transload facilities and transfer stations. We are beginning to develop relationships with potential partners interested in expanding their transportation and natural resources contract revenue sources.
     We are also developing ways to maximize the value of our holdings through entitlement of our own properties, where appropriate and to assist neighboring landowners with developments that will add to our services. While such entitlements may take a year or longer, when zoned and permitted properly, these properties should present us with numerous opportunities for revenue growth through operational performance and the development of properties for sale or lease to other businesses.
     Our ability to execute our strategy as outlined above is dependent on several factors including but not limited to: (i) our success in developing revenue, profitability and cash flow from our existing assets; (ii) additional financing for capital expenditures, acquisitions and working capital either in the form of equity or debt with terms and conditions that would be acceptable to us; (iii) identifying potential acquisitions of either assets or operational companies with prices, terms and conditions acceptable to us; (iv) the development of successful strategic alliances or partnerships; and (v) the extent and associated efforts and costs of federal, state and local regulations in each of the industries in which we currently or plan to operate in. There are no assurances that we will be successful in implementing our strategy as any negative result of one of the factors alone or in combination could have a material adverse effect on our business.
Subsequent Event
     On August 29, 2006, our wholly owned subsidiaries, Hudson Logistics, Inc. (“Hudson”) and Hudson Logistics Loading, Inc. (“HLL”) completed the acquisition of certain agreements from Steel Wheels Transport, LLC and Team G Loading, LLC, that they respectively held with Greenwood Lake Railway Company, Inc. One agreement is a Facility Capacity Agreement, which grants Hudson the right to utilize a guaranteed amount of capacity at Greenwood’s railroad at Dundee Yard in Passaic, New Jersey. The other agreement is a Railroad Car Loading Agreement, which grants HLL the exclusive right to perform loading of bulk materials to railcars at Greenwood’s railroad at Dundee Yard. As consideration for the assignment and assumption of these agreements Hudson and HLL paid an aggregate of $1,367,000 and agreed to either payoff or assume certain equipment leases.
     We acquired the Capacity and Loading agreements as part of our strategy to offer rail-based solid waste disposal services. Our initial plans for this location are to operate as a transload facility to attract truckers hauling construction and demolition debris to our site, where we will load the debris onto railway cars and ship the debris to landfill sites in Ohio. Our long-term strategy is to eventually ship the debris on our own railway cars to landfill sites that we hope to develop on our property in southeastern Ohio.
Customers
     As of June 30, 2006, we had two customers in our MNJ unit. We have recently begun marketing activities, and we are continuing to acquire equipment and develop strategic relationships to increase our customer base and revenue.

Employees
     As of June 30, 2006, we had 6 full time employees. We also utilize temporary contract labor throughout the year to address business and administrative needs. In March 2006 we entered into a consulting agreement with Entitlement Solutions, Inc. whereby Entitlement Solutions, Inc. provides us with an Interim General Manager, Dr. Richard Ellison.
     None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppage. We do not expect any significant disruption in our business in our fiscal year ending June 30, 2007 as a result of labor negotiations, employee strikes or organizational efforts.
Legal Proceedings
     To the best knowledge of management, there are no legal proceedings currently pending against us. In the normal course of operations, we may have disagreements or disputes with employees, vendors or customers. These disputes are seen by our management as a normal part of business, and there are no pending actions currently or no threatened actions that management believes would have a significant material impact on our financial position, results of operations or cash flows.
DESCRIPTION OF PROPERTY
Land and Leaseholds
     We currently occupy approximately 2,187 square feet of leased office space located at 177 Madison Avenue, 2nd Floor, Morristown, New Jersey 07960. Our Morristown offices serve as our executive and administrative headquarters. The lease expires on August 26, 2009. The monthly rental rate is $4,647. We believe that this facility is adequate for our needs in the near future.
     We currently lease approximately 10 acres of land including a warehouse along with rail spurs and sidings in Louisville, Stark County, Ohio that we are planning to use as a transload facility in support of our rail-based logistic operations. The lease expires on November 30, 2009 with a monthly rental rate of $5,000.
     As part of our acquisition of MNJ, we acquired approximately 140 acres of mostly undeveloped industrial zoned land along or adjacent to the corridor of approximately 14.6 miles of railroad track (approximately 2 miles of the track is in usable condition) in Orange County, New York.
Mineral Land Rights
     As of June 30, 2006, and as part of our Belville acquisition, we owned or controlled primarily through long-term leases approximately 9,600 acres of coal, limestone and clay land in southern Ohio. 1,500 acres of those properties are encumbered by mortgage liens held by certain creditors of Belville associated with promissory notes issued by Belville to such creditors. The following map illustrates the location of mineral rights we own or control.

Our Reserves
     As of June 30, 2006, our proven and probable mineral reserves are located on Jackson, Scioto and Lawrence counties in the south east corner of the state of Ohio on approximately 1,600 acres of land that we own. We have additional mining rights to approximately 8,000 acres of land that we have not yet gathered enough data to determine the extent, if any, of proven or probable mineral reserves. Most of these relate to underground mining rights in the Wayne National Forest. We estimate that we own approximately 6.26 millions tons of non-permitted proven and probable recoverable reserves of coal, approximately 8.65 millions tons of non-permitted proven and probable recoverable reserves of limestone, and approximately 3.73 millions tons of non-permitted proven and probable recoverable reserves of clay. Recoverable reserves include only saleable minerals and do not include mineral which would remain unextracted, such as support pillars and processing losses. Reserve estimates are prepared by engineers and geologists we contract and they are reviewed and updated periodically.
     The following table reflects our estimated unassigned recoverable mineral reserves as of June 30, 2006:
Total Unassigned Reserves (tonnage in millions)*

Total Unassigned						Sulfur Content			As Received
Recoverable Reserves (2)				Mining Method		(lbs/million BTUs)			BTU/lb(1)
Mineral	Proven	Probable	Total	Surface	Underground	< 1.2	1.2 - 2.5	>2.5
Coal	4.095	2.165	6.26	6.26			0.835	5.425	11,000
Clay	3.05	0.68	3.73	3.73		n/a	n/a	n/a	n/a
Limestone	5.89	2.76	8.65	8.65		n/a	n/a	n/a	n/a

*	Reserves were estimated and provided to us by P&L Systems, Inc., of Westerville, Ohio, an independent appraiser.

(1)	As received BTU/lb. includes the weight of moisture in the coal on an as sold basis. These were calculated by averaging the values obtained from the drill holes.

(2)	Unassigned reserves will require significant capital expenditure to mine the reserves.
     As of June 30, 2006, approximately 100% of our estimated proven and probable mineral reserves were held in fee simple.
     Title to mineral properties held by lessors or grantors to us and our subsidiaries and the boundaries of properties are normally verified at the time of leasing or acquisition. However, consistent with industry practices, title and boundaries are not completely verified until such time as our independent operating subsidiaries prepare to mine such reserves. If defects in title or boundaries of undeveloped reserves are discovered in the future, control of and the right to mine such reserves could be adversely affected.
     We must obtain permits from applicable state regulatory authorities before we begin to mine particular reserves. Applications for permits require extensive engineering and data analysis and presentation, and must address a variety of environmental, health and safety matters associated with a proposed mining operation. These matters include the manner and sequencing of mineral extraction, the storage, use and disposal of waste and other substances and other impacts on the environment, the construction of overburden fills and water containment areas, and reclamation of the area after coal extraction. We are required to post bonds to secure performance under our permits. Regulatory authorities have considerable discretion in the timing of permit issuance and the public has rights to comment on and otherwise engage in the permitting process, including through intervention in the courts.
     Our reported mineral reserves are those that could be economically and legally extracted or produced at the time of their determination. Proven reserves are those reserves for which quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. Probable reserves are those for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation. Except as described elsewhere in this document with respect to permits to conduct mining operations, we are not currently aware of matters which would significantly hinder our ability to obtain future mining permits or governmental approvals with respect to our reserves.
Southern Ohio Mine
     Belville Mining Company, Inc., owned by the Belville family began development of the Southern Ohio Mine in 1960, in Aid and Symmes Townships in Lawrence County, Jackson County and Washington Township in Lawrence County, Ohio. The Southern Ohio Mine, an open-pit mine, has been in continuous operation since 1960 consisting of mining coal, limestone and clay up until 1998. We estimate that approximately 3.77 million tons of coal; 25,000 tons of clay; and 433,000 tons of limestone were extracted from the Southern Ohio Mine. We acquired the stock of Belville in September 2005 and leased all the rights to mine coal, clay and limestone to our wholly owned subsidiary, Greater Ohio Resources, Inc. Our cost for the land was $1,008,000 and for the mining rights was $5,447,000.
     After the cessation of active mining operations in 1998, Belville either sold or disposed of most of its mining equipment. Subsequent to June 30, 2006, we sold and/or disposed of any remaining mining equipment.
     We believe that all the coal, limestone and clay reserves shown in the table above are recoverable if we develop the appropriate facilities with technology and infrastructure. As we have no mining activities and we do not have any mining permits other than for land that has been mined and is currently under going reclamation activities, our mining operations are in the development stage.
     Belville’s prior owners are contractually responsible for the cost of reclaiming portions of the Southern Ohio Mine, however, we are ultimately responsible to ensure that reclamation activities are performed as legally required. Belville is in the process of reclaiming approximately 20 acres of land under the direction of the Ohio Department of Natural Resources.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth, as of January 9, 2007, the number and percentage of outstanding shares of our common stock owned by (i) each person known to us to beneficially own more than 5% of our outstanding common stock, (ii) each director, (iii) each named executive officer, and (iv) all executive officers and directors as a group. Share ownership is deemed to include all shares that may be acquired through the exercise or conversion of any other security immediately or within the next sixty days. Such shares that may be so acquired are also deemed outstanding for purposes of calculating the percentage of ownership for that individual or any group of which that individual is a member. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

		Amount and Nature
		of Beneficial	Percentage of
		ownership of	Common Stock
Name and Address of Beneficial Owner	Title of Class	Common Stock (1)	Outstanding(1)
Imre Eszenyi(2)	Common	315,500	2.25%
Paul Biberkraut(2)	Common	25,000	*
David Adams(2)	Common	178,750	1.28%
Charles Srebnik(2)	Common	225,000 (3)	1.61%
International Kapitalanagegesellschaft m.b.H acting on behalf of Fund “Merlin Master Funds INKA” Georg-Glock-Strasse 14 40474 Dusseldorf, Germany	Common	1,800,000	12.82%
Fonditel Velociraptor, FL Pedro Teixeira Street, 8, 3rd Floor 28020 Madrid, Spain	Common	1,500,000	10.71%
Bayern Invest Kapitalanagegesellschaft m.b.H c/o Brown Brothers Harriman 140 Broadway New York, NY 10005	Common	761,614	5.44%
Gerlach & Company c/o Citibank 333 West 34th Street, 3rd Floor New York, NY 10001	Common	850,000	6.07%
PICIAS Limited, Palm Grove House Road Town Tortola, British Virgin Islands (4)	Common	4,298,831	30.70%
Faisal A. Alhegelan c/o Hogan & hartson L.L.P. 555 Thirteenth Street, NW Washington, DC 20004	Common	737,171 (5)	9.18%
All Executive Officers and Directors as a Group (4 persons)	Common	744,250 (3)	5.32%

*	Less than one percent

(1)	Based upon information furnished to us by the directors and executive officers or obtained from our stock transfer books showing 14,041,361 shares of common stock outstanding as of January 9, 2007. We are informed that these persons hold the sole voting and dispositive power with respect to the common stock except as noted herein. For purposes of computing “beneficial ownership” and the percentage of outstanding common stock held by each person or group of persons named above as of January 9, 2007, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing beneficial ownership and the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The address for Messrs. Eszenyi, Biberkraut, Adams, and Srebnik is 177 Madison Avenue, 2nd Floor, Morristown, NJ 07960

(3)	Includes 100,000 shares owned by Mr. Srebnik’s spouse, of which Mr. Srebnik disclaims beneficial ownership.

(4)	PICIAS Limited is a British Virgin Islands company owned by a trust established for the benefits of Mr. Imre Eszenyi’s children. The trust is irrevocable, has independent trustees and administrators. Mr. Eszenyi disclaims beneficial ownership and based on Section 16(a) filings with the SEC and to our knowledge, has no direct or indirect control or direction over any of the shares.

(5)	Includes approximately 637,171 shares Mr. Alhegelan has the right to acquire with 60 days pursuant to conversion rights that are part of a convertible promissory note issued to Mr. Alhegelan.

Equity Compensation Plan Information
     The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights that we have granted under (a) our 2006 Equity Incentive Plan and
(b) individual compensation arrangements in exchange for consideration in the form of goods or services as of June 30, 2006.
Equity Compensation Plan Information

Number of securities
	Number of securities		Remaining available for
	to be issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	Equity compensation
	outstanding options,	outstanding options,	plans (excluding securities
Plan Category	warrants and rights (1)	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders(2)	350,000	$2.83	1,039,769
Equity compensation plans not approved by security holders	—	$—	N/A
Total	350,000	$2.83	1,039,769

(1)	Number of shares is subject to adjustment in the future for changes in capitalization resulting from stock splits, stock dividends and similar events.

(2)	Consists of our 2006 Equity Incentive Plan. This Plan authorizes us to grant options to purchase up to 9% of the sum of the number of outstanding shares of our common stock and the number shares attributed to convertible securities during the term of our Plan.
Our 2006 Equity Incentive Plan was approved by our shareholders at our annual shareholders’ meeting on February 8, 2006. This plan permits us to grant nonqualified stock options. Options under this plan generally vest over one to four years, though the vesting periods may vary from person to person, and are exercisable subject to continued employment and other conditions.
DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS
Directors and Executive Officers
     The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person and the date such person became one of our directors or executive officers. Our executive officers are elected annually by the Board of Directors. Each year the stockholders elect the Board of Directors. The executive officers generally serve terms of one year or until their death, resignation or removal by the Board of Directors. There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was elected as an executive officer. The number of directors ranges from three to seven. The Board has fixed the number of directors at four and has one vacancy, but is actively seeking additional independent directors.

Person	Age	Position
Imre Eszenyi	39	Chairman of the Board; Acting President and Vice President
Paul Biberkraut	45	Chief Financial and Administrative Officer and Assistant Secretary
Charles Srebnik	72	Director, Chairman of the Audit Committee
David Adams	49	Director, Secretary
     Mr. Imre Eszenyi, CFA, is the founder and is currently the Managing Partner of Orchestra Finance L.L.P., a London-based independent investment firm, which is authorized and regulated by the Financial Services Authority. Mr. Eszenyi founded the Orchestra Companies in 2001. In 2005, Mr. Eszenyi joined the Board of Directors and currently serves as our Acting President, Vice President and Chairman of the Board. Previously, he has gained extensive experience in structuring and execution of capital markets and private equity transactions globally while serving in various senior capacities at global investment banking firms, including UBS Warburg, Credit Suisse First Boston and Bankers Trust. Most recently with the Orchestra Finance L.L.P., Mr. Eszenyi was involved in providing financing for fast developing publicly-listed companies, including ThermoGenesis Corp. (“KOOL”), FX Energy, Inc. (“FXEN”) and Telkonet, Inc. (“TKO”). Mr. Eszenyi received an M.B.A. from Ohio University, where he was sponsored by the George Soros Foundation, and attended the

Janus Pannonius University of Economics. He is a Chartered Financial Analyst and is a member of the Association for Investment Management and Research.
     Paul Biberkraut joined us as our Chief Financial and Administrative Officer in January 2006. From December 2002 through January 2006, Mr. Biberkraut was the Executive Vice President, Chief Financial Officer and Secretary of Superior Galleries, Inc., a publicly traded dealer and auctioneer of rare coins. Mr. Biberkraut currently serves on the Board of Directors of Superior Galleries, Inc. and has been a Director since December 2002. From December 2000 to November 2002, Mr. Biberkraut was a senior finance for information technology at PacifiCare Health Systems, Inc., a public traded health care insurance company. Mr. Biberkraut attended McGill University where he received a Bachelor of Commerce and Graduate Diploma in Public Accountancy, and he received an M.B.A. from Pepperdine University. Mr. Biberkraut is a Chartered Accountant and is a member of Canadian Institute of Chartered Accountants.
     Charles Srebnik has been engaged in the Investment Banking industry for more than four decades. For the past twenty-five years, Mr. Srebnik has been an independent financial consultant with the firm, Charles Srebnik and Associates, and he has managed a privately held family fund. In 1992, he was the Chairman of the Rockland Bioscience Park Corporation. From 1990 to 1992, Mr. Srebnik was a contractor to the Resolution Trust Corporation. In 1981, he co-founded Genetic Engineering, Inc. (a biotechnology company) and served as its Chairman of the Board of Directors and President until it was acquired by Miller Diversified Corporation in 1992. Between 1975 and 1980, he served as the Director of Special Situations in the Corporate Finance Department of D.H. Blair & Co., Inc. He is a life member of the World Simmental Federation and a member of the Holstein Association.
     David Adams joined the Board of Directors in April 2005, and also serves as Corporate Secretary. He is a shareholder of the law firm of Bullivant Houser Bailey representing public and private corporations in the areas of intellectual property, corporate finance, mergers and acquisition, and regulatory matters from 2000 to the present. From November 1996 to 2000, he served as General Counsel and V.P of Business Development for ThermoGenesis Corp. (“KOOL”). Mr. Adams received his Bachelor of Arts Degree in Psychology, with High Distinction, from the University of Colorado, Colorado Springs in 1984, and his Juris Doctorate, with Distinction, from the University of the Pacific, McGeorge School of Law in 1988.
EXECUTIVE COMPENSATION
Summary Compensation
     The summary compensation table below shows certain compensation information for services rendered in all capacities to us by our chief executive officer and by each other executive officer whose total annual salary and bonus exceeded $100,000 during the fiscal periods ended June 30, 2006 and July 31, 2005. Other than as set forth below, no executive officer’s total annual salary and bonus exceeded $100,000 during our last fiscal period.
Summary Compensation Table

	Annual Compensation				Long Term Compensation
					Awards		Payouts
						Securities
						Underlying
				Other Annual	Restricted Stock	Options/ SAR	LTIP	All Other
Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Awards ($)	(#)	Payouts ($)	Compensation ($)
Imre Eszenyi,	2006	$-0-	$-0-	$-0-	$112,500	-0-	-0-	$-0-
Chairman of the Board, Acting President and Vice President	2005	$-0-	$-0-	$-0-	$-0-	-0-	-0-	$-0-
Dr. Janice A. Jones	2006	$-0-	$-0-	$-0-	$112,500	-0-	-0-	$-0-
Former Chief Executive Officer, Chief Financial Officer and Director(2)	2005	$-0-	$-0-	$-0-	$-0-	-0-	-0-	$-0-
Paul Biberkraut,	2006	$82,500	$10,000	$-0-	$37,500	150,000	-0-	$-0-
Chief Financial and Administrative Officer and Assistant Secretary(3)	2005	$-0-	$-0-	$-0-	$0-	-0-	-0-	$-0-

(1)	Mr. Eszenyi does not have an employment engagement and does not receive compensation for his duties as acting president

(2)	Dr Jones resigned all her positions with Chartwell on October 25, 2005

(3)	Mr. Biberkraut became an officer of Chartwell on January 16, 2006.

Option/SAR Grants in Last Fiscal Year
     The following table summarizes options to purchase shares of our common stock that we granted during the eleven month period ended June 30, 2006 to each of the executive officers identified in the summary compensation table above. We have never granted any stock appreciation rights.

	Number of	Percent of Total
	Securities	options/SARs
	Underlying	Granted to
	Options/SARs	Employees in	Exercise or base
Name	Granted (#)	Fiscal Year	price ($/Sh)	Expiration Date
Paul Biberkraut	150,000	42.86%	$3.00	January 2011
Aggregated Option Exercises in Last Fiscal Year and FY-End Options/SAR Values
     The following table summarizes exercises of stock options during the eleven month period ended June 30, 2006 by each of the executive officers named in the summary compensation table above and the year-end value of unexercised options for these executive officers.

	Shares	Value	Number of unexercised	Value of unexercised in-the-
	acquired on	realized	options/SARs at FY-End (#)	money options/SARs at FY-end
Name	exercise (#)	($)	exercisable/unexercisable	exercisable/unexercisable
Paul Biberkraut	0	0	0/150,000	0/0
Long-Term Incentive Plans-Awards in Last Fiscal Year
     We do not currently have any long-term incentive plans.
Compensation of Directors
     Each of our non-employee directors received restricted stock grants of 75,000 shares of our common shares valued $112,500 and all directors are reimbursed for certain expenses in connection with attendance at board meetings. Additionally, the chairman of our audit committee receives cash compensation of $1,000 per in-person board meeting and $500 per telephonic board meeting up to a maximum of $10,000 per year and received a restricted stock of 25,000 shares of our common stock valued at $37,500.
     As we continue to seek, identify and retain additional independent directors, a director compensation policy in the form of stock-based compensation or cash, or a combination of both, will be established. We are actively seeking at least two independent board members who have relevant industry experience and financial expertise. We anticipate having a majority of outside independent directors.
Employment Agreements
     Effective January 16, 2006, we entered into an employment with Paul Biberkraut to serve as our Chief Financial and Administrative Officer. Mr. Biberkraut is paid an annual salary of $180,000 subject to an increase of up to 15% based on an annual review. Initially, Mr. Biberkraut was paid a bonus of $10,000 on January 16, 2006 and an additional bonus of $10,000 to be paid on July 15, 2006. Mr. Biberkraut is entitled to participate in our cash management incentive bonus and equity incentive plans upon formation and approval by the Board of Directors, provided, however, cash bonuses shall not exceed 50% of each his base salary then in effect. Additionally, Mr. Biberkraut was granted 25,000 shares of restricted common stock vesting in equal increments on January 16, 2006 and July 15, 2006 and awarded an option to acquire 150,000 shares of common stock vesting in equal increments on January 16, 2007 and January 16, 2008. The employment agreement may be terminated prior to the expiration of the agreement upon the mutual agreement of us and Mr. Biberkraut, respectively.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     From our inception on March 3, 2005 until June 26, 2006, we used administrative personnel and had the use of office space at 1124 Smith Street, Suite 304, in Charleston, West Virginia, which is the business address of our Chairman, Mr. Imre Eszenyi’s father-in-law. We did not pay rent or other expenses associated with our use of the space and administrative personnel.

     During the fiscal period ended July 31, 2005, Mr. Eszenyi, paid certain operating expenses such as audit fees, business license fees, and transfer agent fees from his personal funds. These expenses were reimbursed by us subsequent to our fiscal year end pursuant to our policies on business expenses. Although the amounts paid in the aggregate are significantly less than $60,000, the Board of Directors reviewed and evaluated the personal undertakings and approved of the payments on our behalf.
     On July 30, 2005, we paid $418,000 in cash and issued 278,830 shares of common stock valued at $418,000 to agents of Orchestra Finance, LLP (“Orchestra”) for financing placement fees. Mr. Imre Eszenyi is the Managing Partner of Orchestra.
     During the fiscal period ended July 31, 2005, we paid $84,000 in cash and issued 15,000 shares of common stock valued at $22,500 for legal services to Bartel, Eng & Schroder (“BES”), a law firm. Mr. David Adams was a shareholder of BES.
     On September 30, 2005, we issued 155,000 shares valued at $232,000 to Orchestra in connection with the acquisition of E-Rail and Belville. From October 2005 through March 2006, we paid $16,000 in cash and issued 49,850 shares of common stock valued at $83,000 to Orchestra for consulting and financing placement fees. Additionally, on March 15, 2006, we entered into a two-year agreement with Orchestra, whereby Orchestra would provide management and financial advisory services to us for a monthly fee of $10,000 retroactive to January 1, 2006. As of June 30, 2006, we reported $110,000 due to Orchestra for consulting and financing placement fees
     We paid $460,000 in cash for legal services to a law firm, Bullivant Houser Bailey, during the eleven months ended June 30, 2006, of which, David Adams, a director of ours is a shareholder. In addition, we reported $10,000 due to this same firm for legal services at June 30, 2006.
     We acquired software and assumed the corresponding lease of $27,000 during the eleven months ended June 30, 2006 from an entity controlled by a former officer of one of our subsidiaries.
     Prior to the acquisition of E-Rail, E-Rail purchased 220 open top containers for $550,000 consisting of $130,000 cash and a finance obligation of $420,000 to The Corona Group. We assumed the remaining finance obligation totaling $369,000 in connection with the acquisition of E-Rail. On April 26, 2006, The Corona Group agreed to reacquire the 220 open top containers and extinguish the remaining obligation that was assumed by E-Rail.

SELLING SECURITY HOLDERS
     The following table identifies the Selling Stockholders, as of January 9, 2007, and indicates certain information known to us with respect to (i) the number of common shares beneficially owned by the Selling Stockholder, (ii) the number of common shares that may be offered for the Selling Stockholder’s account, and (iii) the number of common shares and percentage of outstanding common shares to be beneficially owned by the Selling Stockholders assuming the sale of all of the common shares covered hereby by the Selling Stockholders. The term “beneficially owned” means common shares owned or that may be acquired within 60 days. The number of common shares outstanding for purposes of determining beneficial ownership as of January 9, 2007, was 14,041,361. Shares of common stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Stockholder’s percentage ownership of outstanding shares. The Selling Stockholders may sell some, all, or none of their common shares. The number and percentages set forth below under “Shares Beneficially Owned After Offering” assumes that all offered shares are sold.

	Shares Beneficially		Shares to be	Shares Beneficially
	Owned Prior to Offering		Offered	Owned After Offering
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage
Hauck & Aufhauser Privatbankiers KGaA FBO of Bayern-Invest	761,614	5.42%	761,614	—	—
Kapitalanlagegesellschaft mbH for RAVB Fund
Internationale Kapitalanlagegesellschaft mbH for Fund Merlin A(1)	1,800,000	12.82%	1,800,000	—	—
Eurovalor Bolsa FI(2)	0	0%	0	—	—
Eurovalor Estados Unidos FI(2)	0	0%	0	—	—
Giancarlo de Filippo	67,000	0.48%	67,000	40,000	0.28%
David J. Instance	66,667	0.47%	66,667	40,000	0.28%
Chris Gordon(5)	700,000	4.81%	200,000	500,000	3.59%
Charles Neumann	75,000	0.53%	75,000	130,000	0.93%
Fonditel Albatros, FI(3)	500,000	3.56%	500,000	—	—
Fonditel Velociraptor, FI(3)	1,000,000	7.12%	1,000,000	—	—
Fonditel Red Activa, F.P.	500,000	3.56%	500,000	—	—
Loganswell Limited	40,000	0.28%	40,000	—	—
15th Street Partners LP	100,000	0.71%	100,000	—	—
Banque Privee Edmond De Rothschild
Luxembourg FBO Herle Limited	67,000	0.48%	67,000	—	—
Ralf Von Ziegesar	167,000	1.19%	167,000	—	—
Faisal A. Alhegelan(6)	737,171	5.00%	100,000	637,171	4.34%
Capital Strategies S.L.	130,000	0.93%	130,000	39,000	0.28%
Indigo Light SAL	5,000	0.04%	5,000	—	—
Maxime Mitterrand	5,000	0.04%	5,000	—	—
Hans Jurgen Bradin	70,000	0.50%	70,000	10,850	0.08%
PICIAS Ltd. (4)	4,298,831	30.62%	4,298,831	—	—
Forum of the Future Ltd	67,000	0.48%	67,000	—	—
Paul Keith	10,000	0.07%	10,000	—	—
Arthur B. Davis	38,000	0.27%	38,000	—	—
Neile Davis	22,000	0.16%	22,000	—	—
Mark R. Cohen	15,000	0.11%	15,000	—	—
Husein Jafferjee	20,000	0.14%	20,000	—	—

	Shares Beneficially		Shares to be	Shares Beneficially
	Owned Prior to Offering		Offered	Owned After Offering
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage
Lawrence Sheer	60,000	0.43%	60,000	—	—
Magnus Imaging, LLC	85,000	0.61%	85,000	—	—
JoAnn Srebnik	100,000	0.71%	100,000	—	—
David C. Adams	178,750	1.27%	100,000	78,750	0.56%
Ault Glazer Bodnar Acquisition Fund LLC	24,000	0.17%	24,000	—	—
Peter J. Pinto	387,135	2.76%	387,135	—	—
Imre Eszenyi	315,500	2.25%	225,000	90,500	0.64%
Elizabeth Betsy Gaynes	4,375	0.03%	4,375	—	—

(1)	1,500,000 shares are beneficially held by Internationale Kapitalanagegesellschaft m.b.H. acting for and on behalf of Fund “Merlin Master Funds INKA” and 300,000 shares by Direct Deposit Nürnberger Versicherung. To the best of our knowledge both entities are not under common control or direction.

(2)	To the best of our knowledge, Eurovalor Bolsa FI and Eurovalor Estados Unidos FI are controlled or are under the common direction of the same principals.

(3)	Based on the Schedule 13G filed with the SEC as a group, Fonditel Albatros, FI and Fonditel Velociraptor, FI are controlled or are under the common direction of the same principals.

(4)	PICIAS Limited is a British Virgin Islands company owned by a trust established for the benefit of Mr. Imre Eszenyi’s children. The trust is irrevocable, has independent trustees and is administered from Switzerland.

(5)	Includes approximately 500,000 shares Mr. Gordon has the right to acquire pursuant to conversion rights that are part of a convertible promissory note issued to Mr. Gordon.

(6)	Includes approximately 637,171 shares Mr. Alhegelan has the right to acquire pursuant to conversion rights that are part of a convertible promissory note issued to Mr. Alhegelan.
PLAN OF DISTRIBUTION
     The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this Prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
     The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:
—	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

—	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

—	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

—	an exchange distribution in accordance with the rules of the applicable exchange;

—	privately negotiated transactions;

—	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

—	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

—	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

—	a combination of any such methods of sale.
     The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.
     In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).
     The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
     The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.
     The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the Prospectus delivery requirements of the Securities Act.
     To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.
     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
     We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
     We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

     We have agreed with the Selling Stockholders to keep the registration statement of which this Prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.
DESCRIPTION OF SECURITIES
     We are authorized by our Amended and Restated Certificate of Incorporation to issue 100,000,000 shares of common stock, $0.001 par value, and 25,000,000 shares of Preferred Stock. As of January 9, 2007, there were 14,041,361 shares of common stock outstanding, and no shares of Preferred Stock outstanding. In addition, the Company has issued 350,000 options to purchase shares of common stock.
     All issued and outstanding shares of common stock are fully paid and non-assessable. Each holder of record of shares of common stock is entitled to one vote for each share so held on all matters requiring a vote of shareholders, including the election of directors. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to participate in our assets available for distribution after satisfaction of and the claims of creditors. There are no preferences, conversion rights, pre-emptive rights, subscription rights, or restrictions or transfers attached to the common stock.
DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Nevada corporations may indemnify directors, officers and agents against liabilities and expenses incurred in the performance of their duties. The Company’s Amended and Restated Bylaws obligate the Company to indemnify its directors, officers, employees and other agents against liabilities and expenses incurred in the performance of their duties to the maximum extent permitted by Nevada law.
Legal Matters
     The validity of the shares of common stock offered by the Selling Stockholders will be passed on by the law firm of Bullivant Houser Bailey, P.C., Sacramento, California. David Adams is a director and secretary of the Company and is a shareholder at the law firm of Bullivant Houser Bailey, P.C. and owns 178,750 shares of common stock of the Company. In addition, three other shareholders of Bullivant Houser Bailey, P.C. own shares in the Company representing, in the aggregate, less than one percent of the outstanding shares.
Experts
     Urish Popeck & Co., LLC served as our independent accountants and audited our financial statement for the period August 1, 2005 to June 30, 2006. We have included our financial statements in the Prospectus and elsewhere in this Prospectus in reliance on Urish Popeck & Co., LLC reports given on their authority as experts in accounting and auditing.
     We have also included the financial statements of Ronald R. Chadwick, P.C., who served as our independent accountants and audited our financial statement for the period of March 3, 2005, inception to July 31, 2005. We have included our financial statements in the Prospectus in reliance on Ronald R. Chadwick, P.C. reports given on their authority as experts in accounting and auditing.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is Computershare Trust Company, located at 350 Indiana Street, Suite 800, Golden, Colorado 80401, with the same mailing address and telephone number (303) 262-0600.

Where You Can Find More Information
     We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the Securities and Exchange Commission. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-202-551-8090 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at www.sec.gov.

CHARTWELL INTERNATIONAL, INC.
FINANCIAL STATEMENTS
INDEX

PAGE
(a) Financial Statements of Cranberry Creek Railroad, Inc.
Independent Auditor’s Report on Financial Statements	F-2
Audited Balance Sheets — Cranberry Creek Railroad, Inc. as of December 31, 2005	F-3
Audited Statement of Operations — Cranberry Creek Railroad, Inc. for the year ended December 31, 2005	F-5
Audited Statement of Shareholders’ Equity — Cranberry Creek Railroad, Inc. for the year ended December 31, 2005	F-6
Audited Statement of Cash Flows — Cranberry Creek Railroad, Inc. for the year ended December 31, 2005	F-7
Audited Notes to the Financial Statements — Cranberry Creek Railroad, Inc. for the year ended December 31, 2005	F-9
(b) Pro Forma Financial Information Cranberry Creek Railroad, Inc. and Chartwell International, Inc.	F-10
Unaudited Pro Forma Consolidated Balance Sheet as of January 31, 2006	F-12
Unaudited Pro Forma Consolidated Statement of Operations from inception on March 3, 2005 to July 31, 2005 for Chartwell International, Inc. and for the year ended December 31, 2005 for Cranberry Creek Railroad, Inc.
F-13
Unaudited Pro Forma Consolidated Statement of Operations for the six months ended January 31, 2006	F-14
Independent Registered Public Accounting Firms’ Reports	F-16
Financial Statements
Consolidated Balance Sheets	F-18
Consolidated Statements of Operations	F-19
Consolidated Statements of Stockholders’ Equity	F-20
Consolidated Statements of Cash Flows	F-21
Notes to Consolidated Financial Statements	F-23
For the Three Months Ended on September 30, 2006 and June 30, 2006 (Unaudited)
Consolidated Balance Sheets at September 30, 2006 (Unaudited) and June 30, 2006	F-36
Consolidated Statements of Operations (Unaudited) for the three months ended September 30, 2006 and October 31, 2005, and, from inception on March 3, 2005 to September 30, 2006	F-37
Consolidated Statements of Cash Flows (Unaudited) for the three months ended September 30, 2006 and October 31, 2005, and, from inception on March 3, 2005 to September 30, 2006	F-38
Notes to Interim Consolidated Financial Statements	F-39

PERRIN ACCOUNTING, P.C.
To the Board of Directors
Cranberry Creek Railroad, Inc.
140 East Main Street
Middleton, New York 10940
INDEPENDENT AUDITOR’S REPORT ON FINANCIAL STATEMENTS
We have audited the accompanying balance sheet of Cranberry Creek Railroad, Inc. as of December 31, 2005 and the related statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cranberry Creek Railroad, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
Perrin Accounting, P.C.
Baltimore, Maryland
March 23, 2006
CERTIFIED PUBLIC ACCOUNTANTS
MEMBERS: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
BALTIMORE, MARYLAND
NORTH EAST, MARYLAND
201 North Charles Street Suite 2204, Baltimore, Maryland 21201
  Phone: 410-287-1300 Fax: 410-287-1312
14 Rogers Road Suite 205, North East, Maryland 21901
  Phone: 410-287-1300 Fax: 410-287-1312

CRANBERRY CREEK RAILROAD, INC.
BALANCE SHEET
ASSETS
DECEMBER 31, 2005

CURRENT ASSETS
Cash	$91,486
Accounts Receivable — Note 1	9,015
TOTAL CURRENT ASSETS	100,501

FIXED ASSETS — Note 1
Locomotives and Equipment	51,913
Land	5,707
Track and Crossings	8,804
Track Maintenance Equipment	2,604
Terminal and Shop	908
Bridges	827
Total Fixed Assets	70,763
Less Accumulated Depreciation	(58,742)
TOTAL FIXED ASSETS, NET	12,021

$112,522

The notes to the financial statements are an integral part of this statement

CRANBERRY CREEK RAILROAD, INC.
BALANCE SHEET
LIABILITIES AND STOCKHOLDERS’ EQUITY
DECEMBER 31, 2005

CURRENT LIABILITIES
Accounts Payable and Accrued Wages	$17,099
Accrued Federal and State Income Taxes and Penalties	42,513
Accrued Legal Fees	49,339

TOTAL CURRENT LIABILITIES	108,951

LONG-TERM LIABILITIES
TOTAL LIABILITIES	108,951

COMMON STOCK — No Par Value 30 Shares Authorized, Issued, and Outstanding	451

RETAINED EARNINGS — Note 1	3,120

TOTAL STOCKHOLDER’S EQUITY	3,571

$112,522

The notes to the financial statements are an integral part of this statement

CRANBERRY CREEK RAILROAD, INC.
STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2005

REVENUE
Freight Interchange Revenue — Note 1	$141,633
Interest and Other	3,119

NET REVENUE	144,752

OPERATING EXPENSES
Wages, and Payroll Taxes	59,920
Real Estate Taxes	28,685
Accounting and Tax Preparation	17,354
Road and Right of Way Maintenance	16,418
Repairs and Maintenance	12,698
Station and Other Operating Expenses	8,562
Fuel and Locomotive Expenses	7,735
Insurance Expense	6,021
Employee Benefits	5,140

Total Operating Expenses	162,533

LOSS FROM OPERATIONS	(17,781)

Legal Fees	51,983
Federal and State Tax Penalties — Note 1	18,218

Total Non Recurring Expenses	70,201

LOSS BEFORE INCOME TAXES	(87,982)
Income Tax Expense — Note 1	(23,977)

NET INCOME, (LOSS)	$(111,959)

The notes to the financial statements are an integral part of this statement

CRANBERRY CREEK RAILROAD, INC.
STATEMENT OF STOCKHOLDERS’ EQUITY
YEAR ENDED DECEMBER 31, 2005

	Stock	Retained Earnings
Balance January 1, 2005 — Note 1	$451	$98,788
Prior Period Adjustment — Correction Of Error	0	16,291
Net (Loss) Year Ended December 31, 2005	0	(111,959)

Balance December 31, 2005	$451	$3,120

The notes to the financial statements are an integral part of this statement

CRANBERRY CREEK RAILROAD, INC.
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES

Freight Interchange Revenue	$146,322
Interest and Other	3,437

149,759

Operating Expenses	145,434
Legal Fees	2,644

148,078

Net Cash Provided by Operating Activities	1,681

CASH FLOWS USED BY INVESTING ACTIVITIES

CASH FLOWS USED BY FINANCING ACTIVITIES

NET INCREASE IN CASH	1,681

CASH AT BEGINNING OF YEAR	89,805

CASH AT END OF YEAR	$91,486

SUPPLEMENTAL DISCLOSURE
Cash Paid During the Year For Interest	$0

The notes to the financial statements are an integral part of this statement.

CRANBERRY CREEK RAILROAD, INC.
STATEMENT OF CASH FLOWS
RECONCILIATION OF NET LOSS TO
NET CASH PROVIDED BY OPERATING ACTIVITIES
YEAR ENDED DECEMBER 31, 2005

Net (Loss)	$(111,959)

Adjustments To Reconcile Net Loss To
Net Cash Provided By Operating Activities
Increase in Accounts Payable and Accrued Wages	17,099
Decrease in Accounts Receivable	4,689
Increase in Accrued Taxes and Penalties	42,513
Increase in Accrued Legal Fees	49,339

Total Adjustments	113,640

Net Cash Provided by Operating Activities	$1,681

The notes to the financial statements are an integral part of this statement.

CRANBERRY CREEK RAILROAD, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005
Note 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Cranberry Creek Railroad, Inc. (The Corporation) was created pursuant to Articles of Incorporation dated 1956 in accordance with provisions of New Jersey Law. In 1961 the Corporation purchased all the outstanding stock of the Middletown and New Jersey Railway Company, Inc. (The M&NJ). The Corporation owns and operates this shortline railroad on approximately 138 acres in Orange County, New York.
     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Method of Accounting. The Corporation reports on the accrual basis for both financial and tax reporting in accordance with accounting principles generally accepted in the United States of America. The accounting policies followed for financial reporting are as follows:
     Cash Equivalents: The Corporation’s policy is to classify all checking accounts, money market accounts, and other demand deposits as cash equivalents.
     Income Taxes. Income Taxes are paid on earnings as provided by current federal and state income tax statutes. In 2005 the Corporation filed current and prior years’ tax returns and accrued the income tax expense of $ 23,977 and accrued penalties and interest of $ 18,218.
     Property. Property is recorded at cost and depreciated over its estimated useful life as required by generally accepted accounting principles.
     Prior Period Adjustment. In 2005 the Corporation performed its first financial audit and estimated, and corrected, the acquisition cost of certain property.
     Concentration of Credit Risk. The Corporation derives all its revenue from a single class one railroad customer, the Norfolk Southern.

(b) Pro Forma Financial Information
The Transaction
     On December 30, 2005, Chartwell International, Inc. (the “Company”) entered into a Contract of Sale of Stock (the “Contract”) with the Estate of Pierre T. Rasmussen (the “Seller”), for the purchase of twenty (20) shares of common stock (the “Shares”) of Cranberry Creek Railroad, Inc., a New Jersey corporation (“Cranberry Creek”). The Contract was amended on February 10, 2006 (the “Contract” as amended, the “Agreement”). Under the terms of the Agreement, the Company purchased sixty-six and two-thirds percent (66 2/3%) of all the outstanding shares of capital stock in Cranberry Creek for $1.65 million (the “Purchase Price”).
     The Purchase Price consists of (i) a cash payment of One Million One Hundred Fifty Thousand and No/100 Dollars ($1,150,000) and (ii) the issuance of two-year convertible promissory notes in the aggregate principal amount of Five Hundred Thousand and No/100 Dollars ($500,000) at approximately eight percent (8%) annual interest rate, convertible into 158,000 shares of common stock of the Company at the end of the term of the note at a price per share of $3.165 (the “Note”). Interest on the Note shall be payable quarterly beginning May 15, 2006 at a rate of two percent (2%) of the principal outstanding balance on each respective payment due date.
     The Company has initiated legal proceedings in the Superior Court of New Jersey — Chancery Division to seek enforcement of a stipulated Court Order Settlement binding the individual owner of the remaining thirty-three and one-thirds percent (33 1/3%) to sell his ten (10) shares of common stock in Cranberry Creek to the Company.
     Cranberry Creek is a New Jersey corporation that owns one hundred percent (100%) of the outstanding capital stock in Middletown and New Jersey Railway Company, Inc., a New York Corporation (“M&NJ”). M&NJ owns and operates a short-line railroad in Middletown, New York.
The Entities Involved
     Chartwell International, Inc. acquired 66 2/3% of the stock of Cranberry Creek Railroad, Inc.
Pro Forma Reporting Periods
     Chartwell International, Inc. currently reports on a fiscal year that ends on July 31. Cranberry Creek Railroad, Inc. currently reports on a calendar year that ends on December 31.
     The Unaudited Pro Forma Consolidated Balance Sheet as of January 31, 2006, includes the balance sheet of Chartwell International, Inc. and its subsidiaries as of January 31, 2006, and the balance sheet of Cranberry Creek Railroad, Inc. and its subsidiary as of December 31, 2005. Because of the differing accounting periods, the consolidated balance sheet of Chartwell International, Inc. at January 31, 2006, are combined with the consolidated balance sheet of Cranberry Creek Railroad, Inc. at December 31, 2005. Chartwell International, Inc. began including its acquisition of 66 2/3% of Cranberry Creek Railroad, Inc. in its consolidated financial statements from February 14, 2006.
     The Unaudited Pro Forma Consolidated Statement of Operations for the period from inception on March 3, 2005 through July 31, 2005, give effect to the acquisition of 66 2/3% of Cranberry Creek Railroad, Inc. and its subsidiary as if the acquisition occurred on March 3, 2005, and includes the statement of operations of Chartwell International, Inc. and its subsidiaries from inception on March 3, 2005 through July 31, 2005, and the statement of operations of Cranberry Creek Railroad, Inc. and its subsidiary for the fiscal year ended December 31, 2005. It is impracticable to bring the statement of operations of Cranberry Creek Railroad, Inc. to within 93 days of Chartwell International’s most recent fiscal year end because of the bookkeeping practices adopted by Cranberry Creek Railroad, Inc.
     The Unaudited Pro Forma Consolidated Statement of Operations for the six months ended January 31, 2006, are based on the historical financial statements of Chartwell International, Inc. and Cranberry Creek Railroad, Inc., after giving effect to the acquisition of 66 2/3% of Cranberry Creek Railroad, Inc. and its subsidiary as if the acquisition occurred on inception on March 3, 2005. Because of the differing accounting periods, the operating results of Chartwell International, Inc. for the six months ended January 31, 2006, are combined with the operating results of Cranberry Creek Railroad, Inc. for the six months ended December 31, 2005.
     The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations that would have actually been reported had the acquisition of 66 2/3% of Cranberry Creek Railroad, Inc. and its subsidiary occurred as of March 3, 2005, nor are these pro forma financial statements necessarily indicative of the future financial position or results of operations of the combined companies.
     The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Chartwell International, Inc. included in the annual report on Form 10-KSB and quarterly reports on Form 10-QSB and the historical consolidated financial statements and accompanying notes of Cranberry Creek Railroad, Inc. included herein.
[Chartwell International, Inc.
Pro-forma Financial Information
See Next Page]

Chartwell International, Inc.
(A Development Stage Company)
Pro-forma Consolidated Balance Sheets
(in thousands)
(Unaudited)

			Acquisition
			Adjustments
	Chartwell (1)	Cranberry (2)	(3)	Pro-Forma
ASSETS
Current assets
Cash	$3,227	$92	$(1,171)	$2,148
Accounts receivable	—	9	—	9
Deposit	548	—	—	548
Other	13	—	—	13
Total current assets	3,788	101	(1,171)	2,718
Long-term assets
Property and equipment, net	3,603	5	1,469	5,077
Land	1,008	7	701	1,716
Mineral rights	2,225	—	—	2,225
Option on mineral rights	5,287	—	—	5,287
Total long-term assets	12,123	12	2,170	14,305

Total Assets	$15,911	$113	$999	$17,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$674	$109	$40	$823
Due to related parties	93	—	—	93
Notes payable	717	—	—	717
Total current liabilities	1,484	109	40	1,633
Long-term liabilities
Notes payable, net of current portion	1,115	—	500	1,615
Total long-term liabilities	1,115	—	500	1,615
Minority interests	—	—	463	463

Total liabilities	2,599	109	1,003	3,711

Stockholders’ equity
Preferred stock, $0.001 par value, 25,000 shares authorized	—	—	—	—
Common stock, $0.001 par value 100,000 authorized, 15,600 shares issued and outstanding	16	1	(1)	16
Additional paid in capital	15,960	—	—	15,960
Accumulated deficit	(2,664)	3	(3)	(2,664)
Total shareholders’ equity	13,312	4	(4)	13,312

Total liabilities and stockholders’ equity	$15,911	$113	$999	$17,023

Chartwell International, Inc.
(A Development Stage Company)
Pro-forma Consolidated Statement of Operations
For the Year Ended July 31, 2005
(in thousands, except per share data)
(Unaudited)

			Acquisition
			Adjustments
	Chartwell (1)	Cranberry (2)	(3)	Pro-Forma
Revenue	$—	$145	$—	$—
Cost of Revenue	—	—	—	—

Gross Profit	—	145	—	—
General and administrative expenses	159	233	—	392

Loss from operations	(159)	(88)	—	(392)

Other income (expense)
Interest, net	21	—	(40)	(19)
Finance placement fee	(836)	—	—	(836)

Total other income (expense)	(815)	—	(40)	(855)

Loss before income taxes and minority interest	(974)	(88)	(40)	(1,247)

Income taxes	—	24	—	(1,247)
Minority interest	—	—	(37)	(37)

Net loss	$(974)	$(112)	$(3)	$37

Net loss per share
basic	$(0.16)	$(112.00)	n/a	$0.01
fully diluted	$(0.16)	$(112.00)	n/a	$0.01

Weighted average number of common shares outstanding
basic	5,975	1	(1)	5,975
fully diluted	5,975	1	(1)	5,975

Chartwell International, Inc.
(A Development Stage Company)
Pro-forma Consolidated Statement of Operations
For the Six Months Ended January 31, 2006
(in thousands, except per share data)
(Unaudited)

			Acquisition
			Adjustments
	Chartwell	Cranberry (4)	(3)	Pro-Forma
Revenue	$—	$73	$—	$73
Cost of Revenue	—	—	—	—

Gross Profit	—	73	—	73
General and administrative expenses	1,646	81	—	1,727

Loss from operations	(1,646)	(9)	—	(1,655)

Other income (expense)
Interest, net	(47)	—	(20)	(67)
Gain on note settlement	35	—	—	35
Finance placement fee	(33)	—	—	(33)

Total other income (expense)	(45)	—	(20)	(65)

Loss before minority interest	(1,691)	(9)	(20)	(1,720)

Minority interest	—	—	(3)	(3)

Net loss	$(1,691)	$(9)	$(17)	$(1,717)

Net loss per share
Basic	$(0.11)	$(8.50)	n/a	$(0.12)
fully diluted	$(0.11)	$(8.50)	n/a	$(0.12)

Weighted average number of common shares outstanding
Basic	14,869	1	(1)	14,869
fully diluted	14,869	1	(1)	14,869
Continued
Next Page

Notes:

(1)	Chartwell International, Inc.’s (“Chartwell”) balance sheet reflects balances as of January 31, 2006 and statements of operations from March 3, 2005 (inception) to July 31, 2005;

(2)	Cranberry Creek Railroad, Inc.’s (“Cranberry”) balance sheet reflects balances as of December 31, 2005 and statements of operations for the year ended December 31, 2005;

(3)	On February 10, 2006 Chartwell acquired 2/3rds of the outstanding stock of Cranberry for cash of $1,171,471 and an 8% convertible promissory note of $500,000. Chartwell anticipates acquiring the additional 1/3rd of the outstanding common stock of Cranberry for $500,000. This amount has been reflected as a minority interest. The interest on the convertible promissory note has been reflected as if it existed for the year ended December 31, 2005 and the six months ended December 31, 2005;

(4)	Cranberry’s statement of operations reflect an estimate of the six months ended December 31, 2005 based on 50% of the statement of operations for the year ended December 31, 2005 adjusted for non-recurring expenses. Financial statements for the six months ended December 31, 2005 were not available nor feasible to create. In the opinion of management the adjustments are necessary to a fair statement to the result of the interim period present herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Chartwell International, Inc. and Subsidiaries
Morristown, New Jersey
We have audited the accompanying consolidated balance sheet of Chartwell International, Inc. and Subsidiaries (a development stage Company) as of June 30, 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for the eleven-month period beginning August 1, 2005 and ending June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chartwell International, Inc. and Subsidiaries (a development stage Company) as of June 30, 2006 and the results of its operations and its cash flows for the eleven month period beginning August 1, 2005 and ending June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

Pittsburgh, Pennsylvania	/s/ Urish Popeck & Co., LLC
August 3, 2006 except for Note 10 as to	URISH POPECK & CO., LLC
which the date is August 29, 2006

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado 80014
Telephone (303)306-1967
Fax (303)306-1944
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Chartwell International, Inc.
Lakewood, Colorado
I have audited the accompanying balance sheet of Chartwell International, Inc. as of July 31, 2005 and the related statements of operations, stockholders’ equity and cash flows for the period from March 3, 2005 (inception) through July 31, 2005. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.
I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.
In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chartwell International, Inc. as of July 31, 2005 and the results of its operations and its cash flows for the period from March 3, 2005 (inception) through July 31, 2005 in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1 to the financial statements, the Company’s assets, liabilities and former operations were transferred to another corporation on March 3, 2005. These financial statements are presented with the Company commencing new operations on March 3, 2005.

Aurora, Colorado	/s/ Ronald R. Chadwick, P.C.
December 14, 2005	RONALD R. CHADWICK, P.C.

Chartwell International, Inc. and Subsidiaries
(A Development Stage Company)
Consolidated Balance Sheets
(in thousands)

	June 30,	July 31,
	2006	2005
Assets
Current assets
Cash and cash equivalents (Note 1)	$3,018	$7,686
Accounts Receivable	25	—
Deposits (Note 3)	533	1,425
Prepaid expense and other	38	9

Total current assets	3,614	9,120

Long-term assets (Note 1 and 5)
Property and equipment, net (Note 4)	4,573	—
Land	1,735	—
Mineral rights	5,447	—
Other	19	—

Total long-term assets	11,774	—

Total assets	$15,388	$9,120

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$191	$19
Due to related parties	21	42
Notes payable (Note 5)	310	—

Total current liabilities	522	61

Long-term liabilities
Notes payable, net of current portion (Note 5)	5,557	—

Total long-term liabilities	5,557	—

Total liabilities	6,079	61

Commitments and Contingencies (Notes 5 and 8)
Stockholders’ Equity (Note 7)
Preferred stock, $0.001 par value, 25,000 shares authorized
Common shares, $0.001 par value, 100,000 shares authorized 13,896 and 11,688 issued and outstanding at June 30, 2006 and July 31, 2005, respectively	14	12
Additional paid in capital	13,566	10,020
Accumulated deficit	(4,271)	(973)

Total stockholders’ equity	9,309	9,059

Total Liabilities and Stockholders’ equity	$15,388	$9,120

(See accompanying notes to Consolidated Financial Statements)

Chartwell International, Inc. and Subsidiaries
(A Development Stage Company)
Consolidated Statements of Operations
(in thousands, except per share data)

			Cumulative
	For the eleven	From March 3,	from March 3,
	months ended	2005, Inception	2005, Inception
	June 30,	to July 31,	to June 30,
	2006	2005	2006
Revenue	$51	$—	$51
General and administrative expenses	3,053	159	3,212

Loss from operations	(3,002)	(159)	(3,161)

Other income (expense)
Interest, net (Note 5)	(148)	22	(126)
Gains on notes settlements	74	—	74
Finance placement fees	(222)	(836)	(1,058)

Total other income (expense)	(296)	(814)	(1,110)

Net loss	$(3,298)	$(973)	$(4,271)

Net loss per common share, basic and diluted	$(0.23)	$(0.16)	$(0.36)

Weighted average number of common shares outstanding,
basic and diluted	14,639	5,937	11,942

(See accompanying notes to Consolidated Financial Statements)

Chartwell International, Inc and Subsidiaries
(A Development Stage Company)
Consolidated Statements of Stockholders’ Equity
(in thousands)

	Common	Common	Additional		Total
	Stock	Stock	Paid-in	Accumulated	Stockholders’
	Shares	$	Capital	Deficit	Equity
Balance, March 3, 2005	2,416	$2	$(202)	$—	$(200)
Common stock issued for cash	8,978	9	9,782		9,791
Common stock issued for services	294	1	440		441
Net loss from March 5, 2005, Inception to July 31, 2005				(973)	(973)

Balance, July 31, 2005	11,688	12	10,020	(973)	9,059
Common stock issued for cash	464	—	850		850
Common stock issued in partial payment of notes receivable	300	—	325		325
Common stock issued in partial payment of acquisition	1,202	1	1,802		1,803
Common stock issued for services	542	1	812		813
Fair value of stock options granted			32		32
Common stock redeemed for cash	(300)	—	(275)		(275)
Net loss for the eleven months end June 30, 2006				(3,298)	(3,298)

Balance, June 30, 2006	13,896	$14	$13,566	$(4,271)	$9,309

(See accompanying notes to Consolidated Financial Statements)

Chartwell International, Inc. and Subsidiaries
(A Development Stage Company)
Consolidated Statements of Cash Flows
(in thousands)

			Cumulative
	For the eleven	From March 3,	from March 3,
	months ended	2005, Inception	2005, Inception
	June 30,	to July 31,	to June 30,
	2006	2005	2006
Cash flows from operating activities
Net loss	$(3,298)	$(973)	$(4,271)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	49	—	49
Gain on settlement of note receivable	(35)	—	(35)
Gain on settlement of note payable	(40)	—	(40)
Fair value of stock options granted	32	—	32
Fair value of common stock issued for services	813	441	1,254
Increase (decrease) in cash from changes in assets and liabilities
Accounts receivable	(23)	—	(23)
Deposits	892	(1,425)	(533)
Prepaid and other	(29)	(9)	(38)
Accounts payable and accrued liabilities	(29)	19	(10)
Due to related parties	(21)	42	21

Net cash used in operating activities	(1,689)	(1,905)	(3,594)

Cash flows from investing activities
Purchase of property and equipment	(2,963)	—	(2,963)
Exercise of mining rights options	(102)	—	(102)
Deposits	(14)	—	(14)
Cash paid in acquisitions	(4,597)	—	(4,597)
Cash received in acquisitions	82	—	82

Net cash used in investing activities	(7,594)	—	(7,594)

Cash flows from financing activities
Proceeds from notes receivable	635	—	635
Payment for notes receivable	(275)	—	(275)
Borrowings under notes payable	4,000	—	4,000
Repayments under notes payable	(320)	(200)	(520)
Issuance of common stock	850	9,791	10,641
Redemption of common stock	(275)	—	(275)

Net cash provided by financing activities	4,615	9,591	14,206

Net increase (decrease) in cash	(4,668)	7,686	3,018
Cash and cash equivalents, beginning of period	7,686	—	—

Cash and cash equivalents, end of period	$3,018	$7,686	$3,018

(See accompanying notes to Consolidated Financial Statements)

Chartwell International, Inc. and Subsidiaries
(A Development Stage Company)
Consolidated Statements of Cash Flows (continued)
(in thousands)

		Cumulative	Cumulative
	For the eleven	from March 3,	from March 3,
	months ended	2005, Inception	2005, Inception
	June 30,	to April 30,	to April 30,
	2006	2006	2006
Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$126	$418	$544

Income Taxes	$8	$—	$8

Non-Cash Investing and Financing Activities
Common stock issued in partial payment of note receivable	$(325)	$—	$(325)
Software acquired under capital lease	$(27)	$—	$(27)
Common stock issued in partial payment of acquisition of E-Rail Logistics, Inc.	$(1,803)	$—	$(1,803)
Note payable issued in partial payment of acquisition of Cranberry Creek Railroad, Inc.	$(500)	$—	$(500)
Interest accrued to notes payable	$(76)	$—	$(76)
(See accompanying notes to Consolidated Financial Statements)

Chartwell International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Note 1 — Summary of Significant Accounting Policies
     Organization and Business
     Chartwell International, Inc. (the “Company,” “we,” “us,” “our”) is a multi-industry holding company that was formed as a Nevada corporation in 1984. We, through our wholly owned subsidiaries are developing natural resources, rail-based transportation industries and related infrastructures. We are pursuing a growth strategy through successful acquisitions of assets, properties and access rights that can be synergistically combined and strategic relationships with those companies that focus on waste by rail services, rail transportation logistics, and disposal options, including landfill management.
     Until early 2005 our principal activity consisted of the oversight of investments, principally in College Partnership, Inc. On January 31, 2005, we transferred all assets and liabilities to our then wholly owned subsidiary, Kingsley Capital, Inc. and subsequently transferred all of our Kingsley stock to our then existing shareholders as a dividend effective March 3, 2005 effecting a spin-off of Kingsley Capital. On March 23, 2005, in two separate but concurrent transactions, we sold 25,838,433 pre-split shares of our common stock to Imre Eszenyi in a private transaction for $200,000, which proceeds were used to pay off the promissory note issued previously to Kingsley Capital, and our controlling affiliates sold an additional 19,161,567 pre-split shares of our common stock to Imre Eszenyi in a private transaction for $250,000.
     Since March 3, 2005 and following the discontinuation of our former operations and business, we changed our focus and strategic direction and pursued operations as a development stage company in the natural resources and rail-based transportation industries. Most of our activities during the period from March 3, 2005 to June 30, 2006 were dedicated to seeking acquisition targets with viable on-going operations, or acquisition of assets, properties and access rights that would allow us to begin operations.
     On September 8, 2005, we acquired E-Rail Logistics, Inc. (“E-Rail”), a development stage company with assets and minimal operations in the solid waste disposal industry. Because E-Rail was not deemed a business, the acquisition was treated as an acquisition of assets. The acquisition included E-Rail’s wholly-owned subsidiary, Belville Mining Company, Inc. (“Belville”) based in Ohio which has significant interests and rights to over 9,600 acres of land and minerals in South-Central Ohio, a portion of which land we intend to permit for certain industrial uses. The property principally contains coal, clay and limestone. We are only beginning the permitting process, and cannot estimate when operational use of the property will begin at this time. In addition to permits, the site will require significant infrastructure improvements, which we are evaluating. Subsequent to the acquisition, E-Rail assigned the Belville shares to Chartwell so that it is functioning as one of our direct subsidiaries.
     On April 26, 2006, we completed the acquisition of Cranberry Creek Railroad, Inc., a New Jersey corporation including its wholly owned subsidiary, Middletown & New Jersey Railway Company, Inc. that owns and operates a regional short-line railroad in Middletown, New York (“MNJ”). MNJ owns and operates a regional short-line railroad headquartered and based in Middletown, New York. MNJ’s current operations are limited and we have begun capital improvements and are considering operational infrastructure alternatives to both increase the volume of activity on the railroad as well as integrating the railroad with our other developing operations.
     On May 12, 2006, in an effort to further simplify our corporate structure, we assigned all the assets and liabilities of Cranberry Creek to MNJ and began the process to surrender the corporate charter of Cranberry Creek.
Founded in 1947, MNJ, headquartered in Middletown, New York has historically been an integral part of the growth of Orange County. MNJ and its predecessors transported milk, milk products, livestock, feed and coal. As recently as in the mid 1980s, MNJ serviced a chemical and a fertilizer plant on its short-line. The business is currently serving Genpak, a national plastic packaging company and Orange & Rockland Utilities.
We have included consolidated pro-forma balance sheets at June 30, 2006 and consolidated pro-forma statements of operations for the eleven months ended June 30, 2006 to reflect the acquisition of Cranberry Creek as if it had been included in our operations from the beginning of the periods presented. Please refer to Note 2 — Acquisitions.
We applied for and received permission to change our fiscal year end from July 31 to June 30.

Chartwell International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Note 1 — Summary of Significant Accounting Policies (continued)
     Principles of Consolidation and Basis of Presentation
     The consolidated financial statements as at June 30, 2006 and for the eleven month period ending June 30, 2006 include the accounts of Chartwell International, Inc., approximately ten months of operations of our wholly owned subsidiaries E-Rail and Belville, approximately five months of operations of our wholly owned subsidiaries Hudson, Cranberry Creek and MNJ, and, approximately one month of operations of our wholly owned subsidiaries Hudson Logistics Loading, Inc, (“HLL”) Greater Ohio Resources, Inc. (“GOR”) and Greater Hudson Resources, Inc. (“GHR”) On April 1, 2006 we assigned all the assets and liabilities of E-Rail and transitioned its operations to Hudson. On May 12, 2006, we assigned all the assets and liabilities of Cranberry Creek to MNJ. Chartwell surrendered the charter of incorporation for E-Rail on August 2, 2006 and is in the process of surrendering the charter of incorporation for Cranberry Creek. The financial statements at July 31, 2005 and for the period of March 3, 2005, inception, to July 31, 2005 are non-consolidated as there were no subsidiaries owned by Chartwell.
     For purposes of the consolidated financial statements during the eleven months ended June 30, 2006, and, at June 30, 2006, all significant inter-company transactions have been eliminated in consolidation.
     Reclassifications
     Certain amounts may have been reclassified in the 2005 financial statements to conform to the basis of presentation used in 2006 consolidated financial statements.
     Cash and Cash Equivalents
     The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company places its cash with high credit quality institutions. The Federal Deposit Insurance Corporation (“FDIC”) insures cash accounts at each institution for up to $100,000. The Company has maintained and maintains cash in excess of the FDIC limit.
     Property and Equipment
     Property and equipment are stated at cost and are depreciated or amortized (as applicable) using the straight-line method over the estimated useful lives of the related assets, ranging from three to thirty years. Maintenance and repairs are charged as expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operations.
     Mineral Mining Rights
     A significant portion of the Company’s coal and other mineral reserves are controlled through mining rights. Amounts paid to acquire such reserves are capitalized and will be depleted over the life of those reserves that are proven and probable. Depletion of mineral mining rights will be computed using the units-of-production method, and the rights are assumed to have no residual value. The rights are long-term in nature (original terms begin at 10 years) and most of the rights contain provisions for renewals and extensions. As of June 30, 2006, no mining operations have commenced, no depletion expense has been recorded and the net book value of the mining rights was $5,447,000.

Chartwell International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Note 1 — Summary of Significant Accounting Policies (continued)
Impairment of Long-Term Assets
     In the event that facts and circumstances indicate that the carrying value of long-term assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow value is required. The write-down, if any, would be charged to operations in the period that impairment was identified. As of June 30, 2006, management of the Company has not identified any impaired assets.
     Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates. Areas where significant estimation is involved include, but are not limited to the valuation of stock-based compensation.
     Revenue Recognition
     The Company generates limited revenue from rail transportation. We recognize revenue on the completion of transportation across our short line railroad. We generally provide these services with credit terms of 15 to 30 days. We do not maintain a reverse for potential credit losses as we have limited historical experience of credit losses and we have not incurred any losses since we began generating revenue in February 2006.
     Income Taxes
     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109. “Accounting for Income Taxes,” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is less likely to be recovered.
     Stock Based Compensation
     On February 8, 2006 our shareholders approved a stock based compensation plan (“2006 Plan”) for the benefit of our employees, directors and other eligible parties. The 2006 Plan permits the granting of restricted stock and options of up to 9% of our outstanding common stock including common stock that is convertible from other securities. Effective with our current fiscal year that began on August 1, 2005, we adopted the accounting and disclosure provisions of Statement of Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments”.
As part of adopting the modified prospective approach during the transitional period, the Company has implemented the modified prospective application for SFAS No. 123(R) that includes the determination of a one-time cumulative effect adjustment for the portion of stock options granted after December 15, 1994 that had not vested by July 31, 2005. No cumulative effect adjustment was required as the Company did not have any prior stock option grants outstanding nor did the Company have a stock based compensation plan as of that date.

Chartwell International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Note 1 — Summary of Significant Accounting Policies (continued)
Earnings (Loss) Per Share
     Basic “Earnings Per share (“EPS”)”, is computed as net income (loss) applicable to shares of common stock divided by the weighted average number of shares of common stock outstanding for the period. Net income (loss) applicable to shares of common stock is calculated as net income (loss) less dividends. No dividends were paid. Diluted EPS reflects the potential that could occur from shares of common stock issuable through stock options, warrants and other convertible securities. The total potential shares of common stock that have not been included in the calculation of diluted net loss per common share totaled 319,000 at June 30, 2006, as the effects of such are anti-dilutive for those years.
     Segment Reporting
     The Company had adopted SFAS no. 131 (“SFAS 131”), “Disclosures about Segments of an Enterprise and Related Information”. SFAS 131 establishes standards for the way that public companies report information about operating segments and related disclosures about products and services, geographic areas and major customers in annual financial statements. The Company is primarily in the development stage and currently operates and manages its operations in one segment, rail-based logistics.
     Comprehensive Income
     Effective January 1, 1998, we adopted Statement of Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 131 established new rules for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of SFAS 130 had no affect on the accompanying financial statements, because we had and continue to have no components of comprehensive income.
     Customer and Vendor Concentrations
     During the eleven month period ended June 30, 2006, the Company had one customer the represented 94% of the Company’s net revenue; and as of June 30, 2006, the Company had one customer that represented 100% of accounts receivable as of such date.
     Fair Value of Financial Instruments
     Statement of Financial Accounting Standards No. 7, “Disclosures about Fair Value of Financial Instruments, “requires the disclosure of the fair value, if reasonably obtainable, of the Company’s financial instruments. The Company’s financial instruments consist of its cash, accounts receivable, deposits, accounts payable and accrued liabilities; and notes payable. Management has determined that the fair value of the Company’s financial instruments approximate their carrying values at June 30, 2006 and July 31, 2005.
     Recently Issued Accounting Pronouncements
     SFAS No. 123(R)
     In March 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” SFAS 123(R) amends SFAS No. 123, “Accounting for Stock-Based Compensation,” and APB Opinion 25, “Accounting for Stock Issued to Employees.” SFAS No.123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, stock options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after March 15, 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after June 15, 2005, or (3) for all nonpublic entities, as of

Chartwell International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Note 1 — Summary of Significant Accounting Policies (continued)
the first fiscal year beginning after March 15, 2005. We adopted SFAS No. 123(R) effective with our fiscal period that began on August 1, 2005.
Note 2 — Acquisitions
E-Rail Logistics, Inc.
     On September 8, 2005, we acquired E-Rail, a development stage company with assets and minimal operations in the solid waste disposal industry. The acquisition included E-Rail’s wholly-owned subsidiary, Belville based in Ohio which has significant interests and rights to over 9,600 acres of land and minerals in Ohio, a portion of which we intend to permit for certain industrial and commercial uses.
     Pursuant to SEC Regulation S-X Rule 3-05 and 11-01 and ETIF 98-3: Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, we determined that the acquisition did not constitute a business combination. E-Rail Logistics, Inc. lacked almost all the significant elements to constitute a “business” at the time of the acquisition, was in the development stage and had not commenced planned principal operations. As such, the transaction was treated as an acquisition of assets.

The purchase price included:
Cash	$2,867,000
1,201,981 shares of common stock @$1.50 per share	1,803,000
Assumption of debt	1,822,000

Total purchase price:	$6,492,000

     The total purchase price was allocated to the assets acquired as follows:

Cash	$26,000
Other Assets	5,000
Property and Equipment	108,000
Land	1,008,000
Mineral Rights	1,606,000
Option for Mineral Rights	3,739,000

Total Assets Acquired	$6,492,000

     On March 15, 2006, the original purchase price of $9,165,000 was reduced as part of the settlement of a lawsuit (see Note 8), involving a claim by a former member or creditor of E-Rail. The reduced purchase price included the return of some property and equipment acquired and its associated debt and the reduction of common shares issued to selling shareholders partially offset by additional cash payments.
     Determination of the purchase price of the acquisition and corresponding allocation of the purchase price to the net assets included the following:
     Fair value of our common stock issued was determined by our Board of Directors based on market conditions, including an independent assessment by a reputable firm specializing in such matters.
     Accounts payable and accrued liabilities assumed were recorded at the carrying value at the date of the acquisition, which our management believes, reflected the fair value.

Chartwell International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Note 2 — Acquisitions (continued)
     Promissory notes assumed in the acquisition were valued at the present value of the minimum payments required to be paid under the notes at 11% which our management believes fairly reflect our current accessible borrowing rate based on recent proposals for debt financing.
     Cash, other assets, and property and equipment were recorded at the carrying value at the date of the acquisition, which our management believes reflected the fair value.
     Our management believes that at the date of the acquisition the book value of the land, mineral rights and mineral rights under option as reported by the acquired company does not reflect fair value. To establish fair value, we received an independent appraisal of the land and a portion of the mineral rights owned prior to the close of the transaction. Additionally, we conducted a reserve analysis and obtained a lease proposal to mine the minerals under option. Our management determined the fair value of the land, mineral rights and mineral rights under option based on the appraisal, analysis and proposal, and allocated the excess purchase price to the land, mineral rights and mineral rights under option on a pro-rata basis. As a result of the purchase price reduction that occurred on March 15, 2006, the net reduction after accounting for the reduction of property and equipment and its associated debt was applied on a pro-rata basis to the mineral rights and mineral rights under option.
     Following an analysis of other contracts and rights acquired, our management determined that there was no additional value that should be allocated from the excess purchase price to those other contracts and rights.
Cranberry Creek Railroad, Inc.
     On April 26, 2006, we completed the acquisition of 100% of the outstanding common shares of Cranberry Creek. Cranberry Creek’s primary asset is its wholly owned subsidiary Middletown and New Jersey Railway Company, Inc. (“MNJ”) which owns and operates a regional short-line railroad located in Middletown, New York. The acquisition price of $2,230,000 includes $1,730,000 paid in cash and a convertible promissory note payable of $500,000 (see Note 4). We completed the purchase of the first 66 2/3% of Cranberry Creek’s outstanding common shares on February 10, 2006 and we have used this date for the purposes of valuation and the commencement of the inclusion of the results of operations in Chartwell. MNJ consists of approximately 14.6 miles of rail track (approximately 2 miles of the track is in usable condition) that run from Middletown, New York south to the New Jersey state border and several parcels of land in Orange County, New York for a total of approximately 140 acres. The MNJ interchanges with Norfolk Southern Corporation’s railroad at its northern end.
     The table below presents the balances of each major asset and liability caption of Cranberry Creek of the acquisition date. We determined the allocation of the purchase price of Cranberry based on the following:
     Cash, accounts receivable and accounts payable and accrued liabilities were recorded at the carrying value at the date of the acquisition, which our management believes reflected the fair value.
     Our management believes that at the date of the acquisition the book value of the land, property and equipment as reported by Cranberry Creek does not reflect fair value. To establish fair value, we received an independent appraisal of the land, property and equipment based on the closing date or our acquisition. Our management determined the fair value of the land, property and equipment based on the appraisal and allocated the excess purchase price to the land, property and equipment on a pro-rate basis.

February 10, 2006
Cash	$56,000
Accounts receivable	2,000
Land	726,000
Property and equipment	1,524,000
Accounts payable and accrued liabilities	(78,000)

Purchase price	$2,230,000

Chartwell International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Note 3 — Deposit on Railcar Purchase
     Effective July 11, 2005, the Company entered into a Purchase and Sale Agreement with Railway and Industrial Services, Inc. for the purchase of 95 retrofitted railcars for a purchase price of $4,085,000. The agreement called for the Company to pay an initial deposit of $1,425,000 and an additional $28,000 per railcar that is accepted and delivered, as defined. The parties also entered into a Purchase Money Security Agreement effective July 11, 2005 granting the Company a security interest in the 95 railcars until such railcars are accepted and delivered. The total deposit will be allocated and correspondingly reduced at the rate of $15,000 per railcar delivered. As of June 30, 2006, the Company has taken delivery of and fully paid for 60 railcars. The remaining deposit balance on the 35 railcar yet to be delivered of $525,000 is included as part of Deposits.
Note 4 — Property and Equipment
     Property and equipment consist of the following:

	June 30,	July 31,
	2006	2005
	(in thousands)
Buildings	$126	$—
Railroad structures and improvements	1,348	—
Leasehold improvements	5	—
Office furniture & equipment	61	—
Computer hardware and software	61	—
Railway locomotives and cars	2,662	—
Railway equipment	354	—

	4,617	—
Accumulated depreciation and amortization	(44)	—

	$4,573	$—

     Depreciation and amortization expense for the fiscal periods ending June 30, 2006 and July 31, 2005 were $49,000 and $0 respectively.
Note 5 — Notes Payable
     On September 8, 2005, in connection with our acquisition of E-Rail, we assumed five promissory notes with a face value of $1,823,000 bearing interest at rates between 0% to 6.5% per annum secured by land owned by our Belville subsidiary and payable over two to five years in monthly installments of principal and interest. The promissory notes were recorded with a value of $1,638,000 which our management believes fairly represents the present value of minimum payments required to be paid under the notes with an interest rate of 11% per annum based on our then current accessible borrowing rate based on proposals for debt financing on comparable assets. On June 8, 2006, we negotiated an early payoff of one of the notes that resulted in gain on the settlement of the note of $39,000. As of June 30, 2006 the outstanding balances were $1,350,000 of which $310,000 are due in one year or less.
     On September 8, 2005, in connection with our acquisition of E-Rail, we assumed a note payable with a balance of $369,395 bearing interest at a rate of 11% per annum secured by equipment owned by our E-Rail Equipment subsidiary and payable in 31 monthly installments of principal and interest of $13,750. On April 24, 2006, in connection with the E-Rail purchase price reduction (see Note 3) on March 15, 2006, the note holder agreed to extinguish the remaining note payable in exchange for equipment secured by the note. At June 30, 2006, there was no outstanding balance on the note payable.
     On February 15, 2006, we issued a $500,000 convertible promissory note payable to a selling shareholder of Cranberry Creek in connection with our acquisition. The note bears interest at the rate of 8% per annum, is due on February 15, 2008, interest is payable quarterly, and the principal balance plus any accrued interest can be converted into shares of our common stock at a rate of $3.165 per

Chartwell International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Note 5 — Notes Payable (continued)
share at any time. At June 30, 2006, the balance of the note payable plus accrued interest was $500,000 and there was $5,000 of accrued interest.
     On March 15, 2006, we issued a $1,000,000 convertible promissory note payable to an accredited private investor. The note bears interest at the rate of 6% per annum, is due on March 15, 2009, interest accrues until the note is repaid or converted, and the principal balance plus any accrued interest can be converted into shares of our common stock at a rate of $2.00 per share at any time. At June 30, 2006, the balance of the note payable plus accrued interest was $1,017,000.
     On April 30, 2006, we issued a $3,000,000 secured convertible promissory note payable to an accredited foreign private investor. The note bears interest at the rate of 10% per annum, is due on April 30, 2012, interest is payable monthly, is secured by our railway flatbed cars, and the principal balance plus any accrued interest can be converted into shares of our common stock at a rate of $2.30 per share at any time. At June 30, 2006, the balance of the note payable was $3,000,000 and there was no accrued interest.
     The summary of notes payable follows:

	June 30, 2006	July 31, 2005
	(In thousands)
Total	$5,867	$—
Less current portion	(310)	—

Long-term	$5,557	$—

     Interest expense incurred during the eleven month period ended June 30, 2006 totaled $247,000. Future minimum payments under notes payable are as follows:

Year Ending	Amount
June 30,	(In thousands)
2007	$310
2008	$899
2009	$1,368
2010	$125
2011 and beyond	$3,165

$5,867

Note 6 — Income Taxes
     The Company has an estimated net operating loss carryforward for Federal income tax purposes at June 30, 2006 of approximately $4,300,000, which will begin to expire in varying amounts in 2020 if not used. The resulting deferred tax asset of approximately $1,400,000 has been offset by a 100% valuation allowance. The valuation allowance decreased by approximately $2,052,000 for the eleven month period ended June 30, 2006 due to changes in the estimated realization of the net operating loss carryforward amounts following various past changes in ownership of the Company and its subsidiaries.
Note 7 — Equity
     Authorized Capital
     Preferred Stock — The Company has the authority to issue 25,000,000 shares of preferred stock. The Board of Directors has the authority to issue such preferred shares in series and determine the rights and preferences of the shares. The Company has not issued any preferred stock.

Chartwell International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Note 7 — Equity (continued)
     Authorized Capital (continued)
Common Stock — The Company has 100,000,000 authorized shares of common stock, par value $0.001, of which 13,896,361 and 11,688,141 shares were outstanding at June 30, 2006 and July 31, 2005 respectively.
     Common Stock Transactions
     On September 2, 2005, we issued 300,000 shares of common stock in exchange for a note receivable with a value of $325,000.
     On September 8, 2005, we issued 3,100,000 shares of common stock in connection with our acquisition of E-Rail (see Note 3) valued at $1.50 per share or $4,650,000. On March 15, 2006, we cancelled 1,898,019 shares of common stock issued above in connection with reduction of the acquisition of E-Rail valued at $2,847,000 (see Note 8 — Legal Proceedings). Our management valued the shares of common stock based on recent subscriptions of shares of common stock through private placements at $1.50 cash per share.
     On September 14, 2005, we issued 300,000 shares of common stock to four members of our Board of Directors in exchange for services valued at $1.50 per share or $300,000. Our management valued the shares of common stock based on recent subscriptions of shares of common stock through private placements at $1.50 cash per share.
     On September 19, 2005, we issued 217,014 shares of common stock in exchange for cash totaling $326,000 pursuant to a private placement subscription.
     On September 19, 2005, we issued 100,000 shares of common stock in exchange for cash totaling $175,000 pursuant to a private placement subscription.
     On September 30, 2005, we issued 155,000 shares of common stock in exchange for services related to the acquisition of E-Rail Logistics valued at $1.50 per share or $232,000. Our management valued the shares of common stock based on recent subscriptions of shares of common stock through private placements at $1.50 cash per share.
     On October 12, 2005, we issued 4,375 shares of common stock in exchange for consulting services valued at $1.50 per share or $7,000. Our management valued the shares of common stock based on recent subscriptions of shares of common stock through private placements at $1.50 cash per share.
On October 30, 2005, we issued 10,850 shares of common stock in exchange for private placement commissions valued at $1.50 per share or $16,000. Our management valued the shares of common stock based on recent subscriptions of shares of common stock through private placements at $1.50 cash per share.
     On November 30, 2005, we redeemed and subsequently cancelled 300,000 shares of common stock for $275,000 in cash.
     On January 16, 2006, we issued 25,000 shares of common stock to an employee in exchange for services valued at $1.50 per share or $37,000. Our management valued the shares of common stock based on recent subscriptions of shares of common stock through private placements at $1.50 cash per share.
     On February 15, 2006, we issued 15,000 shares of common stock to a director in exchange for services valued at $1.50 per share or $22,000. Our management valued the shares of common stock based on recent subscriptions of shares of common stock through private placements at $1.50 cash per share.

Chartwell International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Note 7 — Equity (continued)
     On March 8, 2006, we issued 10,000 shares of common stock to a director in exchange for services valued at $1.50 per share or $15,000. Our management valued the shares of common stock based on recent subscriptions of shares of common stock through private placements at $1.50 cash per share.
     On March 15, 2006, we issued 32,500 shares of common stock for consulting services in connection with the reduction of the E-Rail acquisition purchase price value at $1.50 per share or $49,000.
     On March 20, 2006, we issued 130,000 shares of common stock in exchange for cash totaling $351,000 pursuant to a private placement subscription.
     On March 20, 2006, we issued 6,500 shares of common stock in exchange for private placement commissions valued at $2.70 per share or approximately $18,000.
     Stock Options
     The Company’s 2006 Equity Incentive Plan (“2006 Plan”) was approved by shareholders on February 8, 2006, and permits the granting of up to 9% of the Company’s outstanding shares of common stock and number common shares issuable from convertible securities or 1,428,075 shares to employees and directors. Stock option awards are granted with an exercise price that is generally equal to or greater than the market price of the Company’s common stock on the date of the grant. The options vest generally over a range of two to four years and expire five years after the grant date. Stock options under the 2006 Plan provide for accelerated vesting if there is a change in control (as defined by the 2006 Plan).
     The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and factors in an estimated forfeiture based on management assessment of historical employee termination experience as well as estimates of future terminations where historical information is limited. The Black-Scholes option-pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based the U.S. Treasury Bill rate with a maturity based on the expected life of the options and on the closest day to an individual stock option grant. Dividend rates are based on the Company’s dividend history. The stock volatility factor is based on up to the past three years of market prices of the Company’s common stock. The expected life of an option grant is based on its vesting period. The fair value of each option grant is recognized as compensation expense over the expected life of the option on a straight line basis.
     During the eleven-month period ended June 30, 2006, we granted to employees 350,000 stock options to purchase shares of common stock with exercise prices ranging from $2.70 of $3.00. Management estimated that 30% of stock options issued during the eleven months ended June 30, 2006 will be forfeited annually. The options vest over two to three years and expire five years after the grant date. We record expenses on a straight line basis over the vesting term of the stock options based on fair value using the Black-Scholes option pricing model. For stock options issued during the eleven-month period ended June 30, 2006 the fair value was estimated at the date of grant using the Black-Scholes option pricing model with the following range of assumptions:

Risk free interest rates	4.60% - 5.00%
Dividends	—
Volatility factors	85% - 104%
Expected lifes	2 - 3 years
Annual forfeiture rate	30%

Chartwell International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Note 7 — Equity (continued)
          Stock Options (continued)
     The following table summarizes information about stock option transactions for the period shown:

Eleven Month Period Ended
June 30, 2006
Weighted Average
All Options		Exercise Price
Outstanding at beginning of period	—	$—
Options granted	350,000	$2.83
Options forfeited	—	—
Options expired	—	—
Options exercised	—	—
Outstanding at end of period	350,000	$2.83
Exercisable at end of period	—	$—

Eleven Month Period Ended
June 30, 2006
Weighted Average
Non-vested Options		Exercise Price
Non-vested at beginning of period	—	$—
Options granted	350,000	$2.83
Options forfeited	—	—
Options expired	—	—
Options vested	—	—
Non-vested at end of period	350,000	$2.83
     The weighted average grant-date fair value of options granted during the eleven-month period ended June 30, 2006 was $0.84 per share.
     The weighted average remaining contractual lives of the options outstanding and options exercisable at June 30, 2006, were 4.8 years and 0.0 years respectively.
     We recorded $32,000 of compensation expense for employee stock options during the eleven-month period ending June 30, 2006. At June 30, 2006 there was a total of $262,000 of unrecognized compensation costs related to non-vested share-based compensation arrangements under the 2006 Plan. The cost is expected to be recognized over a weighted average period of 2.0 years. The total fair value of shares vested during the eleven-month period ended June 30, 2006 was approximately $0.
     The following table provides information for the stock options granted during the eleven months ended June 30, 2006:

		Weighted
		Average	Weighted
		Exercise	Average
	Number	Price	Fair Value
Options exercise price equal to stock price	150,000	$3.00	$1.00
Options exercise price exceeds the stock price	200,000	$2.70	$0.72

Chartwell International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Note 7 — Equity (continued)
     Stock Options (continued)
     The following table provides additional information for stock options outstanding at June 30, 2006:

		Outstanding			Exercisable
			Weighted	Weighted		Weighted
			Average	Average		Average
Range			Exercise	Contractual		Exercise
From	To	Number	Price	Life	Number	Price
$2.70	$2.70	200,000	$2.70	4.9	—	$0.00
$3.00	$3.00	150,000	$3.00	4.6	—	$0.00
		350,000			—

     As of June 30, 2006 and July 31, 2005, the Company had reserved shares of common stock for the following purposes:

	June 30,	July 31,
	2006	2005
Options	350,000	—
Convertible notes payable	1,971,143	—

Total	2,321,143	—

Note 8 — Commitments and Contingencies
     Leases
     The Company leases office space in Morristown, New Jersey under an operating lease agreement expiring in August 2009 and leases a rail transload facility in Louisville, Ohio under an operating agreement expiring in November 2009. Future minimum rental payments required under the above leases as of June 30, 2006 are as follows:

Years ending June 30
2007	$106,000
2008	116,000
2009	116,000
2010	35,000

$373,000

     Rent expense for all leases for the periods ended June 30, 2006 and July 31, 2005 was $109,000 and $0 respectively.
     Legal Proceedings
     On or about February 3, 2006, we were sued by Starbank Group, LLC (“Starbank’) in connection with assets we acquired as part of our acquisition of E-Rail. This case was pending in The Supreme Court of the State of New York, County of New York, pursuant to a complaint filed on January 24, 2006. The parties to the case include Starbank, Chartwell, E-Rail, Rail Waste Holdings, LLC (“RWH”), Imre Eszenyi, Andrew Kaufman, Richard Kessler and Christopher Davino. Starbank alleges that we induced Kaufman, Kessler and
     Davino to fraudulently sell assets of RWH to us through our E-Rail Acquisition. Further, Starbank claims we intentionally interfered with an alleged employment relationship between Kaufman, Kessler, Davino and RWH. Starbank was seeking damages in excess of $1,000,000. On March 15, 2006, all parties settled the lawsuit whereby Chartwell paid the sum of $485,000 to Starbank and the selling shareholders of E-Rail agreed to a reduction in the purchase price to Chartwell for the E-Rail acquisition (see Note 2).
Note 9 — Related Party Transactions
     We issued 155,000 shares valued at $232,000 to Orchestra Finance, LLP (“Orchestra”), a company controlled by an officer and director of ours in connection with the acquisition of E-Rail and Belville. Subsequently, we paid $16,000 in cash and issued 49,850 shares of common stock valued at $83,000 to Orchestra for consulting and financing placement fees. Additionally, on March 15, 2006,

Chartwell International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Note 9 — Related Party Transactions (continued)
we entered into a two-year agreement with Orchestra, whereby Orchestra would provide management and financial advisory services to us for a monthly fee of $10,000 retroactive to January 1, 2006. As of June 30, 2006, we reported $110,000 due to Orchestra for consulting and financing placement fees
     We paid $460,000 in cash for legal services to a law firm, during the eleven months ended June 30, 2006, of which a director of ours is a shareholder. In addition, we reported $10,000 due to this same firm for legal services at June 30, 2006.
     We acquired software and assumed the corresponding lease of $27,000 during the eleven months ended June 30, 2006 from an entity controlled by a former officer of one of our subsidiaries.
     Prior to the acquisition of E-Rail, E-Rail purchased 220 open top containers for $550,000 consisting of $130,000 cash and a finance obligation of $420,000 to The Corona Group. The proprietor of The Corona Group was a business associate of a former officer of one of our subsidiaries and such proprietor is a shareholder of ours. We assumed the remaining finance obligation totaling $369,000 in connection with the acquisition of E-Rail. On April 26, 2006, The Corona Group agreed to reacquire the 220 open top containers and extinguish the remaining obligation that was assumed by E-Rail.
     We also reimburse officers and directors for approved business expenses incurred in the ordinary course of business and in accordance with our expense reimbursement policy.
Note 10 — Subsequent Event
     On August 29, 2006, our wholly owned subsidiaries, Hudson Logistics, Inc. (“Hudson”) and Hudson Logistics Loading, Inc. (“HLL”) completed the acquisition of certain agreements from Steel Wheels Transport, LLC and Team G Loading, LLC, that they respectively held with Greenwood Lake Railway Company, Inc. One agreement is a Facility Capacity Agreement, which grants Hudson the right to utilize a guaranteed amount of capacity at Greenwood’s railroad at Dundee Yard in Passaic, New Jersey. The other agreement is a Railroad Car Loading Agreement, which grants HLL the exclusive right to perform loading of bulk materials to railcars at Greenwood’s railroad at Dundee Yard. As consideration for the assignment and assumption of these agreements Hudson and HLL paid an aggregate of $1,367,000 and agreed to either payoff or assume certain equipment leases.
     We acquired the Capacity and Loading agreements as part of our strategy to offer rail-based solid waste disposal services. Our initial plans for this location are to operate as a trans-load facility to attract truckers hauling construction and demolition debris to our site, where we will load the debris onto railway cars and ship the debris to landfill sites in Ohio. Our long-term strategy is to eventually ship the debris on our own railway cars to landfill sites that we hope to develop on our property in southeastern Ohio.

Financial Statements for
Three Month Period Ending September 30, 2006
Chartwell International, Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(In thousands)

	September 30,	June 30,
	2006	2006
	(Unaudited)
Assets
Current Assets
Cash	$551	$3,018
Accounts receivable	940	25
Deposits	550	533
Prepaid expense and other	88	38

Total current assets	2,129	3,614

Long-term Assets
Property and equipment, net	4,672	4,573
Land	1,735	1,735
Mineral rights	5,447	5,447
Capacity and loading rights, net	1,492	—
Other	19	19

Total long-term assets	13,365	11,774

Total Assets	$15,494	$15,388

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$999	$191
Due to related parties	54	21
Notes payable	334	310

Total current liabilities	1,387	522

Long-term Liabilities
Notes payable, net of current portion	5,550	5,557

Total long-term liabilities	5,550	5,557

Total Liabilities	6,937	6,079

Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.001 par value, 25,000 shares authorized
Common shares, $0.001 par value, 100,000 shares authorized 13,896 issued and outstanding at September 30, 2006 and June 30, 2006	14	14
Additional paid in capital	13,600	13,566
Accumulated deficit	(5,057)	(4,271)

Total stockholders’ equity	8,557	9,309

Total Liabilities and Stockholders’ Equity	$15,494	$15,388

See accompanying notes to unaudited interim consolidated financial statements

Chartwell International, Inc.
(A Development Stage Company)
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

			Cumulative
	For the three	For the three	from March 3,
	months ended	months ended	2005, Inception
	September 30,	October 31,	to September 30,
	2006	2005	2006
Revenues	$1,549	$—	$1,600
Cost of revenues	1,468	—	1,468

Gross profit	81	—	132
General and administrative expenses	802	1,067	4,014

Loss from operations	(721)	(1,067)	(3,882)

Other income (expense)
Interest, net	(118)	(13)	(245)
Gain on sale of property and equipment	59	—	59
Gain on notes settlements	—	—	74
Finance placement fees	—	(32)	(1,058)

Total other income (expense)	(59)	(45)	(1,170)

Loss before income tax provision	(780)	(1,112)	(5,052)
Income tax provision	5	—	5

Net loss	$(785)	$(1,112)	$(5,057)

Net loss per common share, basic and diluted	$(0.06)	$(0.08)	$(0.41)

Weighted average number of common shares outstanding,
Basic and diluted	13,896	14,044	12,254

See accompanying notes to unaudited interim consolidated financial statements

Chartwell International, Inc.
(A Development Stage Company)
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

			Cumulative
	For the three	For the three	from March 3,
	months ended	months ended	2005, Inception
	September 30,	October 31,	to September 30,
	2006	2005	2006
Cash flows from operating activities
Net loss	$(785)	$(1,112)	$(5,057)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	39	3	88
Gain on sale of property and equipment	(59)	—	(59)
Gain on settlement of note receivable	—	—	(35)
Gain on settlement of note payable	—	—	(40)
Fair value of stock options granted	34	—	66
Fair value of common stock issued for services	—	705	1,254
Increase (decrease) in cash from changes in assets and liabilities Accounts receivable	(915)	—	(938)
Deposits	(17)	390	(550)
Prepaid and other	(51)	(31)	(88)
Accounts payable and accrued liabilities	836	130	825
Due to related parties	33	153	54

Net cash (used in) provided by operating activities	(885)	238	(4,480)

Cash flows from investing activities
Purchase of property and equipment	(135)	(1,429)	(3,098)
Purchase of capacity and loading rights	(1,504)	—	(1,504)
Proceeds on sale of property and equipment	69	—	69
Exercise of mining rights options	—	—	(102)
Deposits	—	(1)	(14)
Cash paid in acquisitions	—	(2,288)	(4,597)
Cash received in acquisitions	—	26	82

Net cash used in investing activities	(1,570)	(3,691)	(9,164)

Cash flows from financing activities
Proceeds from notes receivable	—	—	635
Payment for notes receivable	—	(275)	(275)
Borrowings under notes payable	47	—	4,047
Repayments under notes payable	(59)	(44)	(578)
Issuance of common stock	—	500	10,641
Redemption of common stock	—	—	(275)

Net cash (used in) provided by financing activities	(12)	181	14,195

Net increase (decrease) in cash	(2,467)	(3,272)	551
Cash and cash equivalents, beginning of period	3,018	7,686	—

Cash and cash equivalents, end of period	$551	$4,414	$551

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$106	$89	$650

Income Taxes	$11	$—	$11

Non-Cash Investing and Financing Activities
Common stock issued in partial payment of note receivable	$—	$(325)	$(325)

Software acquired under capital lease	$—	$(27)	$(27)

Common stock issued in partial payment of acquisition of E-Rail Logistics, Inc.	$—	$(4,650)	$(1,803)

Note payable issued in partial payment of acquisition of Cranberry Creek Railroad, Inc.	$—	$—	$(500)

Interest accrued to notes payable	$(28)	$—	$(104)

See accompanying notes to unaudited interim consolidated financial statements

Chartwell International, Inc.
Notes to Interim Consolidated Financial Statements
September 30, 2006
(Unaudited)
Note 1. Basis of Presentation and Accounting Policies
     Unaudited Interim Financial Information. The accompanying unaudited interim consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) for the presentation of interim financial information, but do not include all the information and footnotes required by accounting principles generally accepted in the United States of America. The balance sheet as of June 30, 2006 has been derived from the audited consolidated financial statements of Chartwell International, Inc. at that date. Unless stated otherwise, references in this Form 10-QSB to “we,” “us,” or “our” refer to Chartwell International, Inc.
     In the opinion of our management, all adjustments considered necessary for a fair presentation have been included. Operating results for three-month period ended September 30, 2006 and the operating results from inception on March 3, 2005 through September 30, 2006 are not necessarily indicative of the results that may be expected for year ended June 30, 2007. Further, we have had limited operations in all reporting periods through September 30, 2006. For further information, refer to the financial statements included in our Annual Report on Form 10-KSB filed on September 27, 2006.
     Principles of Consolidation
     The consolidated financial statements as at September 30, 2006 and for the three months ended September 30, 2006 include the accounts of Chartwell International, Inc., and the operations of our wholly owned subsidiaries Belville Mining Company, Inc. (“Belville”), Greater Ohio Resources, Inc. (“Greater Ohio”), Greater Hudson Resources, Inc. (“Greater Hudson”), Hudson Logistics, Inc. (“Hudson”), Hudson Logistics Loading, Inc. (“HLL”), Cranberry Creek Railroad, Inc., (“Cranberry Creek”) and Middletown and New Jersey Railway Company, Inc. (“MNJ”). The consolidated financial statements for the three months ended October 31, 2005 include the accounts of Chartwell International, Inc. and the operations of our wholly-owned subsidiaries Belville and E-Rail Logistics, Inc. (“E-Rail”). On April 1, 2006 we assigned all the assets and liabilities of E-Rail and transitioned its operations to Hudson. The corporate charter of E-Rail was surrendered on August 2, 2006. On May 12, 2006 we assigned all the assets and liabilities of Cranberry Creek to MNJ and began the process to surrender the corporate charter of Cranberry Creek. Inter-company accounts and transactions have been eliminated.
     Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates. Areas where significant estimation is involved include, but are not limited to the valuation of stock-based compensation.
     Revenue Recognition
          We generate revenue from solid waste transportation and disposal services and from rail transportation. The timing of our revenue recognition for solid waste transportation and disposal services depends on the type of service that we provide to our customers. We recognize revenue at our transload facility upon delivery by our customers of waste to our facilities. We recognize revenue for waste management services when we complete the delivery of waste to the site designated as part of our contract with the customer. Our credit terms for our transload facility are generally prepayment, cash on delivery or weekly payment. Our credit terms for waste management services are generally 15 to 30 days. We generate limited revenue from rail transportation and we recognize revenue on the completion of transportation across our short line railroad. Our credit terms are generally 15 to 30 days. We do not maintain reserves for potential credit losses in either solid waste disposal services or rail transportation as we have limited historical experience of credit losses and we have not incurred any losses since we began generating revenue in February 2006.

Chartwell International, Inc.
Notes to Interim Consolidated Financial Statements (continued)
September 30, 2006
(Unaudited)
     Note 1. Basis of Presentation and Accounting Policies (continued)
     Comprehensive Income
     Effective January 1, 1998, we adopted Statement of Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 131 established new rules for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of SFAS 130 had no affect on the accompanying financial statements, because we had and continue to have no other components of comprehensive income.
     Stock Based Compensation
     On February 8, 2006 our shareholders approved a stock based compensation plan (the “2006 Plan”) for the benefit of our employees, directors and other eligible parties. The 2006 Plan permits the granting of restricted stock and options of up to 9% of our outstanding common stock including common stock that is convertible from other securities. Effective with our current fiscal year that began on August 1, 2005, we adopted the accounting and disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments”.
     As part of adopting the modified prospective approach during the transitional period, the Company has implemented the modified prospective application for SFAS No. 123(R) that includes the determination of a one-time cumulative effect adjustment for the portion of stock options granted after December 15, 1994 that had not vested by July 31, 2005. No cumulative effect adjustment was required as the Company did not have any prior stock option grants outstanding nor did the Company have a stock based compensation plan.
     Recently Issued Accounting Pronouncements
     SFAS No. 123(R)
     In March 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment.” SFAS 123(R) amends SFAS No. 123, “Accounting for Stock-Based Compensation,” and APB Opinion 25, “Accounting for Stock Issued to Employees.” SFAS No.123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an Employee Stock Ownership Plan) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after March 15, 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after March 15, 2005. We adopted SFAS No. 123(R) effective with our fiscal year that began on August 1, 2005.
Note 2 — Description of Business
     We are a multi-industry holding company that was formed as a Nevada corporation in 1984. We, through our wholly-owned subsidiaries, are developing natural resources, rail-based transportation industries and related infrastructures. We are pursuing a growth strategy through successful acquisitions of assets, properties and access rights that can be synergistically combined and strategic relationships with those companies that focus on waste by rail services, rail transportation logistics, and disposal options, including landfill management.
     Until early 2005 our principal activity consisted of the oversight of investments, principally in College Partnership, Inc. On January 31, 2005, we transferred all assets and liabilities to our then wholly-owned subsidiary, Kingsley Capital, Inc. (“Kingsley”) and subsequently transferred all of our Kingsley stock to our then existing shareholders as a dividend effective March 3, 2005 effecting a spin-off of Kingsley. On March 23, 2005, in two separate but concurrent transactions, we sold 25,838,433 pre-split shares of our

Chartwell International, Inc.
Notes to Interim Consolidated Financial Statements (continued)
September 30, 2006
(Unaudited)
Note 2 — Description of Business (continued)
common stock to Imre Eszenyi in a private transaction for $200,000, which proceeds were used to pay off the promissory note issued previously to Kingsley, and our controlling affiliates sold an additional 19,161,567 pre-split shares of our common stock to Imre Eszenyi in a private transaction for $250,000.
     Since March 3, 2005 and following the discontinuation of our former operations and business, we changed our focus and strategic direction and pursued operations as a development stage company in the natural resources and rail-based transportation industries. Most of our activities during the period from March 3, 2005 to September 30, 2006 were dedicated to seeking acquisition targets with viable on-going operations, or acquisition of assets, properties and access rights that could be most synergistically combined and allow us to begin operations.
     On September 8, 2005, we acquired E-Rail, a development stage company with assets and minimal operations in the solid waste transportation and disposal industry. Because E-Rail was not deemed a business, the acquisition was treated as an acquisition of assets. The acquisition included E-Rail’s wholly-owned subsidiary, Belville, based in Ohio, which has significant interests and rights to over 9,600 acres of land and minerals in South-Central Ohio, a portion of which land we intend to permit for certain industrial uses. The property principally contains coal, clay and limestone. We are only beginning the permitting process, and cannot estimate at this time when operational use of the property will begin. In addition to permits, the site will require significant infrastructure improvements, which we are evaluating. Subsequent to the acquisition, E-Rail assigned the Belville shares to Chartwell so that it is functioning as one of our direct subsidiaries.
     On April 1, 2006, in an effort to better streamline operations, E-Rail assigned all of its assets and liabilities to Hudson. We surrendered the corporate charter of E-Rail on August 2, 2006.
     On April 26, 2006, we completed the acquisition of Cranberry Creek, a New Jersey corporation including its wholly-owned subsidiary, MNJ, that owns and operates a regional short-line railroad in Middletown, New York. MNJ owns and operates a regional short-line railroad headquartered and based in Middletown, New York. MNJ’s current operations are limited and we have begun capital improvements and are considering operational infrastructure alternatives to both increase the volume of activity on the railroad as well as integrating the railroad with our other developing operations.
     On May 12, 2006, in an effort to further simplify our corporate structure, we assigned all the assets and liabilities of Cranberry Creek to MNJ and began the process to surrender the corporate charter of Cranberry Creek.
     Founded in 1947, MNJ, headquartered in Middletown, New York has historically been an integral part of the growth of Orange County, New York. MNJ and its predecessors transported milk, milk products, livestock, feed and coal. As recently as in the mid 1980s, MNJ serviced a chemical and a fertilizer plant on its short-line. The business is currently serving Genpak, a national plastic packaging company and Orange & Rockland Utilities.
     On August 29, 2006, our wholly-owned subsidiaries, Hudson and HLL completed the acquisition of certain agreements from Steel Wheels Transport, LLC and Team G Loading, LLC, that they respectively held with New York and Greenwood Lake Railway Company, Inc. (“Greenwood”). One agreement is a Facility Capacity Agreement, which grants Hudson the right to utilize a guaranteed amount of capacity at Greenwood’s railroad at Dundee Yard in Passaic, New Jersey. The other agreement is a Railroad Car Loading Agreement, which grants HLL the exclusive right to perform loading of bulk materials to railcars at Greenwood’s railroad at Dundee Yard. As consideration for the assignment and assumption of these agreements Hudson and HLL paid an aggregate of $1,475,000 and agreed to either payoff or assume certain equipment loans and leases.
     We acquired the Facility Capacity Agreement and Railroad Car Loading agreements as part of our strategy to offer rail-based solid waste transportation and disposal services. Our initial plans for this location are to operate as a transload facility to attract truckers

Chartwell International, Inc.
Notes to Interim Consolidated Financial Statements (continued)
September 30, 2006
(Unaudited)
Note 2 — Description of Business (continued)
hauling construction and demolition debris to our site, where we will load the debris onto railway cars and ship the debris to landfill sites in Ohio owned and operated by third party providers. We began transload activities on this site on September 11, 2006.
     Our executive and administrative offices are based in Morristown, New Jersey.
Note 3 — Acquisitions
E-Rail Logistics, Inc.
     On September 8, 2005, we acquired E-Rail, a development stage company with assets and minimal operations in the solid waste disposal industry. The acquisition included E-Rail’s wholly-owned subsidiary, Belville based in Ohio which has significant interests and rights to over 9,600 acres of land and minerals in Ohio, a portion of which we intend to permit for certain industrial and commercial uses.
     Pursuant to SEC Regulation S-X Rule 3-05 and 11-01 and ETIF 98-3: Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, we determined that the acquisition did not constitute a business combination. E-Rail lacked almost all the significant elements to constitute a “business” at the time of the acquisition, was in the development stage and had not commenced planned principal operations. As such, the transaction is treated as an acquisition of assets.
The purchase price included:

Cash	$2,867,000
1,201,981 shares of common stock @$1.50 per share	1,803,000
Assumption of debt	1,822,000

Total purchase price:	$6,492,000

     The total purchase price was allocated to the assets acquired as follows:

Cash	$26,000
Other Assets	5,000
Property and Equipment	108,000
Land	1,008,000
Mineral Rights	1,606,000
Option for Mineral Rights	3,739,000

Total Assets Acquired	$6,492,000

     On March 15, 2006, the original purchase price of $9,165,000 was reduced as part of the settlement of a lawsuit, involving a claim by a former member or creditor of E-Rail. The reduced purchase price included the return of some property and equipment acquired and its associated debt and the reduction of common shares issued to selling shareholders partially offset by additional cash payments.
     Determination of the purchase price of the acquisition and corresponding allocation of the purchase price to the net assets included the following:
     Fair value of our common stock issued was determined by our Board of Directors based on market conditions, including an independent assessment by a reputable firm specializing in such matters.
     Accounts payable and accrued liabilities assumed were recorded at the carrying value at the date of the acquisition, which our management believes, reflected the fair value.

Chartwell International, Inc.
Notes to Interim Consolidated Financial Statements (continued)
September 30, 2006
(Unaudited)
Note 3 — Acquisitions (continued)
     Promissory notes assumed in the acquisition were valued at the present value of the minimum payments required to be paid under the notes at 11% which our management believes fairly reflect our current accessible borrowing rate based on recent proposals for debt financing.
     Cash, other assets, and property and equipment were recorded at the carrying value at the date of the acquisition, which our management believes reflected the fair value.
     Our management believes that at the date of the acquisition the book value of the land, mineral rights and mineral rights under option as reported by the acquired company does not reflect fair value. To establish fair value, we received an independent appraisal of the land and a portion of the mineral rights owned prior to the close of the transaction. Additionally, we conducted a reserve analysis and obtained a lease proposal to mine our minerals. Our management determined the fair value of the land, mineral rights and mineral rights under option based on the appraisal, analysis and proposal, and allocated the excess purchase price to the land, mineral rights and mineral rights under option on a pro-rata basis. As a result of the purchase price reduction that occurred on March 15, 2006, the net reduction after accounting for the reduction of property and equipment and its associated debt was applied on a pro-rata basis to the mineral rights and mineral rights under option. Following an analysis of other contracts and rights acquired, our management determined that there was no additional value that should be allocated from the excess purchase price to those other contracts and rights.
Cranberry Creek Railroad, Inc.
     On April 26, 2006, we completed the acquisition of 100% of the outstanding common shares of Cranberry Creek. Cranberry Creek’s primary asset is its wholly-owned subsidiary MNJ which owns and operates a regional short-line railroad located in Middletown, New York. The acquisition price of $2,230,000 includes $1,730,000 paid in cash and a convertible note payable in the amount of $500,000. We completed the purchase of the first 66 2/3% of Cranberry Creek’s outstanding common shares on February 10, 2006 and we have used this date for the purposes of valuation and the commencement of the inclusion of the results of operations in Chartwell. MNJ consists of approximately 14.6 miles of rail track (approximately 2 miles of the track is in usable condition) that run from Middletown, New York south to the New Jersey state border and several parcels of land in Orange County, New York for a total of approximately 138 acres. The MNJ interchanges with Norfolk Southern Corporation’s railroad at its northern end.
     The table below presents the balances of each major asset and liability caption of Cranberry Creek as of the acquisition date. We determined the allocation of the purchase price of Cranberry based on the following:
     Cash, accounts receivable, accounts payable and accrued liabilities were recorded at the carrying value at the date of the acquisition, which our management believes reflected the fair value.
     Our management believes that at the date of the acquisition, the book value of the land, property and equipment as reported by Cranberry Creek does not reflect its fair value. To establish fair value, we received an independent appraisal of the land, property and equipment based on the closing date or our acquisition. Our management determined the fair value of the land, property and equipment based on the appraisal and allocated the excess purchase price to the land, property and equipment on a pro-rata basis.

February 10, 2006
Cash	$56,000
Accounts receivable	2,000
Land	726,000
Property and equipment	1,524,000
Accounts payable and accrued liabilities	(78,000)

Purchase price	$2,230,000

Chartwell International, Inc.
Notes to Interim Consolidated Financial Statements (continued)
September 30, 2006
(Unaudited)
Note 4 — Capacity and Loading Rights
     On August 29, 2006, our wholly-owned subsidiaries, Hudson and HLL, completed the acquisition of certain agreements from Steel Wheels Transport, LLC and Team G Loading, LLC, that they respectively held with Greenwood. One agreement is a Facility Capacity Agreement, which grants Hudson the right to utilize a guaranteed amount of capacity at Greenwood’s railroad at Dundee Yard in Passaic, New Jersey. The other agreement is a Railroad Car Loading Agreement, which grants HLL the exclusive right to perform loading of bulk materials to railcars at Greenwood’s railroad at Dundee Yard. As consideration for the assignment and assumption of these agreements, Hudson and HLL paid an aggregate of $1,475,000. Additionally, we incurred approximately $29,000 in legal fees bringing our capitalized cost of the capacity and loading rights to $1,504,000. We further agreed to either payoff or assume certain equipment loans and leases. We began operations under the capacity and loading agreements in Passaic, New Jersey on September 11, 2006.
     We are amortizing the capacity and loading rights over a ten-year period on a straight line basis. We have recorded $13,000 of amortization expense for the three-month period ending September 30, 2006 and the accumulated amortization of capacity and loading rights at September 30, 2006 was $13,000. The amortization expense to be recorded for the fiscal year ending June 30, 2007 will be $125,000 and will be $151,000 each year for the subsequent four fiscal years.
Note 5 — Notes Payable
     On September 8, 2005, in connection with our acquisition of E-Rail, we assumed five promissory notes with a face value of $1,823,000 bearing interest at rates between 5.5% to 6.5% per annum secured by land and equipment owned by our Belville subsidiary and payable over two to five years in monthly installments of principal and interest. The promissory notes were recorded with a value of $1,636,000 which our management believes fairly represents the present value of minimum payments required to be paid under the notes with an interest rate of 11% per annum based on our current accessible borrowing rate based on recent proposal for debt financing on comparable assets. As of September 30, 2006 the outstanding balances were $1,304,000 of which $317,000 are due in one year or less.
     On February 15, 2006, we issued a $500,000 convertible note payable to a selling shareholder of Cranberry Creek in connection with our acquisition. The note bears interest at the rate of 8% per annum, is due on February 15, 2008, interest is payable quarterly, and the principal balance plus any accrued interest can be converted into our common stock at rate of $3.165 per share at any time. At September 30, 2006, the balance of the note payable plus accrued interest was $500,000 and there was $5,000 of accrued interest.
     On March 15, 2006, we issued a $1,000,000 convertible note payable to an accredited private investor. The note bears interest at the rate of 6% per annum, is due on March 15, 2009, interest accrues until the note is repaid or converted, and the principal balance plus any accrued interest can be converted into our common stock at rate of $2.00 per share at any time. At September 30, 2006, the balance of the note payable plus accrued interest was $1,033,000.
     On April 30, 2006, we issued a $3,000,000 secured convertible note payable to an accredited foreign private investor. The note bears interest at the rate of 10% per annum, is due on April 30, 2012, interest is payable monthly, is secured by our railway flatbed cars, and the principal balance plus any accrued interest can be converted into our common stock at rate of $2.30 per share at any time. At September 30, 2006, the balance of the note payable was $3,000,000 and there was no accrued interest.
     On September 14, 2006, we executed a secured note payable for $47,000 with Foley Equipment in connection was the purchase of equipment for our waste transload facility. The note bears no interest, is payable in 36 monthly principal installments of $1,315, and is secured by the equipment purchased. At September 30, 2006, the balance of the note payable was $47,000.
     Our 2006 Equity Incentive Plan (the “2006 Plan”) was approved by shareholders on February 8, 2006, and permits the granting of up to 9% of our outstanding shares of common stock and the number of common shares issuable from convertible securities or 1,428,534 shares to employees and directors. Stock option awards are granted with an exercise price that is generally equal to or greater than the market price of our common stock on the date of the grant. The options vest generally over a range of two to four years and expire five years after the grant date. Stock options under the 2006 Plan provide for accelerated vesting if there is a change in control (as defined by the 2006 Plan).

Chartwell International, Inc.
Notes to Interim Consolidated Financial Statements (continued)
September 30, 2006
(Unaudited)
Note 6 — Equity
     Stock Options
     Our 2006 Equity Incentive Plan (the “2006 Plan”) was approved by shareholders on February 8, 2006, and permits the granting of up to 9% of our outstanding shares of common stock and the number of common shares issuable from convertible securities or 1,389,689 shares to employees and directors. Stock option awards are granted with an exercise price that is generally equal to or greater than the market price of our common stock on the date of the grant. The options vest generally over a range of two to four years and expire five years after the grant date. Stock options under the 2006 Plan provide for accelerated vesting if there is a change in control (as defined by the 2006 Plan).
     The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and factors in an estimated forfeiture based on management assessment of historical employee termination experience as well as estimates of future terminations where historical information is limited. The Black-Scholes option-pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based the U.S. Treasury Bill rate with a maturity based on the expected life of the options and on the closest day to an individual stock option grant. Dividend rates are based on our dividend history. The stock volatility factor is based on up to the past three years of market prices of our common stock. The expected life of an option grant is based on its vesting period. The fair value of each option grant is recognized as compensation expense over the expected life of the option on a straight line basis.
     During the three-month period ended September 30, 2006 and the three-month-period October 31, 2005 we did not grant any stock options to our employees or directors.
     The following table summarizes information about stock option transactions for the period shown:

Three Month Period Ended September 30, 2006
Weighted Average
All Options	Shares	Exercise Price
Outstanding at beginning of period	350,000	$2.83
Options granted	—	—
Options forfeited	—	—
Options expired	—	—
Options exercised	—	—
Outstanding at end of period	350,000	$2.83

Exercisable at end of period	—	$—

Three Month Period Ended
September 30, 2006
Weighted Average
Non-vested Options	Shares	Exercise Price
Non-vested at beginning of period	350,000	$2.83
Options granted	—	—
Options forfeited	—	—
Options expired	—	—
Options vested	—	—

Non-vested at end of period	350,000	$2.83

     The weighted average remaining contractual lives of the options outstanding and options exercisable at September 30, 2006, were 4.5 years and 0.0 years respectively.
     We recorded $34,000 of compensation expense for employee stock options during the three month period ending September 30, 2006. At September 30, 2006 there was a total of $228,000 of unrecognized compensation costs related to non-vested share-based compensation arrangements under the 2006 Plan. The cost is expected to be recognized over a weighted average period of 1.8 years. The total fair value of shares vested during the three month period ended September 30, 2006 was approximately $0.

Chartwell International, Inc.
Notes to Interim Consolidated Financial Statements (continued)
September 30, 2006
(Unaudited)
Note 7 — Related Party Transactions
On March 15, 2006, we entered into a two-year management advisory agreement with Orchestra Finance, LLP, whereby Orchestra would provide management and financial advisory services to us for a monthly fee of $10,000 retroactive to January 1, 2006. As of September 30, 2006, we reported $30,000 due to Orchestra for consulting and financing placement fees under the agreement.
     We paid $0 in cash for legal services to a law firm, during the three months ended September 30, 2006, at which a director of ours is a shareholder. As of September 30, 2006, we reported $24,000 due to this same firm for legal services.
     We also reimbursed officers and directors for approved business expenses incurred in the ordinary course of business and in accordance with our expense reimbursement policy.
Note 8 — Contingencies and Commitments
     Legal Proceedings
     In the normal course of operations, we may have disagreements or disputes with employees, vendors or customers. These disputes are seen by our management as a normal part of business, and there are no currently pending actions or no threatened actions that management believes would have a significant material impact on our financial position, results of operations or cash flows.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     The Company has adopted provisions in its Amended and Restated Articles of Incorporation that limit the liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes under the laws of the State of Nevada. Nevada law provides that directors of a company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for liability for acts or omissions involving intentional misconduct, fraud or a knowing violation of the law.
     The Company’s Amended and Restated Bylaws also provide that the Company will indemnify its directors, officers, employees and other agents against liabilities and expenses incurred in the performance of their duties to the fullest extent permitted by Nevada law. Under Nevada law, Nevada corporations may indemnify directors, officers and agents against liabilities and expenses incurred in the performance of their duties.
     We believe that the limitation of liability provision in our Amended and Restated Articles of Incorporation and the indemnification provision in our Amended and Restated Bylaws will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the Selling Stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$6,125.94
Printing and engraving expenses	$2,000.00
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$30,000.00
Transfer agent and registrar fees	$0
Fees and expenses for qualification under state securities laws	$11,890.00
Engineering fees	$0
Federal taxes	$0
State taxes	$0
Miscellaneous	$0

Total	$55,015.94

RECENT SALES OF UNREGISTERED SECURITIES
     On July 30, 2005, the Company completed a private placement of 7,349,667 shares of restricted common stock at a purchase price of $1.50 per share. As of October 31, 2005, the Company sold 6,611,281 shares of common stock with signed subscriptions for the remaining 738,386 shares to be issued, subject to a 5% limitation on ownership. With the exception of several U.S. investors, most of the investors participating in the private placement were non-U.S. persons and were not in the U.S. at the time of offer and sale of the common stock. The shares of common stock were offered and sold by the Company in reliance on Section 506 of Regulation D and/or Regulation S of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On September 8, 2005, the Company issued in the aggregate 3,100,000 shares of its restricted common stock at a price per share of $1.50 to Rail Waste Holdings, LLC for all the issued and outstanding shares of E-Rail Logistics, Inc. (“E-Rail”) pursuant to the terms of an Agreement and Plan of Merger between the Company and E-Rail. The Company held-back 300,000 shares for a period of 12 months from the effective date of the merger to set-off against any claims and liabilities arising from the breach of any of E-Rail’s representations, warranties and covenants in the Agreement and Plan of Merger. In addition, the Company, through E-Rail, assumed obligations totaling approximately $4.25-million, which includes a cash payment of approximately $2.32-million and promissory notes and corresponding mortgages in the aggregate amount of $1.82-million associated with the Belville Mining Company, Inc., which is a wholly owned subsidiary of E-Rail. The shares of common stock were offered and sold by the Company in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On September 8, 2005, the Company issued 300,000 shares of its restricted common stock at a price per share of $1.50 and paid $275,000 in cash to Peter J. Pinto to acquire all right, title and interest to a secured promissory note issued by Minerva Enterprises, Inc. to Rail Waste Holdings, LLC (in which Mr. Pinto is a principal member) in the principal amount of $600,187.58 dated as of January 10, 2005 (the “Note”), and an open end mortgage on real property owned by Minerva Enterprises, Inc. granted to Rail Waste Holdings, LLC as security interest for the Note (the “Mortgage Lien”). The shares shall be placed in escrow and will be released January 1, 2006 subject to vesting conditions and the Company’s right of redemption for a remaining repurchase price of $275,000. The shares of common stock were offered and sold by the Company in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On September 9, 2005, the Company completed a private placement of 100,000 shares of restricted common stock at a purchase price of $1.75 per share to a U.S. investor. The shares of common stock were offered and sold by the Company in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On February 14, 2006, the Company completed the acquisition of two-thirds of the outstanding capital stock of Cranberry Creek Railroad, Inc. for $1,650,000. The purchase price consisted of (i) a cash payment of $1,150,000 and (ii) the issuance of two-year convertible promissory notes in the aggregate amount of $500,000 at approximately eight percent (8%) annual interest rate, convertible into 158,000 shares of common stock of the Company at the end of the term of the note at a price per share of $3.165. Interest on the note shall be payable quarterly beginning May 15, 2006 at a rate of two percent (2%) of the principal outstanding balance on each respective payment due date. The convertible securities were offered and sold by the Company in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On March 15, 2006, the Company issued a convertible promissory note in the principal amount of $1,000,000 to Chris Gordon. The note is convertible, at the option of Mr. Gordon into shares of common stock of the Company at $2.00 per share. Additionally, the Note bears 6% interest and, if not converted by Mr. Gordon or repaid by the Company, is due on March 15, 2009. The convertible securities were offered and sold by the Company in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On March 15, 2006, the Company completed a private placement of 130,000 shares of restricted common stock at a purchase price of $2.70 per share to a foreign investor. The shares of common stock were offered and sold by the Company in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to foreign “accredited” investors.
     On April 30, 2006, the Company issued a secured convertible promissory note in the principal amount of $3,000,000 to Faisal A Alhegelan. The note is convertible, at the option of Mr. Alhegelan into shares of common stock of the Company at $2.30 per share. Additionally, the Note bears 10% interest and, if not converted by Mr. Alhegelan or repaid by the Company, is due on April 30, 2012. The principal and interest due under the Note are secured by certain railcars owned by the Company. The convertible securities were offered and sold by the Company in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to foreign “accredited” investors.
     On November 29, 2006, the Company completed a private placement of 120,000 shares of restricted common stock at a purchase price of $2.50 per share to foreign investors. The shares of common stock were offered and sold by the Company in reliance on Regulation S of the Securities Act, and comparable exemptions for sales to foreign “accredited” investors.
     On November 29, 2006, the Company entered into its standard Note Purchase Agreement with certain foreign accredited investors (“Holders”) and issued convertible promissory notes in the aggregate principal amount of $250,000. The notes are convertible, at the option of the Holders into shares of common stock of the Company at $3.00 per share. Additionally, the notes bear 7.75% interest, and if not converted by the Holders or repaid by the Company, are due on May 23, 2012. The convertible securities were offered and sold by the Company in reliance on Regulation S of the Securities Act, and comparable exemptions for sales to foreign “accredited” investors.

     All the above offers, issuances and sales were made to accredited investors as defined in Rule 501(a) under the Securities Act, no general solicitation was made by the Company or any person acting on our behalf; the securities sold were subject to transfer restrictions, and the certificates for those shares contained an appropriate legend stating they had not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.
EXHIBITS

Exhibit Number	Name
3.1(1)	Amended and Restated Articles of Incorporation

3.2(1)	Amended and Restated By-laws

5.1(8)	Opinion of Bullivant, Houser & Bailey, P.C.

10.2(2)	Purchase and Sale Agreement with Railway & Industrial Services, Inc.

10.3(3)	Securities Purchase Agreement

10.4(4)	Letter of Understanding with Rail Waste Holdings, LLC

10.5(5)	Share Purchase Agreement

10.6(7)	Agreement and Plan of Merger dated September 8, 2005

10.7(7)	Stock Issuance Agreement dated September 8, 2005

10.8(8)	Advisory Agreement dated August 1, 2005

10.9(8)	Restricted Stock Award Agreements dated September 14, 2005

10.10(9)	Settlement Agreement dated November 16, 2005

10.11(10)	Employment Separation Agreement dated December 1, 2005

10.12(11)	Employment Agreement dated December 5, 2005

10.13(12)	Contract of Sale of Stock dated December 30, 2005

10.14(12)	Asset Purchase Agreement dated December 30, 2005

10.15(13)	Settlement Agreements dated March 15, 2006

10.16(13)	Advisory Agreement dated March 15, 2006

10.17(13)	Employment Separation Agreements dated March 15, 2006

10.18(14)	Note Purchase Agreement and Note dated March 15, 2006

10.19(14)	Securities Purchase Agreement dated March 15, 2006

10.20(15)	Contract of Sale of Stock dated April 26, 2006

10.21(15)	Note Purchase Agreement and Note dated April 30, 2006

10.22(16)	Assignment, Assumption and Novation Agreement dated August 24, 2006

10.23(17)	Lease Agreement with TOA Reinsurance Company of America dated June 14, 2006

Exhibit Number	Name
10.24(17)	Redemption and Stock Purchase Agreement between Thomas J. Belville, Robert E. Belville, E-Rail Logistics, Inc. and Belville Mining Company dated July 11, 2005

10.25(17)	Amendment to Redemption and Stock Purchase Agreement between Thomas J. Belville, Robert E. Belville, E-Rail Logistics, Inc. and Belville Mining Company dated September 2, 2005

14.1(6)	Code of Ethics

21.1	Middletown and New Jersey Railway Company, Inc., a New York corporation; Hudson Logistics, Inc., a Delaware corporation; Hudson Logistics Loading, Inc., a Delaware corporation; Greater Hudson Resources, Inc., a Delaware corporation; Belville Mining Company, Inc., an Ohio corporation; Greater Ohio Resources, Inc., an Ohio corporation.

23.1(8)	Consent of Bullivant, Houser & Bailey, P.C. (filed as part of Exhibit 5)

23.2	Consent of Perrin Accounting, P.C., Independent Registered Public Accounting Firm

23.3	Consent of Ronald R. Chadwick, P.C., Independent Registered Public Accounting Firm

23.4	Consent of Urish & Popeck Co., LLC, Independent Registered Public Accounting Firm
Footnotes to Exhibits Index

(1)	Incorporated by reference to Form 8-K dated June 27, 2005.

(2)	Incorporated by reference to Form 8-K dated July 11, 2005.

(3)	Incorporated by reference to Form 8-K dated July 8, 2005.

(4)	Incorporated by reference to Form 8-K dated April 20, 2005.

(5)	Incorporated by reference to Form 8-K dated March 23, 2005.

(6)	Incorporated by reference to Form 8-K dated November 21, 2006.

(7)	Incorporated by reference to Form 8-K and 8-K/A dated September 13 and September 14, 2005.

(8)	Previously filed.

(9)	Incorporated by reference to Form 8-K dated November 21, 2005.

(10)	Incorporated by reference to Form 8-K dated December 6, 2005.

(11)	Incorporated by reference to Form 8-K dated December 8, 2005.

(12)	Incorporated by reference to Form 8-K dated January 6, 2006.

(13)	Incorporated by reference to Form 8-K dated March 17, 2006.

(14)	Incorporated by reference to Form 8-K dated March 20, 2006.

(15)	Incorporated by reference to Form 8-K dated May 2, 2006.

(16)	Incorporated by reference to Form 8-K dated August 24, 2006.

(17)	Incorporated by reference to Form 10-KSB dated September 27, 2006.
UNDERTAKINGS
The undersigned registrant hereby undertakes to:
     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement; and
          (iii) Include any additional or changed material information with respect to the plan of distribution.
     (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
     (4) For determining liability of the undersigned small business issuer under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities, provided by or on behalf of the undersigned small business issuer; and
          (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in Charleston, West Virginia.

CHARTWELL INTERNATIONAL INC., a Nevada Corporation
Dated: January 16, 2007	/s/ Imre Eszenyi
Mr. Imre Eszenyi, Acting President and Vice President
(Principal Executive Officer) and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

/s/ Imre Eszenyi	Dated: January 16, 2007
Mr. Imre Eszenyi, Chairman and Acting
President and Vice President

*	Dated: January 16, 2007
Mr. Charles Srebnik, Director,
Chairman of the Audit Committee

*	Dated: January 16, 2007
Mr. David Adams, Director, Secretary

Dated: January 16, 2007
/s/ Paul Biberkraut Mr. Paul Biberkraut, Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

*By:	/s/ Imre Eszenyi

	Imre Eszenyi, Attorney-in-Fact	Dated: January 16, 2007

EXHIBIT INDEX

Exhibit Number	Name
3.1(1)	Amended and Restated Articles of Incorporation

3.2(1)	Amended and Restated By-laws

5.1(8)	Opinion of Bullivant, Houser & Bailey, P.C.

10.2(2)	Purchase and Sale Agreement with Railway & Industrial Services, Inc.

10.3(3)	Securities Purchase Agreement

10.4(4)	Letter of Understanding with Rail Waste Holdings, LLC

10.5(5)	Share Purchase Agreement

10.6(7)	Agreement and Plan of Merger dated September 8, 2005

10.7(7)	Stock Issuance Agreement dated September 8, 2005

10.8(8)	Advisory Agreement dated August 1, 2005

10.9(8)	Restricted Stock Award Agreements dated September 14, 2005

10.10(9)	Settlement Agreement dated November 16, 2005

10.11(10)	Employment Separation Agreement dated December 1, 2005

10.12(11)	Employment Agreement dated December 5, 2005

10.13(12)	Contract of Sale of Stock dated December 30, 2005

10.14(12)	Asset Purchase Agreement dated December 30, 2005

10.15(13)	Settlement Agreements dated March 15, 2006

10.16(13)	Advisory Agreement dated March 15, 2006

10.17(13)	Employment Separation Agreements dated March 15, 2006

10.18(14)	Note Purchase Agreement and Note dated March 15, 2006

10.19(14)	Securities Purchase Agreement dated March 15, 2006

10.20(15)	Contract of Sale of Stock dated April 26, 2006

10.21(15)	Note Purchase Agreement and Note dated April 30, 2006

10.22(16)	Assignment, Assumption and Novation Agreement dated August 24, 2006

10.23(17)	Lease Agreement with TOA Reinsurance Company of America dated June 14, 2006

10.24(17)	Redemption and Stock Purchase Agreement between Thomas J. Belville, Robert E. Belville, E-Rail Logistics, Inc. and Belville Mining Company dated July 11, 2005

10.25(17)	Amendment to Redemption and Stock Purchase Agreement between Thomas J. Belville, Robert E. Belville, E-Rail Logistics, Inc. and Belville Mining Company dated September 2, 2005

Exhibit Number	Name
14.1(6)	Code of Ethics

21.1	Middletown and New Jersey Railway Company, Inc., a New York corporation; Hudson Logistics, Inc., a Delaware corporation; Hudson Logistics Loading, Inc., a Delaware corporation; Greater Hudson Resources, Inc., a Delaware corporation; Belville Mining Company, Inc., an Ohio corporation; Greater Ohio Resources, Inc., an Ohio corporation.

23.1(8)	Consent of Bullivant, Houser & Bailey, P.C. (filed as part of Exhibit 5)

23.2	Consent of Perrin Accounting, P.C., Independent Registered Public Accounting Firm

23.3	Consent of Ronald R. Chadwick, P.C., Independent Registered Public Accounting Firm

23.4	Consent of Urish & Popeck Co., LLC, Independent Registered Public Accounting Firm
Footnotes to Exhibits Index

(1)	Incorporated by reference to Form 8-K dated June 27, 2005.

(2)	Incorporated by reference to Form 8-K dated July 11, 2005.

(3)	Incorporated by reference to Form 8-K dated July 8, 2005.

(4)	Incorporated by reference to Form 8-K dated April 20, 2005.

(5)	Incorporated by reference to Form 8-K dated March 23, 2005.

(6)	Incorporated by reference to Form 8-K dated November 21, 2006.

(7)	Incorporated by reference to Form 8-K and 8-K/A dated September 13 and September 14, 2005.

(8)	Previously filed.

(9)	Incorporated by reference to Form 8-K dated November 21, 2005.

(10)	Incorporated by reference to Form 8-K dated December 6, 2005.

(11)	Incorporated by reference to Form 8-K dated December 8, 2005.

(12)	Incorporated by reference to Form 8-K dated January 6, 2006.

(13)	Incorporated by reference to Form 8-K dated March 17, 2006.

(14)	Incorporated by reference to Form 8-K dated March 20, 2006.

(15)	Incorporated by reference to Form 8-K dated May 2, 2006.

(16)	Incorporated by reference to Form 8-K dated August 24, 2006.

(17)	Incorporated by reference to Form 10-KSB dated September 27, 2006.